EXHIBIT 1

13 February 2025 – Press Release/Preliminary Results

British American Tobacco p.l.c.

Preliminary results for the year ended 31 December 2024

A BETTER TOMORROW

Building a Smokeless World

Tadeu Marroco, Chief Executive

"We are committed to Building a Smokeless World and becoming a predominantly Smokeless business by 2035. I am confident that we have the right strategy, science, innovation, breadth of capabilities and people to achieve this ambition and deliver long-term sustainable value for all our stakeholders.

2024 was an investment year with delivery in line with our guidance. We continued our transformation this year, adding 3.6 million adult consumers (to a total of 29.1 million) of our Smokeless products, which now account for 17.5% of Group revenue, an increase of 1.0 ppts vs FY23.

Our performance has accelerated in the second half, driven by the phasing of New Categories innovation and the benefits of investment in U.S. commercial actions, together with the unwind of related wholesaler inventory movements.

Our focus on Quality Growth delivered better returns on more targeted investments across all three New Categories, and our prioritisation and focus is already transforming our business performance in Europe. We made further progress on increasing profitability across New Categories, and I am particularly pleased with our performance in Modern Oral.

In the U.S., our targeted investments have strengthened the business, despite a challenging macro-economic backdrop and a growing presence of illicit single-use vapour products. Through our commercial actions, we started to improve our performance with sharper execution and we are opening up untapped growth opportunities, particularly related to Modern Oral. We have achieved another strong performance in AME and APMEA, with their combined results delivering in line with our mid-term algorithm.

We are making good progress and while there is still more to do, I am certain that the investment actions taken in 2024 are the right way forward for BAT. Our foundations are strong and we will continue to reward shareholders through our strong cash returns, including our progressive dividend and sustainable share buy-back.

In 2025, while we expect significant regulatory and fiscal headwinds in Bangladesh and Australia to impact our combustibles performance, I am confident that we will progressively build on our delivery as we shift from investment to deployment and we remain committed to returning to our mid-term guidance of 3-5% revenue and 4-6% adjusted profit from operations* growth on a constant currency in 2026."

Summary

- **Revenue down 5.2%,** driven by the sale of our businesses in Russia and Belarus in September 2023 and translational FX headwinds
- **Organic revenue up 1.3%** (at constant rates), driven by New Categories revenue up 8.9%
- **Total combustibles organic revenue increased 0.1%** (at constant rates), as organic price/mix of +5.3% was offset by 5.2% lower volume
- **Reported profit from operations of £2,736m** (2023: loss of £15,751m) with 2024 including a provision of £6.2 billion in respect of the proposed settlement in Canada, while 2023 was negatively impacted by one-off impairment charges largely in the U.S.
- **Adjusted organic profit from operations up 1.4%** (at constant rates), driven by AME and APMEA
- **New Categories contribution increased by £251 million** on an adjusted organic, constant FX basis, with category contribution margin now at 7.1%, an increase of 7.1 ppts on 2023
- **Reported diluted EPS at 136.0p; adjusted organic diluted EPS up 3.6%** (at constant rates)
- **Free cash flow of £7,901 million;** adjusted net debt / adjusted EBITDA down 0.13x to 2.44x (down 0.3x at constant rates)
- **Dividend growth of 2.0% to 240.24p - with £900 million share buy-back planned in 2025**
- **Continued Sustainability progress** - launched Omni™, a major global initiative to help in making a Smokeless World a reality

Performance highlights		Reported		Adjusted[2]	Adjusted[2] Organic[3]
For year ended 31 December 2024	Current rates	vs 2023 (current)	Current rates	vs 2023 (constant)	vs 2023 (constant)
Cigarette and HP volume share		+10 bps			
Cigarette and HP value share		-30 bps			
Consumers of Smokeless products[1]	**29.1m**	+3.6m			
Revenue (£m)	**£25,867m**	-5.2%	**£25,867m**	-0.5%	+1.3%
Revenue from New Categories (£m)	**£3,432m**	+2.5%	**£3,432m**	+6.1%	+8.9%
Smokeless revenue as a % of total revenue (%)			**17.5%**	+1.0 ppts	
Profit from operations (£m)	**£2,736m**	n/m	**£11,890m**	-0.2%	+1.4%
Adjusted gross profit growth (%)				+0.5%	+2.2%
Category contribution - New Categories (£m)			**£249m**	n/m	n/m
Category contribution margin - New Categories (%)**			**7.1%**	+6.6 ppts	+7.1 ppts
Operating margin (%)	**+10.6%**	68.3 ppts	**+46.0%**	+10 bps	flat
Diluted earnings per share (pence)	**136.0p**	n/m	**362.5p**	+1.7%	+3.6%
Net cash generated from operating activities (£m)	**£10,125m**	-5.5%			
Free cash pre-dividend (£m)			**£7,901m**	-5.5%	
Cash conversion (%)	**+370%**	+438 ppts	**+101%**	30 bps	
Borrowings including lease liabilities (£m)	**£36,950m**	-7.0%			
Adjusted net debt to adjusted EBITDA ratio			**2.44x**	-0.13x	
Dividend per share (pence)	**240.24**	+2.0%			

The use of non-GAAP measures, including adjusting items and constant currencies, are further discussed from page 49, with reconciliation from the most comparable IFRS measure provided. Notes: 1. Internal estimate, see page 43 for a discussion on the revision to prior estimates. 2. See page 29 for discussion on adjusting items. 3. Organic measures exclude the performance of businesses sold (including the Group's Russian and Belarusian businesses) or acquired, or that have an enduring structural change impacting performance that may significantly affect the users' understanding of the Group's performance in the current and comparator periods to ensure like-for-like assessment across all periods.

* Due to the uncertainty around the timing of any settlement in Canada, the Group will present certain measures excluding the profit earned from ITCAN (except for New Categories) for 2025, with 2024 comparatives rebased accordingly. Please refer to page 18. ** measure presented at constant rates only. n/m refers to movements that are not meaningful as prior year was a loss.

1

Our medium-term growth algorithm Soraya Benchikh, Chief Financial Officer "I am delighted to present my first full-year results as the Chief Financial Officer. I am confident that we will deliver on our financial ambitions, and I share the passion and conviction of our people to Build a Smokeless World. I am also committed to ensuring our transformation will maximise returns for our shareholders. In order to achieve this, our key financial focus areas are: – Fuelling our transformation by maximising sustainable value from combustibles, using our scale and efficiencies to release cash; – Deploying capital in a disciplined and targeted manner in the largest profit pools, with a focus on return on investment; – Strengthening our financial position by reducing debt, providing us with greater financial resilience; – A balanced capital allocation approach, prioritising our transformation while delivering a progressive dividend; and – Maintaining a sustainable share buy-back programme. We aim to drive performance using KPIs across our business units - ensuring we create shareholder value throughout the Group. We are already seeing results and expect to progressively improve our performance in 2025 and return to our medium-term algorithm of 3-5% revenue and 4-6% adjusted profit from operations growth* on a constant currency basis by 2026*. Our algorithm is built around five key pillars, with 2024 highlights below: 1. Drive quality revenue growth We are committed to maximising sustainable value from our combustibles business while driving growth in our New Categories through innovation and premiumisation. – Revenue was down 5.2%, due to the sale of our businesses in Russia and Belarus in 2023 and translational FX headwinds. – Combustibles pricing remained robust with Group organic price/mix of +5.3% in 2024. However, excluding the impact of currency, our reported combustibles revenue was down 1.6%. This was driven by lower combustibles volume (down 9.0%) largely due to the impact of the sale of our businesses in Russia and Belarus partway through 2023 and the challenging market in the U.S., where volume was 10.1% lower. On an organic, constant rate basis, combustibles revenue was largely in line with the prior year (marginally up 0.1%). – New Categories organic revenue was up 8.9% (at constant rates) with revenue growth across all three regions. 2. Increase adjusted gross profit We are focused on continuing to expand our adjusted gross profit through revenue growth management and scale benefits. – Total adjusted organic gross profit at constant rates, grew by £396 million, an increase of 2.2% compared to 2023. – Our combustibles portfolio has remained resilient, with adjusted organic gross profit marginally higher (up 0.3% at constant rates). – Our New Categories business is the main driver of Group growth, delivering improvement in the last four years. This momentum continued in 2024 with an increase in adjusted gross profit of 19.8% (on an organic basis at constant rates), driven by volume growth, revenue growth management and cost optimisation. 3. Accelerate New Category contribution We will continue to invest in our transformation and focus on the right opportunities in key growth areas - evaluating spend effectiveness to maximise returns, freeing up resources for growth and incremental profit. – In 2024, we increased New Category contribution by £251 million (at organic constant rates), with New Category contribution margin reaching 7.1%, up 7.1 ppts. 4. Generate sustainable adjusted profit from operations growth We are committed to disciplined cost management and continue to explore opportunities to optimise our footprint. – Adjusted organic profit from operations was up 1.4% (at constant rates) in 2024. This is supported by strict cost management. In 2024, we delivered savings of £402 million to largely offset the impact of 6.5% (or £387 million) inflation on our cost base mainly due to higher leaf prices (impacted by adverse weather conditions) and manufacturing costs (labour and utilities). We have committed to deliver cost savings of over £1.2 billion in the three years to 2025 (with over 70% delivered to date) and an additional £2 billion from 2026 to 2030. 5. Deliver in excess of £50 billion of free cash flow (2024-2030) BAT is a highly cash generative company. We have delivered 100% operating cash conversion over the last five years, with 101% conversion in 2024, well ahead of our 90% target. In 2024, the Group generated £7.9 billion of free cash flow before dividends. In 2025, we will face challenges including FII GLO repayments and potential settlement payments in connection with ITCAN's outstanding litigation in Canada. Excluding those items, we expect BAT to generate over £8 billion of average annual free cash flow, growing at least in line with adjusted profit from operations. We have returned £28 billion to shareholders over the last five years, through our progressive dividend and sustainable share buy-back, starting with £0.7 billion in 2024 with a further £0.9 billion committed for 2025. We have continued to reduce our leverage and closed the year within our target range, with an adjusted net debt to adjusted EBITDA ratio of 2.44x, or 2.75x excluding the provision for cash, cash equivalents and investments held at fair value in Canada." 2025 Outlook – Global tobacco industry volume expected to be down c.2%. – c.1% revenue growth (at constant rates), as we navigate increased excise and VAT in Bangladesh and new tobacco regulations in Australia. – 1.5-2.5% adjusted profit from operations growth (adjusted for Canada, at constant rates)*, including an expected c.1.5% transactional FX headwind. – Performance expected to be second half weighted as we deploy our innovations throughout the year. – Net finance costs* expected to be around £1.8 billion (adjusted for Canada). – The impact of translational foreign exchange is expected to be broadly flat on full year adjusted profit from operations growth. – Operating cash flow conversion in excess of 90%, with gross capital expenditure in 2025 of approximately £650 million. – Continue to deleverage (adjusted for Canada) to our 2.0-2.5x adjusted net debt/adjusted EBITDA corridor by 2026. – Commitment to dividend growth in sterling terms and £900 million share buy-back. * Due to the uncertainty around the timing of any settlement in Canada, the Group will present certain measures excluding the profit earned from ITCAN (except for New Categories) for 2025, with 2024 comparatives rebased accordingly. Please refer to page 18. BAT Preliminary Announcement 2024 Summary Performance Review Financial Statements Other Information Data Lake and Reconciliations 2

BAT Preliminary Announcement 2024 | Summary | Performance Review | Financial Statements | Other Information | Data Lake and Reconciliations

Group Operating Review

Total Group volume and revenue

Prior year data is provided in the tables on pages 48 and 50.

	Volume			Revenue						
		Reported	Organic		Current	Exchange		Reported Constant		Organic Constant
For year ended 31 December 2024	Unit	vs 2023	vs 2023	£m	vs 2023	£m	£m	vs 2023	£m	vs 2023
New Categories				**3,432**	+2.5%	**119**	**3,551**	+6.1%	**3,551**	+8.9%
Vapour (units mn)	**616**	-5.9%	-5.9%	**1,721**	-5.1%	**44**	**1,765**	-2.6%	**1,765**	-2.5%
Heated Products (sticks bn)	**20.9**	-11.6%	-0.3%	**921**	-7.6%	**51**	**972**	-2.5%	**972**	+5.8%
Modern Oral (pouches bn)	**8.3**	+55.0%	+56.1%	**790**	+46.6%	**24**	**814**	+51.0%	**814**	+53.2%
Traditional Oral (stick eq bn)	**6.1**	-8.2%	-8.2%	**1,092**	-6.0%	**31**	**1,123**	-3.4%	**1,123**	-3.4%
Total Smokeless				**4,524**	+0.3%	**150**	**4,674**	+3.6%	**4,674**	+5.7%
Cigarettes (sticks bn)	**505**	-8.9%	-5.0%							
OTP incl RYO/MYO (stick eq bn)	**13**	-11.2%	-11.2%							
Total Combustibles	**518**	-9.0%	-5.2%	**20,685**	-6.4%	**1,063**	**21,748**	-1.6%	**21,748**	+0.1%
Other				**658**	-1.0%	**71**	**729**	+9.7%	**729**	+10.1%
Total				**25,867**	-5.2%	**1,284**	**27,151**	-0.5%	**27,151**	+1.3%
Cigarettes and HP (sticks bn)	**526**	-9.0%	-4.8%							

Constant currency measures are calculated based upon a re-translation, at the prior year's exchange rates, of the current year's results of the Group and, where applicable, its segments.

Movement in Revenue

The following chart is in £m



-5.2% Reported at Current
-0.5% at Constant
+1.3% Organic at Constant
FX headwind 4.7%
27,283
(479)
26,804
(1,121)
1,150
291
(40)
67
27,151
(1,284)
25,867
FY23 Reported Revenue
Russia Belarus
FY23 Organic Revenue
Comb. Volume
Comb. Price/Mix
New Categories
Traditional Oral
Other
FY24 Organic and Reported Revenue (constant)
Translational FX
FY24 Reported Revenue

Reported revenue decreased by 5.2% to £25,867 million, largely due to:

- The sale of the Group's businesses in Russia and Belarus partway through 2023, with £479 million revenue included in the prior year; and
- A translational foreign exchange headwind of 4.7%.

Excluding such items, on an organic, constant rates basis, revenue from our New Categories was up 8.9%, with combustibles marginally higher (up 0.1%) as price/mix of +5.3% was largely offset by a 5.2% decline in volume, which was impacted by the supply chain disruption in Sudan and market exits (in West Africa).

Global duty paid industry cigarette volume was estimated to be down by c.2%.

In our Top markets, Group cigarette volume share was up 20 bps, with value share 20 bps lower vs 2023.

The following analysis is on an organic, constant currency basis, which we believe reflects the operational performance of the Group:

- In the U.S., revenue was down 3.4% as cigarette pricing and New Categories growth of 4.6% were more than offset by 10.1% lower cigarette volume. The cigarette industry volume was 8.4% lower (on a sales to wholesaler basis) due to the continued macro-economic pressures on consumer spending, with a growth in the deep-discounted category (in which the Group is not present) and lack of enforcement against illicit single-use Vapour products.

  Our New Categories revenue in the U.S. was driven by:

  - Vapour, the Group maintained leadership in value share (of closed system consumables, including single-use Vapour products in tracked channels) despite a decline of 2.0 ppts to 50.2%. The growth of illicit single-use Vapour products continues to negatively impact the legal market with industry volumes in rechargeable closed systems down c. 9%. Consequently, our Vapour revenue was 0.8% lower than 2023 as price/mix (+2.9%) was more than offset by consumables volume which was down 3.7%; and
  - Modern Oral, as volume grew 234%, with volume share up 2.1 ppts to 6.6%, delivering higher revenue, which was up 232%, driven by the traction of our refreshed Velo brand expression and Grizzly Modern Oral roll-out;
- In AME, revenue grew 4.9%, driven by combustibles (up 3.6%, underpinned by a robust price/mix of +5.7%) and New Categories which were up 11.9% (driven by Modern Oral despite a decline in Vapour revenue in Canada where a lack of enforcement of illegal single-use products following the flavour ban in the province of Québec has impacted volumes); and
- In APMEA, revenue was up 5.4%, as growth in Saudi Arabia, Japan, Nigeria and Pakistan more than offset the impact of lower volume in Bangladesh, Australia and Sudan (with the latter driven by the supply chain disruption due to the ongoing conflict in that country).

On an organic, constant rate basis, Group revenue was up 1.3% to £27,151 million (2023: £26,804 million).

Please refer to pages 7 to 9 for a further discussion on the performance by category and pages 10 to 12 for discussion on regional performance.

3

BAT Preliminary Announcement 2024 | Summary | Performance Review | Financial Statements | Other Information | Data Lake and Reconciliations

Group Operating Review
Continued

Profit from operations, operating margin and category contribution

Reconciliation of Profit from Operations and Operating Margin, to adjusted profit from operations at constant rates of exchange

Further details and prior year data are provided in the table on page 53.

	Reported	Current	Adj.	Exchange	Adjusted	Constant	Adjusted Organic	Constant
For year ended 31 December 2024	£m	vs 2023	£m	£m	£m	vs 2023	£m	vs 2023
Profit from Operations (PfO)	**2,736**	n/m	**9,154**	**549**	**12,439**	-0.2%	**12,439**	+1.4%
Operating Margin	**10.6%**	68.3 ppts			**45.8%**	10 bps	**45.8%**	flat
PfO delivered by								
New Categories contribution					**251**	n/m	**251**	n/m
Rest of the Business					**12,188**	-2.1%	**12,188**	-0.7%

Constant currency measures are calculated based upon a re-translation, at the prior year's exchange rates, of the current year's results of the Group and, where applicable, its segments.
n/m refers to movements that are not meaningful

Movement in Profit/(loss) from Operations

The following chart is in £m

Note: In the following chart the movement from Reported FY23 (Loss) to Reported FY24 (profit) in % is not meaningful and is therefore not presented



-4.6% Adj at current
-0.2% Adj at constant
FX headwind 4.4%
+1.4% Organic at constant
(15,751)
28,216
12,465
(193)
12,272
(241)
245
163
12,439
(549)
11,890
(9,154)
2,736
FY23 Reported
Adj Items
FY23 Adjusted
Russia Belarus
FY23 Organic
U.S.
AME
APMEA
FY24 Organic and Adjusted (constant)
Trans-lational FX
FY24 Adjusted (current)
Adj Items
FY24 Reported

Profit from operations and operating margin

Profit from operations was a profit of £2.7 billion compared to a loss in 2023 of £15.8 billion. The improvement was due to:

- A net decrease in amortisation, depreciation and impairment charges of £25,513 million. In 2024, such charges were £3,101 million, as the U.S. combustible brands commenced amortisation from 1 January 2024 (£1,427 million) with an impairment charge of £646 million in respect of Camel Snus. In 2023, this was a total charge of £28,614 million, which included impairment charges of £22,992 million in respect of certain acquired U.S. brands and £4,614 million which included the impairment of U.S. goodwill;
- Charges in respect of the anticipated settlement in Canada (£6,203 million), including £2,456 million in respect of cash and cash equivalents and investments held at fair value, on the Group's balance sheet at 31 December 2024;
- A charge of £449 million following the conclusion of an excise assessment in Romania;
- Impairment of fixed assets of £149 million in respect of the Group's head office in London and the Group's intention to seek an orderly exit from Cuba (discussed on page 20);
- A translational foreign exchange headwind of 4.4% due to the relative strength of sterling against the Group's operating currencies; and
- 6.5% (or £387 million) inflation on our cost base (mainly related to leaf and manufacturing costs), while absorbing a £136 million transactional foreign exchange headwind.

In September 2023, the Group completed the sale of its businesses in Russia and Belarus. These businesses contributed £193 million to the Group's financial performance in 2023 (£nil in 2024), thereby acting as a headwind to the comparative performance of 2024. The Group also recognised a charge of £353 million relating to the sale that did not repeat in 2024.

Our Group operating margin was 10.6% in 2024, compared to -57.7% in 2023, largely due to the amortisation and impairment charges referred to above.

The following analysis is on an organic, adjusted constant rate basis, which we believe reflects the operational performance of the Group:

- In the U.S., adjusted profit from operations was down 3.5% to £6,580 million, largely due to the impact of lower combustibles volume and commercial initiatives;
- In AME, adjusted profit from operations increased 7.5%, driven by Türkiye, Germany, Romania, the UK, the Nordics, Switzerland and Italy, which more than offset reductions in Canada; and
- In APMEA, adjusted profit from operations increased by 7.5%, driven by Japan, Indonesia, Saudi Arabia, Sri Lanka and asset sales in West Africa, including as related to the Group's exit from Mali. These more than offset a decline in Australia and the impact of supply chain disruptions in Sudan.

In aggregate, adjusted organic profit from operations at constant rates of exchange was up 1.4% with adjusted organic operating margin flat at constant rates of exchange.

For a full discussion on the performance by region, please see pages 10 to 12.

4

Group Operating Review Continued Earnings per share The following chart is in pence per share -3.5% Adjusted at current 1.7% Adjusted at constant FX Headwind 5.2% 3.6% Adj Organic at constant (646.6) 1,023.6 (1.4) 375.6 (7.1) 368.5 5.6 7.1 (1.6) (0.8) 3.1 381.9 (19.4) 362.5 (226.5) 136.0 FY23 Dil EPS reported Adj items Share options * FY23 Adj dil EPS Russia Belarus FY23 Adj Organic dil EPS Adj Organic PFO Organic NFC and Hybrid impact Associates Organic Tax Diluted number of shares and NCI FY24 Adj Organic diluted and Adj diluted EPS (constant) FX FY24 Adj dil EPS (current) Adj items FY24 Dil Earnings p/share reported Note: The abbreviation "PFO" relates to Profit from Operations. NFC and Hybrid referred to above relates to Net Finance Costs (NFC) and Hybrid bonds. Please refer to page 13. * In 2023, the Group reported a loss for the year. Following the requirements of IAS 33, the impact of share options would be antidilutive and is therefore excluded, for 2023, from the calculation of diluted earnings per share, calculated in accordance with IFRS. For remuneration purposes, and reflective of the Group's positive earnings on an adjusted basis, Management included the dilutive effect of share options in calculating adjusted diluted earnings per share. Basic earnings per share were 136.7p compared to a loss of 646.6p in 2023, driven by: – The net reduction in non-cash amortisation and impairment charges in respect of goodwill and trademarks, partly offset by the other items in profit from operations discussed on page 4; – A gain of £1,361 million recognised in respect of the partial sale of the Group's investment in ITC Ltd. (ITC) (see page 32); and – A net credit of £590 million related to the debt liability management exercise undertaken in the first half of 2024 (see page 32). Basic and diluted earnings per share also benefited from a reduction in the number of shares, as the Group bought back and cancelled 27,392,429 shares as part of the £700 million share buy-back programme. Before adjusting items and including the dilutive effect of employee share schemes, adjusted diluted earnings per share decreased by 3.5% to 362.5p (2023: 375.6p). On a constant translational foreign exchange basis, adjusted diluted earnings per share were 1.7% higher at 381.9p, being an increase of 3.6% on an adjusted, organic basis. For a full reconciliation of diluted earnings per share to adjusted diluted earnings per share, at constant rates, and adjusted diluted organic earnings per share, at constant rates, please see page 56. Cash/Capital allocation The Group continues to be highly cash generative, delivering another year of operating cash conversion in excess of our 90% guidance at 101%. We continued to make good progress in deleveraging the Group, reaching our narrowed 2.0-2.5x adjusted net debt to adjusted EBITDA range, with a leverage ratio of 2.44x in 2024. Liquidity remains strong with average centrally managed debt maturity close to 10 years, and a fixed debt profile of 78%. Our medium- term rating target remains Baa1, BBB+ and BBB+, with a current rating of Baa1 (stable outlook), BBB+ (stable outlook), BBB+ (stable outlook), from Moody's, S&P and Fitch, respectively. The Group expects gross capital expenditure in 2025 of approximately £650 million, mainly related to the ongoing investments in the Group's operational infrastructure, including the expansion of our New Categories portfolio and enhancements to our Modern Oral capacity. Our active capital allocation framework considers the continued investment in our transformation, the macro environment, and potential future litigation and regulatory outcomes. We continue to expect to deliver in excess of £50 billion of free cash flow before dividends between 2024 and 2030. We understand the importance of cash returns to shareholders, and remain committed to our progressive dividend based upon 65% of long-term sustainable earnings. Furthermore, in March 2024, we completed the monetisation of a portion of our ITC stake, lowering our holding from 29.02% (31 December 2023) to 25.45% at 31 December 2024 and enabling the initiation of a sustainable share buy-back, starting with £700 million in 2024 and £900 million in 2025. However, we are aware of and recognise future uncertainty surrounding a number of ongoing litigation and regulatory challenges: – with respect to the Franked Investment Income Group Litigation Order (described on page 40): we have agreed to repay £0.8 billion to HMRC (being the difference between the amounts received (£0.9 billion net of tax) plus accrued interest, and the amount determined in the July 2021 judgment (£0.3 billion)). This will be paid in instalments. £50 million was paid in 2024, while £479 million will be paid in 2025, £222 million in 2026 and £43 million in 2027 (as previously disclosed). We continue to believe we have strong evidence-based arguments to support our remaining claim; and – in Canada, where, as described on page 18, during 2024, the court-appointed mediator’s and monitors' plans of compromise and arrangement for ITCAN and other tobacco companies to settle all claims and litigation relating to tobacco in Canada (the Proposed Plans) were filed and subsequently approved by the requisite majorities of the creditors. Under the Proposed Plans, if ultimately approved by the Court and then implemented, substantially all of the cash, cash equivalents and investments held at fair value on the balance sheet in Canada would be paid as part of the settlement together with further payments in future years based upon the performance of the tobacco companies excluding their New Categories portfolios. At 31 December 2024, ITCAN had a balance of £2,072 million related to restricted cash and cash equivalents and £437 million related to restricted investments held at fair value. Excluding such balances and the adjusted EBITDA earned in Canada from our assessment of leverage would increase our ratio of adjusted net debt to adjusted EBITDA to 2.75x. BAT Preliminary Announcement 2024 Summary Performance Review Financial Statements Other Information Data Lake and Reconciliations 5

Group Operating Review Continued Sustainability performance update We seek to take a leading role in tackling some of the biggest global challenges in sustainability. We aim to do so by responsibly Building a Smokeless World, reducing our use of natural resources, and delivering our climate goals as we transition to A Better Tomorrow™. We strive to create a meaningful impact in the communities where we operate and inspire all our employees to drive change. In 2024, we refined our Sustainability Strategy to better address our material topics and continue to deliver value to our stakeholders, focused on five strategic impact areas: Tobacco Harm Reduction, Climate, Nature, Circularity and Communities. We have received a Triple-A rating from CDP for our 2024 disclosures on Climate Change, Water Security and Forest, reflecting our commitment to environmental transparency and action. TOBACCO HARM REDUCTION (THR): To migrate adult smokers from cigarettes to smokeless products. We continue to transform our business and made significant progress on our goals. In 2024, we launched Omni™, our evidence-based manifesto for change, which captures our commitment and progress towards creating A Better Tomorrow™ by Building a Smokeless World. We also published our 'Commitment to Responsible Vaping Products' to tackle pressing societal concerns such as underage access, product safety and the enforcement of regulation1. CLIMATE: To transition towards a low-carbon economy. Our 2030 near-term Science-Based Targets (SBTs) are in line with a 1.5°C warming pathway and underpinned by commitments across energy, waste, water and nature. During 2024, in line with our climate transition efforts, we submitted Net Zero Greenhouse Gas (GHG) emissions targets for validation to the Science Based Targets initiative (SBTi). We continue to make progress towards our Scope 1 and 2 emission reduction targets. Energy reduction initiatives and increasing the use of renewable fuels resulted in a 42.6% reduction in these emissions vs our 2020 baseline. We are making progress against our Scope 3 emissions which reduced by 11% year-on-year. Our Supplier Enablement programme has proven instrumental, guiding our suppliers to decarbonise their own operations. By the end of 2024, 23.5% of our suppliers of purchased goods and services by spend had SBTs in place, and an additional 17.3% have committed to setting them. NATURE: To contribute to a Nature Positive2 Future. In line with the Science-Based Targets Network (AR3T framework), we have adopted a mitigation hierarchy for our nature commitments. Our Global Leaf Agronomy Development (GLAD) centre continues to promote the use of agricultural technologies and practices. In Brazil, we introduced a satellite monitoring system to detect potential deforestation or conversion cases by tracking forest cover changes over time. Our recently developed regenerative agriculture framework will be piloted in 2025. It includes a methodology for assessing and prioritising local risks and the monitoring of progress on the regeneration of the farmland ecosystem. We continue to prioritise water stewardship initiatives across our own operations. We met our 2025 target for reduction in water withdrawn two years early and continue to work on maintaining this target, achieving a 47.4% reduction in 2024 (vs our 2017 baseline). CIRCULARITY: To reduce the use of virgin raw materials. We continue to enhance our material science and design capabilities to improve the circularity of our products and packaging. In 2024, we introduced and began testing a set of ecodesign principles, which will provide insights to support the reduction of our environmental impacts across the product life cycle. In France, Ireland, Denmark, Sweden and the UK, we recently launched two variants of Velo cans that were certified by the International Sustainability and Carbon Certification for using bio-plastic or Post-Consumer Resin plastic through a mass balance approach3. Additionally in Nottinghamshire, UK, we have partnered with a waste management company to pilot a collection and recycling programme for used vapour products. COMMUNITIES: To support the livelihoods and the resilience of our communities. We continue to work with stakeholders in communities where we operate, implementing community-focused initiatives. In 2024, our ‘Living Income’ methodology was revised to better represent living costs in rural areas and are in the process of co-creating action plans with suppliers to target key income drivers for farmers. We continued to work with the Responsible Business Alliance (RBA) as a Supporter Member. This gives us access to the Responsible Mineral Initiative and RBA-approved auditors who conduct on-site labour audits of our suppliers. Across our own workforce, we maintained our year-on-year consistency in compensating men and women within 1% of each other, as well as Ethnically Diverse and Non-ethnically Diverse groups (as defined on page 43) within 1% of one another for performing the same work or work of equal value. 1. bat.com/commitment-to-responsible-vaping-products. 2. According to The Nature Positive Initiative, 'Nature Positive' is a goal which refers to measurable outcomes that contribute to halting and reversing nature loss with significant benefits to society (https://www.naturepositive.org/about/the-initiative) 3. 'Mass balance' is a principle that matches inputs (such as plastic waste) with outputs from a recycling or production process, to determine the recycled content (source: https://zerowasteeurope.eu/wp-content/uploads/2021/05/ rpa_2021_mass_balance_booklet-2.pdf). Enquiries For more information, please contact Investor Relations: Victoria Buxton +44 (0)20 7845 2012 Amy Chamberlain +44 (0)20 7845 1124 John Harney +44 (0)20 7845 1263 BAT IR Team IR_Team@bat.com Press Office: +44 (0)20 7845 2888 | @BATplc BAT Media team Webcast and Q&A session: BAT will hold a live webcast for investors and analysts at 9.30am (GMT) on 13 February 2025, hosted by Tadeu Marroco, Chief Executive, and Soraya Benchikh, Chief Financial Officer. The presentation will be followed by a Q&A session. The webcast and presentation slides will be available to view on our website at www.bat.com/latestresults. If you prefer to listen via conference call, please use the following dial-in details (participant passcode: BAT FY 24). Standard International: +44 (0) 33 0551 0200 SA (toll free): 0 800 980 512 UK (toll free): 0808 109 0701 U.S. (toll free): 866 571 0905 Video: Chief Executive and CFO's take on Full-Year 2024 Results: To watch highlights of this year's results, please visit: www.bat.com/highlights-video-fy24 BAT Preliminary Announcement 2024 Summary Performance Review Financial Statements Other Information Data Lake and Reconciliations 6

BAT Preliminary Announcement 2024 | Summary | Performance Review | Financial Statements | Other Information | Data Lake and Reconciliations

Category Performance Review

Please see page 50 for a full reconciliation to constant currency and organic metrics, including prior year data.

All references to volume share or value share movement in the following discussion are compared to 2023. See page 42 for a discussion on the use of these measures.

Our products as sold in the U.S., including Vuse, Velo, Grizzly, Kodiak, and Camel Snus, are subject to FDA regulation and no reduced-risk claims will be made as to these products without agency clearance.

	Volume			Revenue						
							Reported		Organic	
		Reported	Organic		Current	Exchange	Constant		Constant	
For year ended 31 December 2024	Unit	vs 2023	vs 2023	£m	vs 2023	£m	£m	vs 2023	£m	vs 2023
New Categories				**3,432**	+2.5%	**119**	**3,551**	+6.1%	**3,551**	+8.9%
Vapour (units mn)	**616**	-5.9%	-5.9%	**1,721**	-5.1%	**44**	**1,765**	-2.6%	**1,765**	-2.5%
HP (sticks bn)	**20.9**	-11.6%	-0.3%	**921**	-7.6%	**51**	**972**	-2.5%	**972**	+5.8%
Modern Oral (pouches bn)	**8.3**	+55.0%	+56.1%	**790**	+46.6%	**24**	**814**	+51.0%	**814**	+53.2%
New Categories contribution*							**251**	n/m	**251**	n/m

Constant currency measures are calculated based upon a re-translation, at the prior year's exchange rates, of the current year's results of the Group and, where applicable, its segments.
*New Categories contribution is presented above on adjusted and adjusted organic bases, in each case at constant rates of exchange.
n/m refers to movements that are not meaningful

Vapour – Maintained global value share* leadership, U.S. illicit Vapour headwinds persist

- BAT maintained global leadership in tracked channels with value share of 40.0% in Top Vapour markets**, down 1.2 ppts vs 2023, with strong gains in Europe more than offset by the U.S. and Canada.
- Vapour is the largest contributor to New Category usage, reaching 11.9 million adult consumers, adding 0.1 million in 2024.
- Our new range of innovative products, which reached the market in Q4 2024, are performing well, driven by key consumer-focused features, including enhanced sensorials and a removable battery in many of our single-use products.
- Four of the seven Top Vapour markets are profitable (on a category contribution basis), driven by increased scale and marketing spend effectiveness, as we continue to focus on delivering Quality Growth.

Vapour volume declined 5.9% vs 2023, with revenue down 5.1% to £1,721 million, or down 2.5% on an organic constant currency basis, driven by lack of enforcement of illegal flavoured single-use Vapour products in the U.S. and the impact of the flavour ban and current lack of enforcement on illegally sold products in the province of Québec in Canada.

In the U.S., the world's largest Vapour market, the Group maintained leadership in value share (of closed system consumables, including single-use Vapour products in tracked channels) despite a decline of 2.0 ppts to 50.2%. Revenue was down 0.8% on a constant currency basis, driven by continued lack of enforcement of illegal flavoured and single-use products. While we estimate illicit Vapour products to be almost 70% of the total U.S. Vapour market, we are encouraged by:

- The Food and Drug Administration (FDA) increasing frequency of warning letters, seizures and penalties;
- Implementation of Vapour directories in three states, with an additional 11 states having passed Vapour directory and enforcement legislation, with staggered implementation up to Q4 2025; and
- Continued signs of illicit products volume decline in Louisiana, the first state to implement a Vapour directory and enforcement legislation in October 2023, with Vuse Alto capturing the majority of the volume outflow back into the legal segment.

Much more effective enforcement is needed to drive a meaningful impact. This is why we have taken the proactive step of filing two complaints with the U.S. International Trade Commission. One of those complaints—based on patents—is ongoing and under investigation. The other complaint—based on unfair competition—was strategically withdrawn so we can re-file to introduce new evidence that would increase the likelihood of a favourable outcome.

In AME, our Vapour volume declined by 11.5% and revenue was down 10.8%, (a decline of 8.6% on an organic constant currency basis) largely due to Canada where a lack of enforcement of illegal single-use products following the flavour ban in the province of Québec has impacted volumes. Vuse Go Reload, our new rechargeable closed system, with enhanced sensorials, longer lasting battery and device lock is performing well in Europe. The rechargeable closed system segment began to return to growth at industry level in Europe. We are well-positioned to capitalise on this momentum with global leadership in the rechargeable closed segment, with value share of 59.9%.

Effective regulation and enforcement of Vapour products will remain a key focus to unlock the full potential of the category. In addition to the enforcement issues in the U.S. and in the province of Québec in Canada, we believe there is a lack of enforcement regarding the 2ml tank liquid capacity limit in the UK, both of which continue to negatively impact the legitimate market.

Following the Mexican Government's decision to ban the sale of Vapour products, Vuse will no longer be sold in Mexico. We believe this decision is counter to the goal of reducing smoking rates, a goal we share. Smokeless products, including Vapour products, are associated with an accelerated decline in smoking prevalence.

In APMEA, total Vapour consumables volume grew strongly by 19.1%, with revenue up 19.6%, or 23.7% on organic constant currency basis, driven by South Korea and New Zealand.

* Based on estimated value share in measured retail for Vapour (i.e., value share of rechargeable closed systems consumables and disposables sales in retail) in the Top Vapour markets.

** Top Vapour markets are defined as the Top markets by Vapour industry revenue and account for c.80% of global Vapour industry revenue in 2024. Top markets are the U.S., Canada, France, the UK, Spain, Poland and Germany. The Top markets were revised in 2024, with an increase in value share in respect of 2023 to 41.2%. Also in 2024, the Group changed from Marlin to Retail Scan Data for the U.S. Vapour market, with the Group's Vapour value share in 2023 rebased to 52.1%.

7

Category Performance Review Continued Heated Products (HP) – Innovation pipeline starts to deliver performance recovery – glo volume declined 11.6%, with revenue down 7.6% negatively impacted by the disposal of our businesses in Russia and Belarus partway through 2023 and translational foreign exchange. On an organic basis, volume declined 0.3% with revenue up 5.8% at constant rates of exchange. – Industry HP category volume growth of 12%, slowed from 13% in 2023, mainly due to slower growth in key European markets. – glo volume share in Top markets* declined 40 bps to 16.7% vs 110 bps decline in 2023. – Continued HP category volume share gains in Poland and the Czech Republic, and stabilisation in Italy, offset by heightened competitive activity in Japan and South Korea. – New innovations, glo Hyper Pro and improved consumables are driving improved organic financial performance. – veo, our non-tobacco consumables range, continues to outperform peers. glo volume declined by 11.6% (down 0.3% on an organic basis). Reported revenue declined by 7.6% due to the sale of our Russian and Belarusian businesses last year. On an organic, constant rate basis, revenue grew 5.8%. glo continues to show signs of category volume share improvement in Poland and the Czech Republic and stabilisation in Italy. However, this was offset by the highly competitive markets in Japan and South Korea and the deprioritisation of the super-slim format in both markets, leading to glo’s HP category volume share in Top HP markets being down 40 bps to 16.7%. In AME, volume was down 24.6%, or excluding the sale of the Group's businesses in Russia and Belarus in 2023, this was a decline of 0.4%. Reported revenue was down 12.2%, or up 6.1% on an organic basis at constant rates of exchange, due to growth in Germany, Poland and Italy. In APMEA, volume declined 0.2%, with revenue down 2.8%. However, on a constant currency basis this was an increase of 5.6% driven by the strength of our innovations and activation of our commercial plans in Japan. Hyper Pro was introduced at the end of 2023, and is now present across 29 markets. BAT was the first to introduce a distinct EasyView screen with HeatBoost technology for better performance. Due to this improvement and coupled with the revamp of our consumables portfolio, glo is starting to strengthen its position to compete in the premium segment and contribute to accelerating growth. veo, our first brand to launch a non-tobacco consumables range, continues to strongly outperform peers and is now in 20 markets. * Top HP markets are defined as the Top markets by HP industry revenue and account for c.80% of global HP industry revenue in 2024. Top markets are Japan, South Korea, Italy, Germany, Greece, Hungary, Poland, Romania and the Czech Republic. The Top markets were revised in 2024, with a reduction in our volume share in respect of 2023 to 17%. Modern Oral – Strong volume, revenue and profit growth; continued leadership outside the U.S. – Continued strong volume growth of 55.0% driving revenue up 51.0% (at constant rates). – Modern Oral is the fastest growing New Category, driven by adult consumer acquisition, up 54.2%, reaching 7.4 million users and increasing average daily consumption in both established and expansion markets. – AME leadership position maintained, with volume share leadership in 21 European markets and aggregate volume share at 64.7% in our six Top AME markets*. – Strong volume and revenue growth in the U.S. driven by our refreshed Velo brand expression and Grizzly Modern Oral. Modern Oral volume was up 55.0% and revenue up 46.6%, or 51.0% at constant rates, driving volume share of the Total Oral category in Top markets up 2.0 ppts to 11.5% and our category volume share of Modern Oral up 1.3 ppts to 28.4%, driven by an increase in the highly competitive U.S. market. In the U.S., volume grew 234%, with volume share up 2.1 ppts to 6.6%. Revenue was up 223% (or 232% at constant rates), driven by the traction of our refreshed Velo brand expression and Grizzly Modern Oral roll-out. While we continue to await the outcome of our PMTA submission for our successful European product, Velo 2.0, we are encouraged that we have started to reinvigorate our performance in 2024. In AME, we continue to be clear category leaders where we maintained volume share leadership, which was down 10 bps at 64.7%, with volume growth of 50.2% and revenue growth of 40.3% (or 44.4% at constant rates). Our continued momentum is driven by further geographic expansion and innovation, following the launch of our fusion and sensations ranges, tailored to meet the profiles of local consumer tastes and preferences. In APMEA, our volume grew 16.8% and our revenue grew 5.7% (or 10.0% at constant rates), fuelled by robust growth from Global Travel Retail and continued strong Emerging Market volume performance in Pakistan (up 27.3%). Our insights and foresights in these markets give us confidence in our ability to unlock the Emerging Market opportunity for Modern Oral going forward. * Top Oral and Modern Oral markets are defined as the Top markets by industry revenue, being the U.S., Sweden, Norway, Denmark, Switzerland, Poland and the UK, accounting for c. 90% of global Modern Oral industry revenue in 2024. The Top markets were revised in 2024, with a reduction in our volume share in respect of 2023 to 27.1%. BAT Preliminary Announcement 2024 Summary Performance Review Financial Statements Other Information Data Lake and Reconciliations 8

Category Performance Review Continued Combustibles – Group volume share up 20 bps in Top cigarette markets*, driven by increases in both APMEA (up 40 bps) and AME (up 20 bps) with the U.S. remaining flat vs FY 2023. – Group value share down 20 bps in Top cigarette markets*, as AME (flat) and APMEA (flat) were more than offset by the U.S., down 30 bps. – U.S. commercial plans delivered sequential volume share growth in 2024 against continued industry headwinds. – Robust combustibles pricing with a positive organic price/mix of +5.3%; AME and APMEA continued to deliver strongly, with revenue up 3.6% and 3.5% on an organic constant rate basis, respectively. Group cigarette volume was down 8.9% (or down 5.0% on an organic basis) to 505 billion sticks (2023: 555 billion sticks). This was higher than the industry decline of c. 2% predominantly driven by market exits in 2023 and supply chain disruptions in Sudan. Volume growth in Türkiye, Brazil, Indonesia, Pakistan, Venezuela and Mexico was more than offset by lower volume in the U.S., market exits (notably in Africa), Sudan and Bangladesh with the U.S. impacted by the continuing macro-economic headwinds and illicit single-use Vapour products. Total Group revenue from combustibles declined 6.4% to £20,685 million (2023: £22,108 million), due to the lower volume and a translational foreign exchange headwind of 4.8%. Revenue at constant rates of exchange was down 1.6%. Excluding the impact of the sale of the Group's businesses in Russia and Belarus in 2023, revenue was marginally higher (up 0.1% on constant currency basis). Strong pricing, most notably in Bangladesh, Brazil and Türkiye more than offset negative geographic mix (driven by the U.S.), with an overall price/mix of +5.3% on a constant currency basis. In the U.S., volume was down 10.1%, above the U.S. industry decline of 8.4% (on a sales to wholesaler basis) which continues to be negatively affected by macro-economic pressures impacting consumer behaviour, with growth in the deep-discounted category (in which the Group is not present) and the increase of solus-usage of New Category products, driven by the growth of illicit single-use Vapour products. Further: – U.S. volume share was flat which demonstrates that our previously announced commercial actions are working. Lucky Strike remains the fastest growing cigarette brand in the market; and – U.S. premium volume share was up 50 bps, driven by Newport soft-pack and Natural American Spirit. Outside the U.S., our combustibles business continues to perform well. In AME, revenue on an organic constant currency basis was up 3.6% driven by volume growth in Brazil, Türkiye and Mexico, being partly offset by Canada where a proliferation of illicit single-use Vapour products is impacting combustibles volume. In APMEA, revenue on a constant currency basis was up 3.5% driven by pricing in Pakistan, New Zealand, Bangladesh, Sri Lanka, Kenya, Nigeria and Saudi Arabia more than offsetting lower volume in Bangladesh and Australia and the negative impact of the supply chain disruption in Sudan. In 2025, we expect significant combustibles headwinds to impact performance, particularly in Australia where new tobacco regulations come into effect in April 2025 and in Bangladesh following a substantial increase in excise and VAT. * Top cigarette markets are defined as the Top cigarette markets by industry revenue, being the U.S., Japan, Bangladesh, Brazil, Germany, Pakistan, Mexico and Romania, accounting for c.60% of global industry cigarettes revenue in 2024. Traditional Oral Group volume declined 8.2% to 6.1 billion stick equivalents. Total revenue was £1,092 million (2023: £1,163 million), down 6.0% or 3.4% at constant rates. Continued strong pricing in the U.S. drove Group price/mix of +4.8% at constant rates of exchange. This was more than offset by the reduction in volume in both the U.S. (down 8.9%) and AME (down 3.3%) in 2024. Group volume share was down 40 bps driven by the U.S. In the U.S. (which accounts for 97% of Group revenue from the category), revenue declined 3.4% at constant rates of exchange, as pricing was insufficient to offset the volume decline of 8.9%, driven by consumer switching into Modern Oral. Due to the ongoing U.S. market dynamics, the Group has recognised an impairment charge of £646 million in respect of the carrying value of Camel Snus. This reflects the reduced sales as consumers switch to alternative products including Modern Oral. Commencing 1 January 2025, Camel Snus has been assigned a 20-year useful economic life and has commenced amortisation from that date which approximates to £23 million annually. Beyond Nicotine As consumers increasingly seek products offering Wellbeing and Stimulation characteristics, our venturing unit, Btomorrow Ventures (BTV), is partnering to strengthen our positioning in this market. BTV has completed 28 investments since its launch in 2020, and continues to invest in innovative, consumer-led brands, new sciences and technologies, and sustainability to support the Group’s transformational strategy for A Better Tomorrow™. In 2024, BTV launched a new £200 million fund, continuing its commitment to minority investments, with a focus on the Wellbeing and Stimulation space. This funding is in addition to the original £150 million fund in 2020. Throughout 2024, BTV has continued to support its portfolio of companies with a number of follow-on investment rounds and commercial partnerships with BAT, including new investments in a U.S.-based adaptogens and nootropics beverage company, Hop Wtr Inc., and a German AI-powered sustainable packaging company, one.five. The Group has continued to explore Beyond Nicotine organically through our subsidiary, The Water Street Collective Ltd, with a series of pilot launches of our own functional shot brand, Ryde. This offers a scientifically formulated range of Energy, Focus and Relax products in three markets – Australia, Canada and the U.S. Please see page 20 for more information on our investments. BAT Preliminary Announcement 2024 Summary Performance Review Financial Statements Other Information Data Lake and Reconciliations 9

BAT Preliminary Announcement 2024 | Summary | Performance Review | Financial Statements | Other Information | Data Lake and Reconciliations

Regional Review

The performances of the regions are discussed below. The following discussion is based upon the Group's internal reporting structure.

All references to volume share or value share movement in the following discussion are compared to FY 2023. See page 42 for a discussion on the use of this measure.

Our products as sold in the US, including Vuse, Velo, Grizzly, Kodiak, and Camel Snus, are subject to FDA regulation and no reduced-risk claims will be made as to these products without agency clearance.

United States (U.S.):

- We maintained Vapour value share leadership in tracked channels at 50.2% (down 2.0 ppts vs 2023) - despite a decrease in revenue by 3.5%, or 0.8% at constant rates of exchange, driven by lower volume due to the continued impact of illicit single-use Vapour products.
- Combustibles volume down 10.1%, driven by macro-economic pressures continuing to impact consumer affordability and the increase of solus-usage of New Category products, driven by the growth of illicit single-use Vapour products.
- U.S. premium volume share up 50 bps, driven by performance of Newport soft-pack and Natural American Spirit.
- Grizzly Modern Oral commenced national roll-out in 2024 - achieving c.1% volume share of Modern Oral by December 2024.

Volume/Revenue

Please see page 51 for a full reconciliation to constant currency and organic metrics, including prior year data.

	Volume			Revenue							
		Reported	Organic					Reported		Organic	
					Current	Exchange		Constant		Constant	
For year ended 31 December 2024	Unit	vs 2023	vs 2023	£m	vs 2023	£m	£m	vs 2023	£m	vs 2023
New Categories				1,078	+1.8%	29	1,107	+4.6%	1,107	+4.6%
Vapour (units mn)	287	-3.7%	-3.7%	998	-3.5%	27	1,025	-0.8%	1,025	-0.8%
HP (sticks bn)	—	—%	—%	—	—%	—	—	—%	—	—%
Modern Oral (pouches bn)	1.0	+234%	+234%	80	+223%	2	82	+232%	82	+232%
Traditional Oral (stick eq bn)	5.3	-8.9%	-8.9%	1,058	-6.1%	30	1,088	-3.4%	1,088	-3.4%
Total Smokeless				2,136	-2.2%	59	2,195	+0.5%	2,195	+0.5%
Total Combustibles	47	-10.1%	-10.1%	9,094	-6.7%	253	9,347	-4.1%	9,347	-4.1%
Other				48	-25.3%	2	50	-22.7%	50	-22.7%
Total				11,278	-6.0%	314	11,592	-3.4%	11,592	-3.4%

Constant currency measures are calculated based upon a re-translation, at the prior year's exchange rates, of the current year's results of the Group and, where applicable, its segments.

See page 47 for a discussion on the preparation of the U.S. financial information, initially based on U.S. GAAP as the primary financial record and converted to IFRS for the purpose of consolidation within the results of the Group

Reported revenue decreased 6.0%, including a foreign exchange headwind of 2.6%. Smokeless now represents 18.9% of total revenue.

On a constant currency basis (excluding translational foreign exchange), which we believe reflects the operational performance, revenue declined 3.4%. This was driven by:

- Vapour, where the U.S. is the world's largest market, as the Group maintained leadership in value share (of closed system consumables, including single-use Vapour products in tracked channels) despite a decline of 2.0 ppts to 50.2%. Revenue was down 0.8% driven by continued lack of enforcement of illegal flavoured and single-use products. We estimate illicit Vapour products to be almost 70% of the total U.S. Vapour market. As explained on page 7, we are encouraged by the Food and Drug Administration (FDA) actions, the implementation of Vapour directories and continued signs of illicit products volume decline in Louisiana. However, we believe much more effective enforcement is needed to drive a meaningful impact;
- Modern Oral, as volume grew 234%, with volume share up 2.1 ppts to 6.6%. Revenue was up 232%, driven by the traction of our refreshed Velo brand expression and Grizzly Modern Oral roll-out;
- Traditional Oral revenue declined 3.4% as pricing was insufficient to offset the volume decline (down 8.9%), negatively impacted by accelerated cross-category switching, particularly to Modern Oral and reduced consumption. Value share in Traditional Oral decreased 40 bps, with volume share down 40 bps; and
- Combustibles, as volume was down 10.1%, above the U.S. industry decline of 8.4% (on a sales to wholesaler basis) which continues to be negatively affected by macro-economic pressures impacting consumer behaviour, with growth in the deep-discounted category (in which the Group is not present) and the increase of solus-usage of New Category products, driven by the growth of illicit single-use Vapour products. Consequently, revenue was down 4.1% despite higher price/mix (+6.0%). Our premium volume share was up 50 bps, driven by Newport soft-pack and Natural American Spirit. Our total volume share was flat after a period of decline (which demonstrates that our previously announced commercial actions are working), with value share down 30 bps, having declined 60 bps in 2023.

Profit from operations and operating margin

Please see page 48 for a full reconciliation to constant currency and organic metrics, including prior year data.

	Reported		Adj.	Exchange	Adjusted		Adjusted Organic	
		Current				Constant		Constant
For year ended 31 December 2024	£m	vs 2023	£m	£m	£m	vs 2023	£m	vs 2023
Profit from Operations	4,087	n/m	2,299	194	6,580	-3.5%	6,580	-3.5%
Operating Margin	36.2%	209.5 ppts			56.8%	-10 bps	56.8%	-10 bps

Constant currency measures are calculated based upon a re-translation, at the prior year's exchange rates, of the current year's results of the Group and, where applicable, its segments.
n/m refers to movements that are not meaningful.

Reported profit from operations increased to £4,087 million from a loss of £20,781 million, due to the £4.3 billion impairment of goodwill and £23.0 billion impairment of the carrying value of some of the Group's U.S. acquired brands recognised in 2023. From 1 January 2024, the Group commenced amortising Newport, Camel, Natural American Spirit and Pall Mall over a period not exceeding 30 years. The non-cash charge was £1.4 billion per year and was treated as an adjusting item.

In 2024, the Group has recognised a charge of £646 million in respect of Camel Snus, which will be designated as a definite-lived brand (with an assumed life of 20 years) from 1 January 2025. Translational foreign exchange was a headwind of 2.9%. Also in 2024, the Group recognised net income of £132 million in connection with the settlement of historical litigation in respect of the Fox River.

On a constant currency basis, and excluding adjusting items (including amortisation and impairment charges in both periods), adjusted profit from operations was down 3.5% to £6,580 million largely due to the impact of lower combustibles volume and commercial initiatives.

10

BAT Preliminary Announcement 2024 | Summary | Performance Review | Financial Statements | Other Information | Data Lake and Reconciliations

Regional Review

Continued

Americas and Europe (AME):

- Resilient combustibles performance driven by pricing, with financial performance negatively impacted by the sale of the Russian and Belarusian businesses partway through 2023.
- Multi-category region with Smokeless now representing 19.1% of revenue.
- New Category revenue growth of 3.5%, or 6.1% at constant rates of exchange (or 11.9% on an organic constant rate basis).
- Combustibles volume share up 20 bps and value share flat.

Volume/Revenue

Please see page 51 for a full reconciliation to constant currency and organic metrics, including prior year data.

	Volume			Revenue						
	Reported		Organic				Reported		Organic	
				Current		Exchange	Constant		Constant	
For year ended 31 December 2024	Unit	vs 2023	vs 2023	£m	vs 2023	£m	£m	vs 2023	£m	vs 2023
New Categories				1,730	+3.5%	45	1,775	+6.1%	1,775	+11.9%
Vapour (units mn)	276	-11.5%	-11.5%	611	-10.8%	14	625	-8.8%	625	-8.6%
HP (sticks bn)	8	-24.6%	-0.4%	443	-12.2%	10	453	-10.4%	453	+6.1%
Modern Oral (pouches bn)	6.3	+50.2%	+51.4%	676	+40.3%	21	697	+44.4%	697	+46.8%
Traditional Oral (stick eq bn)	0.8	-3.3%	-3.3%	34	-5.8%	1	35	-3.6%	35	-3.6%
Total Smokeless				1,764	+3.3%	46	1,810	+5.9%	1,810	+11.6%
Total Combustibles	249	-10.2%	-2.1%	7,039	-7.5%	447	7,486	-1.7%	7,486	+3.6%
Other				438	-6.7%	30	468	+0.2%	468	+0.6%
Total				9,241	-5.6%	523	9,764	-0.3%	9,764	+4.9%

Constant currency measures are calculated based upon a re-translation, at the prior year's exchange rates, of the current year's results of the Group and, where applicable, its segments.

Reported revenue was down 5.6% at current rates, negatively impacted by a £479 million drag on the regional performance due to the timing of the sale of the Group's businesses in Russia and Belarus partway through 2023 and a 5.3% translational foreign exchange headwind. Smokeless now represents 19.1% of total revenue.

On a constant currency basis (excluding translational foreign exchange), which we believe reflects the operational performance, revenue was largely in line with prior year (down 0.3%) but up 4.9% on an organic basis. This organic performance was driven by:

- Higher revenue from combustibles (up 3.6%), driven by volume growth in Brazil, Türkiye and Mexico, being partly offset by Canada where a proliferation of illicit single-use Vapour products is impacting combustibles volume;
- Lower revenue in Vapour (down 8.6%), driven by Canada where a lack of enforcement of illegal single-use products following the flavour ban in the province of Québec has impacted volumes;
- A good revenue performance in HP (up 6.1%) due to growth in Germany, Poland and Italy, with regional volume being relatively stable (down 0.4%); and
- Modern Oral revenue growth of 46.8%, driven by Sweden, the UK, Norway, Austria and Finland, as we maintained volume share leadership in 21 markets, with total volume share at 64.7% (down 10 bps compared to 2023).

Profit from operations and operating margin

Please see page 48 for a full reconciliation to constant currency and organic metrics, including prior year data.

	Reported		Adj.	Exchange	Adjusted		Adjusted Organic	
		Current				Constant		Constant
For year ended 31 December 2024	£m	vs 2023	£m	£m	£m	vs 2023	£m	vs 2023
(Loss)/Profit from Operations	(3,464)	-208%	6,784	192	3,512	+1.5%	3,512	+7.5%
Operating Margin	-37.5%	-70.1 ppts			36.0%	70 bps	36.0%	90 bps

Constant currency measures are calculated based upon a re-translation, at the prior year's exchange rates, of the current year's results of the Group and, where applicable, its segments.

Reported profit from operations declined by 208.5%, including a translational foreign exchange headwind of 5.5%. 2024 was negatively impacted by the sale of our businesses in Russia and Belarus in September 2023. Further, both years were impacted by a number of charges affecting comparability of the regional result.

In 2024, this included total charges of £6,203 million following the publication of a proposed settlement of litigation in Canada (please see page 38), a charge of £449 million in respect of an excise assessment in Romania and impairment of fixed assets of £149 million (including the Group's head office in London and recognising the Group's intention to seek an orderly exit from Cuba). This compares to charges of £353 million (in 2023) related to the sale of the Group's businesses in Russia and Belarus. 2023 was also affected by net credits of £120 million in Brazil, largely related to the conclusion of historical VAT and excise tax claims.

Excluding the impact of foreign exchange, adjusting items and on an organic basis (which we believe reflects the operational performance), adjusted profit from operations was up 7.5% to £3,512 million, driven by an improved operational performance in:

- Türkiye, where the combustibles portfolio performed well with higher volume and pricing;
- Germany, driven by our HP portfolio;
- Romania, following continued strong combustibles pricing and growth in New Categories;
- the UK, driven by continued growth in our New Categories portfolio; and
- the Nordics, Switzerland and Italy, which all improved their New Categories financial performance.

These were partly offset by a decline in adjusted profit from operations from Canada, where adjusted profit from operations declined to £539 million due to lower combustibles volume and a lack of enforcement of illegal single-use Vapour products following the flavour ban in the province of Québec.

11

BAT Preliminary Announcement 2024 | Summary | Performance Review | Financial Statements | Other Information | Data Lake and Reconciliations

Regional Review
Continued

Asia-Pacific, Middle East and Africa (APMEA):

- Robust combustibles performance led by pricing, which more than offset lower volume (partly due to market exits, notably in Africa).
- New Category revenue increased 1.0%, but was up 8.6% at constant rates of exchange, driven by the growth of Vapour (in South Korea and New Zealand) and HP in Japan.
- Combustibles value share flat with volume share 40 bps higher.

Volume/Revenue

Please see page 51 for a full reconciliation to constant currency and organic metrics, including prior year data.

		Volume		Revenue							
		Reported	Organic				Reported			Organic	
					Current	Exchange		Constant			Constant
For year ended 31 December 2024	Unit	vs 2023	vs 2023	£m	vs 2023	£m	£m	vs 2023	£m		vs 2023
New Categories				**624**	+1.0%	**45**	**669**	+8.6%	**669**		+8.6%
Vapour (units mn)	**53**	+19.1%	+19.1%	**112**	+19.6%	**3**	**115**	+23.7%	**115**		+23.7%
HP (sticks bn)	**13**	-0.2%	-0.2%	**478**	-2.8%	**41**	**519**	+5.6%	**519**		+5.6%
Modern Oral (pouches bn)	**1.0**	+16.8%	+16.8%	**34**	+5.7%	**1**	**35**	+10.0%	**35**		+10.0%
Traditional Oral (stick eq bn)	**—**	—%	—%	**—**	—%	**—**	**—**	—%	**—**		—%
Total Smokeless				**624**	+1.0%	**45**	**669**	+8.6%	**669**		+8.6%
Total Combustibles	**222**	-7.3%	-7.3%	**4,552**	-4.2%	**363**	**4,915**	+3.5%	**4,915**		+3.5%
Other				**172**	+31.1%	**39**	**211**	+59.8%	**211**		+59.8%
Total				**5,348**	-2.7%	**447**	**5,795**	+5.4%	**5,795**		+5.4%

Constant currency measures are calculated based upon a re-translation, at the prior year's exchange rates, of the current year's results of the Group and, where applicable, its segments.

Reported revenue declined 2.7% due to a translational foreign exchange headwind of 8.1% largely related to the relative movement of sterling against the Bangladeshi taka and Japanese yen.

Constant currency revenue was 5.4% higher, driven by pricing in Pakistan, New Zealand, Bangladesh, Sri Lanka, Kenya, Nigeria and Saudi Arabia more than offsetting lower volume in Bangladesh and Australia and the negative impact of the supply chain disruption in Sudan.

Smokeless now represents 11.7% of total revenue.

On a constant currency basis (excluding translational foreign exchange), which we believe reflects the operational performance, New Categories increased by 8.6%, driven by growth in revenue from:

- Vapour, driven by South Korea and New Zealand;
- HP, driven by the strength of our innovations and activation of our commercial plans in Japan; and
- Modern Oral, fuelled by robust growth from Global Travel Retail and continued strong Emerging Market volume performance in Pakistan (up 27.3%). Our insights and foresights in these markets give us confidence in our ability to unlock the Emerging Market opportunity for Modern Oral going forward.

Profit from operations and operating margin

Please see page 48 for a full reconciliation to constant currency and organic metrics, including prior year data.

		Reported	Adj.	Exchange		Adjusted		Adjusted Organic
		Current				Constant		Constant
For year ended 31 December 2024	£m	vs 2023	£m	£m	£m	vs 2023	£m	vs 2023
Profit from Operations	**2,113**	+15.1%	**71**	**163**	**2,347**	+7.5%	**2,347**	+7.5%
Operating Margin	**39.5%**	6.1 ppts			**40.5%**	80 bps	**40.5%**	80 bps

Constant currency measures are calculated based upon a re-translation, at the prior year's exchange rates, of the current year's results of the Group and, where applicable, its segments.

Profit from operations was 15.1% higher, as the prior year was adversely affected by additional charges (£75 million) related to the DOJ and OFAC resolutions of investigations into suspicions of sanctions breaches described on page 20. 2023 was also negatively impacted by an impairment of goodwill in respect of South Africa of £291 million due to the continued negative impact of illicit trade. Similar charges in 2024 include the impairment of goodwill in Malaysia of £39 million, following the change in regulations regarding the sale of tobacco and Vapour products.

Excluding adjusting items and a translational foreign exchange headwind, the performance was driven by:

- Japan, following the volume growth and improved financial performance of our HP portfolio;
- Sri Lanka, largely due to pricing in combustibles as the economy recovers from the financial crisis;
- Saudi Arabia, driven by pricing of combustibles;
- Indonesia, where combustibles volume grew; and
- Asset sales, including in West Africa as the Group exited Mali.

These more than offset a decline in Australia (driven by lower industry volume) and in Sudan, where the Group was negatively impacted by the ongoing conflict leading to supply chain disruptions.

Adjusted profit from operations at constant rates of exchange (which excludes the impact of adjusting items and translational foreign exchange) increased by 7.5%.

In 2025, we expect significant combustibles headwinds to impact performance, particularly in Australia where new tobacco regulations come into effect in April 2025 and in Bangladesh following a substantial increase in excise and VAT.

12

BAT Preliminary Announcement 2024 | Summary | Performance Review | Financial Statements | Other Information | Data Lake and Reconciliations

Other Financial Information

Analysis of profit from operations (by segment) and diluted earnings per share

Prior year data is provided in the table on page 48.

For year ended 31 December 2024	Reported £m	vs 2023 %	Adj Items[1] £m	Adjusted £m	vs 2023 %	Exch. £m	Adjusted at CC[2] £m	vs 2023 %	Adjusted Organic at CC[2] £m	vs 2023 %
Profit from Operations										
U.S.	4,087	n/m	2,299	6,386	-6.4%	194	6,580	-3.5%	6,580	-3.5%
AME	(3,464)	-208%	6,784	3,320	-4.0%	192	3,512	+1.5%	3,512	+7.5%
APMEA	2,113	+15.1%	71	2,184	0.0%	163	2,347	+7.5%	2,347	+7.5%
Total Region	2,736	n/m	9,154	11,890	-4.6%	549	12,439	-0.2%	12,439	+1.4%
Net finance costs	(1,098)	-42.1%	(491)	(1,589)	-11.7%	(27)	(1,616)	-10.2%	(1,616)	-11.2%
Associates and joint ventures	1,900	+225%	(1,379)	521	-9.7%	20	541	-6.2%	541	-6.2%
Profit before tax	3,538	n/m	7,284	10,822	-3.7%	542	11,364	+1.1%	11,364	+3.0%
Taxation	(357)	-112%	(2,206)	(2,563)	-2.0%	(106)	(2,669)	+2.0%	(2,669)	+4.2%
Non-controlling interests	(113)	-36.5%	(38)	(151)	-15.9%	(5)	(156)	-12.7%	(156)	-12.7%
Coupons relating to hybrid bonds net of tax	(42)	-6.6%	—	(42)	-6.6%	—	(42)	-6.6%	(42)	-6.6%
Profit attributable to shareholders	3,026	n/m	5,040	8,066	-4.0%	431	8,497	+1.1%	8,497	+3.1%
Diluted number of shares (m)	2,225	-0.2%		2,225	-0.5%		2,225	-0.5%	2,225	-0.5%
Diluted earnings per share (pence)[3]	136.0	n/m		362.5	-3.5%		381.9	+1.7%	381.9	+3.6%

1. Adjusting items represent certain items which the Group considers distinctive based upon their size, nature or incidence.
2. CC: constant currency – measures are calculated based on a re-translation, at the prior year's exchange rates, of the current year's results of the Group and, where applicable, its segments.
3. In 2023, the Group reported a loss for the year. Following the requirements of IAS 33, the impact of share options would be antidilutive and are therefore excluded, for 2023, from the calculation of diluted earnings per share, calculated in accordance with IFRS.

Net finance costs

Net finance costs were £1,098 million, compared to £1,895 million in 2023, a decrease of 42.1%.

The performance in 2024 was driven by a net credit of £590 million related to the capped cash debt tender offers, which targeted a series of low-priced, long-dated GBP-, EUR- and USD-denominated bonds, under which the Group repurchased bonds prior to their maturity in a principal amount of £1.8 billion, including £15 million of accrued interest partly offset by a fair value loss of £9 million (2023: £151 million) on debt-related derivatives and, including other costs of £3 million, treated as an adjusting item.

2024 was impacted by a translational foreign exchange tailwind of 1.5% (2023: marginal headwind) due to the relative movement of sterling.

Our performance was also impacted by a number of items that are not deemed to be in the normal course of the Group's ongoing operations and have been treated as adjusting items, including finance costs related to:

- The Franked Investment Income Group Litigation Order (FII GLO) of £61 million (2023: £60 million);
- A fair value loss of £19 million (2023: £nil) on embedded derivatives related to associates;
- A charge of £14 million in relation to a tax case in Brazil;
- Interest charges of £8 million (2023: £16 million) in relation to a tax provision in the Netherlands;
- Interest of £11 million on a tax provision in Indonesia;
- A release of £25 million of interest on tax provision in Canada in relation to a settlement agreement with local authorities; and
- A further £11 million interest charge recorded on government liability balances accumulated during CCAA protection.

On an adjusted, constant currency basis, net finance costs were £1,616 million, a decrease of 10.2% (2023: £1,799 million). This was:

- Largely due to higher interest income, driven by higher cash balances resulting from the sale of a part of the ordinary shares held in the Group's main associate ITC, higher interest rates on local deposits and an increase in interest income in Canada (up £20 million to £110 million) due to the cash build up in that market; and
- Lower interest expense driven by a reduction in short term funding requirements in the year. The Group's average cost of debt declined to 4.9% (compared to 5.2% in 2023) with the prior year including a fair value loss of £151 million. Excluding this, the average cost of debt in 2024 was an increase of 0.1% compared to 4.8% in 2023.

Also in 2024, in line with IAS 33 *Earnings Per Share*, £42 million (2023: £45 million) has been recognised as a deduction to EPS related to the perpetual hybrid bonds issued in 2021, as the coupons paid on such instruments are recognised in equity rather than as a charge to the income statement in net finance costs.

For a full reconciliation of net finance costs to adjusted net finance costs at constant rates, see page 54.

All of the adjustments noted above have been included in the adjusted earnings per share calculation on page 32.

The Group has debt maturities of around £3.3 billion annually in the next two years. Due to higher interest rates, net finance costs are expected to increase as debts are refinanced.

13

Other Financial Information Continued Results of associates and joint ventures The Group’s share of post-tax results of associates and joint ventures increased from £585 million to £1,900 million. This was driven by a credit of £1,379 million in respect of: – The sale by the Group of 436,851,457 ordinary shares held in the Group's main associate, ITC Ltd (ITC) in India, realising a gain of £1,361 million. The sale represents 3.5% of ITC's ordinary shares. The gain has been treated as an adjusting item; and – A deemed gain of £18 million (2023: £40 million) on dilution of the Group’s holding in ITC as a result of ITC issuing ordinary shares under ITC’s Employees Share Option Scheme, also treated as an adjusting item. Accordingly, the Group's share of ITC has reduced from 29.02% (31 December 2023) to 25.45% at 31 December 2024. The Group’s share of ITC’s post-tax results was 11.5% lower at £545 million (2023: £616 million). The movements are partly due to the decrease in shareholding as a result of the sale in our stake in ITC during the year. On 24 July 2023, ITC announced a proposed demerger of its ‘Hotels Business’ under a scheme of arrangement by which 60% of the newly incorporated entity would be held directly by ITC's shareholders proportionate to their shareholding in ITC. In January 2025, ITC Hotels Limited was listed and commenced trading on the National Stock Exchange of India (NSE) and Bombay Stock Exchange (BSE). The Group's direct stake in ITC Hotels Limited is 15%. In 2023, the Group recognised an impairment charge of £34 million (net of tax) in respect of the Group’s investment in Organigram, treated as an adjusting item. In 2024, no further impairment was required. Excluding these adjusting items and the impact of translational foreign exchange, on an adjusted constant currency basis, the Group’s share of post-tax results from associates and joint ventures was lower than in 2023, down 6.2% to £541 million. Please refer to page 32 for discussion of the adjusting items within the Group’s share of post-tax results from associates and joint ventures. Taxation The tax rate in the income statement was 10.1% for 2024 (2023: 16.8%). The Group’s tax rate is affected by the impact of the adjusting items referred to on pages 29 to 32 and by the inclusion of the share of associates' and joint ventures' post-tax profit in the Group’s pre- tax results. Excluding these, the Group’s underlying tax rate for subsidiaries reflected in the adjusted earnings per share on page 36 was 24.9% for 2024 (2023: 24.5%). The marginal increase in the underlying tax rate in 2024 largely reflects mix of profits and changes in legislation, including the new Pillar Two rules. The Group has applied the mandatory exception to recognising and disclosing information about deferred tax assets and liabilities related to Pillar Two income taxes in accordance with IAS12 Income Taxes. A full reconciliation from taxation on ordinary activities to the underlying tax rate is provided on page 56. On 15 December 2023, a further judgment was issued regarding the Netherlands tax disputes for the 2003 - 2016 period. The disputes have a potential aggregate net liability of £1,140 million. Having considered the judgment and the Dutch judicial and international proceedings available to it, the Group recognised a further adjusting charge of £70 million in 2023, with a total provision of £144 million recognised by 31 December 2024. The findings of the December judgment have been appealed. Appeal hearings took place in 2024, with the Court of Appeal judgment expected in the first half of 2025. BAT Preliminary Announcement 2024 Summary Performance Review Financial Statements Other Information Data Lake and Reconciliations 14

BAT Preliminary Announcement 2024 | Summary | Performance Review | Financial Statements | Other Information | Data Lake and Reconciliations

Other Financial Information
Continued
Cash flow

	For years ended 31 December		
	2024	2023	Change
	£m	£m	%
Net cash generated from operating activities	**10,125**	10,714	-5.5%
Operating cash flow conversion	**101%**	100%	
Free cash flow – before payment of dividends	**7,901**	8,360	-5.5%
Free cash flow – after payment of dividends	**2,688**	3,305	-18.7%

	As at 31 December		
	2024	2023	Change
	£m	£m	%
Borrowings (including lease liabilities)	**36,950**	39,730	-7.0%
Adjusted net debt	**30,583**	33,940	-9.9%

In the Group's cash flow, prepared in accordance with IFRS and presented on page 28, net cash generated from operating activities declined by 5.5% to £10,125 million (2023: £10,714 million). This was driven by:

- The realisation, in 2023, of tax credits in Brazil that did not repeat;
- Lower dividends received from the Group's associates of £406 million (2023: £506 million), mainly related to ITC, largely reflecting the reduced shareholding;
- A payment of £390 million in respect of an excise assessment in Romania; and
- Decreases in tax paid of £1,854 million, compared to £2,622 million in 2023 as £700 million (US$895 million) have been deferred in the U.S. from 2024 until 2025.

During 2024, the Group made the final payment in respect of the settlement agreements with the DOJ and OFAC in the amount of £267 million (2023: £262 million), while also receiving £132 million following the successful conclusion of litigation concerning the Fox River.

In 2024, other litigation payments (mainly related to *Engle* and other health-related claims in the U.S.) were higher at £147 million (2023: £73 million).

In 2023, the Group paid a one time payment of £59 million to settle the investigation by the Nigerian Federal Competition and Consumer Protection Commission (FCCPC).

The Group made interim repayments to HMRC of £50 million in both 2024 and 2023, and intends to make further interim repayments in future periods in respect of the Franked Investment Income Group Litigation Order (FII GLO), as described on page 40.

Operating cash conversion and free cash flow (before and after dividends paid to shareholders)

The Group's operating cash conversion rate (based upon adjusted profit from operations and defined on page 57) was 101% (2023: 100%).

This exceeded our target of at least 90%, demonstrating the ongoing strength of the Group in turning operating performance into cash.

Free cash flow (before the payment of dividends), as defined on page 58, was £7,901 million for 2024 (2023: £8,360 million), a decrease of 5.5%. This was driven by the reduction in net cash generated from operating activities discussed above and higher net interest paid (2024: £1,703 million; 2023: £1,682 million), partly offset by lower net capital expenditure (2024: £434 million; 2023: £487 million).

After paying dividends of £5,213 million (2023: £5,055 million), free cash flow (after dividends paid to shareholders), as defined on page 58, was £2,688 million for 2024 (2023: £3,305 million).

For a full reconciliation of net cash generated from operating activities to free cash flow before and after dividends, see page 58.

15

BAT Preliminary Announcement 2024 | Summary | Performance Review | Financial Statements | Other Information | Data Lake and Reconciliations

Other Financial Information

Continued

Borrowings and net debt

Borrowings (which includes lease liabilities) were £36,950 million at 31 December 2024, a decrease of 7.0% compared to £39,730 million at 31 December 2023. Foreign exchange movements, mainly related to the US dollar and sterling, were a headwind in 2024. However the reduction in borrowings was due to the net repayment of borrowings in the year, driven by the cash generated by the business after the payment of dividends to shareholders in the period. This reduction included the capped cash debt tender offer and subsequent repayment prior to their maturity in a principal amount of £1.8 billion of bonds.

The Group remains confident of its ability to access the debt capital markets successfully and reviews its options on a continuing basis.

The Group's average centrally managed debt maturity was 9.5 years at 31 December 2024 (31 December 2023: 10.5 years), and the highest proportion of centrally managed debt maturing in a single rolling 12-month period was 14.8% (31 December 2023: 15.7%).

The Group defines net debt as borrowings (including related derivatives and lease liabilities), less cash and cash equivalents (including restricted cash) and current investments held at fair value. Closing net debt was £31,253 million at 31 December 2024 (31 December 2023: £34,640 million). A reconciliation of borrowings to net debt is provided below.

	As at 31 December		
	2024	2023	Change
	£m	£m	%
Borrowings (including lease liabilities)	**(36,950)**	(39,730)	-7.0%
Derivatives in respect of net debt	**(113)**	(170)	-34%
Cash and cash equivalents	**5,297**	4,659	+13.7%
Current investments held at fair value	**513**	601	-14.6%
Net debt	**(31,253)**	(34,640)	-9.8%
Maturity profile of net debt:			
Net debt due within one year	**1,545**	852	+81.3%
Net debt due beyond one year	**(32,798)**	(35,492)	-7.6%
Net debt	**(31,253)**	(34,640)	-9.8%

The movement in net debt includes the free cash inflow, after payment of dividends to shareholders, of £2,688 million (2023: £3,305 million inflow), as described on page 58. Also impacting the carrying value of net debt at the balance sheet date are:

- Cash payments related to share schemes and investing activities of £74 million (2023: £303 million), which, in 2024, was lower mainly due to the movement in foreign exchange dividend hedges due to the movement in sterling, predominantly against the US dollar;
- £1,577 million net proceeds from the partial monetisation of our investment in ITC;
- The purchase of £0.7 billion of own shares under the Group's 2024 share buy-back programme;
- Other non-cash movements of £568 million inflow (2023: £226 million outflow), which, in 2024, mainly relate to the series of bonds repurchased in May 2024 as part of the Group's debt liability management exercise discussed on page 32; and
- Foreign exchange impacts related to the revaluation of foreign currency denominated net debt balances being a net headwind of £674 million (2023: £1,338 million tailwind).

In 2023, the Group reclassified £368 million in respect of certain balances previously held-for-sale related to the proposed sale of the Group's operations in Russia and Belarus.

These movements can be summarised as follows:

	As at 31 December		
	2024	2023	Change
	£m	£m	%
Opening net debt (including IFRS 16 Leases)	**(34,640)**	(39,281)	-11.8%
Free cash inflow (after dividends)	**2,688**	3,305	-18.7%
Other cash payments	**(74)**	(303)	
Proceeds from partial divestment of shares held in ITC	**1,577**	—	
Purchase of own shares	**(698)**	—	
Receipt from disposal of subsidiaries (net of cash disposed of)	**—**	159	
Transferred from held-for-sale	**—**	368	
Other non-cash movements	**568**	(226)	
Foreign exchange	**(674)**	1,338	
Closing net debt	**(31,253)**	(34,640)	-9.8%

Investments held at fair value through profit and loss include restricted amounts of £437 million (31 December 2023: £446 million) due to investments held by subsidiaries in CCAA protection, as well as £60 million (31 December 2023: £89 million) subject to potential exchange control restrictions.

Cash and cash equivalents include restricted amounts of £2,072 million (31 December 2023: £1,904 million) due to subsidiaries in CCAA protection and £339 million (31 December 2023: £392 million) principally due to exchange control restrictions.

16

BAT Preliminary Announcement 2024 | Summary | Performance Review | Financial Statements | Other Information | Data Lake and Reconciliations

Other Financial Information

Continued

Borrowings and net debt (continued)

Adjusted net debt and adjusted net debt to adjusted EBITDA

For the purposes of assessing the Group's ability to service and repay borrowings, the Group uses the ratio of adjusted net debt to adjusted EBITDA. Adjusted EBITDA is defined as profit for the year (earnings) before net finance costs, taxation on ordinary activities, share of post-tax results of associates and joint ventures, depreciation, amortisation, impairment costs and adjusting items. Please refer to page 59 for a reconciliation of adjusted EBITDA to profit for the year.

The Group also adjusts net debt for the purchase price allocation adjustment to the debt, included within borrowings, acquired as part of the acquisition of Reynolds American Inc. This is an accounting adjustment and does not reflect the enduring repayment of the instrument. The Group Management Board believes that this additional measure, which is used internally to assess the Group's financial capacity, is useful to the users of the financial statements in helping them to see how the Group's financial capacity has changed over the year. The adjusted net debt position is provided below:

	As at 31 December		
	2024 £m	2023 £m	Change %
Net debt	**(31,253)**	(34,640)	-9.8%
Purchase price allocation (PPA) adjustment to acquired debt	**670**	700	-4.3%
Adjusted net debt	**(30,583)**	(33,940)	-9.9%
Exchange	**947**		
Adjusted net debt translated at 2023 exchange rates	**(29,636)**		-12.7%

The Group's ratio of adjusted net debt to adjusted EBITDA as at 31 December 2024 was 2.44x (2023: 2.57x).

However, excluding the provision recognised in respect of cash and cash equivalents and investments held at fair value, and adjusted EBITDA earned, in Canada, this would have been 2.75x.

The calculation of adjusted net debt to adjusted EBITDA is provided on page 59.

Return on Capital Employed (ROCE)

The Group's ROCE, calculated in accordance with our reported numbers, was 2.7% (2023: -13.2%), with the relative movement in 2024 due to the impairment of goodwill and trademarks referred to earlier, impacting the Group's EBITDA in 2023.

On an adjusted basis, as defined on page 57, including dividends from associates and joint ventures (as a proxy to a return in the period, given the inclusion of the investment in associates and joint ventures in the Group's calculation of capital employed), adjusted ROCE grew from 10.9% in 2023, to 12.1% in 2024.

The movement in 2024 was mainly driven by the impairment of goodwill and trademarks and increases in amortisation charges referred to earlier, the impact of which has been adjusted out of EBITDA but reduces the value of average capital employed.

Dividends summary

The Board has declared an interim dividend of 240.24p per ordinary share of 25p for the year ended 31 December 2024, payable in four equal quarterly instalments of 60.06p per ordinary share in May 2025, August 2025, November 2025 and February 2026. This represents an increase of 2.0% on 2023 (2023: 235.52p per share), and a pay-out ratio, on 2024 adjusted diluted earnings per share, of 66.3%.

The quarterly dividends will be paid to shareholders registered on either the UK main register or the South Africa branch register and to holders of American Depositary Shares (ADSs), each on the applicable record dates below:

Event (2025 unless stated otherwise)	Payment No. 1	Payment No. 2	Payment No. 3	Payment No. 4
Record date (JSE, LSE and NYSE)	28 March	27 June	3 October	30 December
Payment date (LSE and JSE)	7 May	1 August	7 November	4 February 2026
ADS payment date (NYSE)	12 May	6 August	13 November	9 February 2026

17

BAT Preliminary Announcement 2024 | Summary | Performance Review | Financial Statements | Other Information | Data Lake and Reconciliations

Other Financial Information

Continued

Foreign currencies

The principal exchange rates used to convert the results of the Group's foreign operations to sterling for the purposes of inclusion and consolidation within the Group's financial statements are indicated in the table below. Where the Group has provided results "at constant rates of exchange" this refers to the translation of the results from the foreign operations at rates of exchange prevailing in the prior period, thereby eliminating the potentially distorting impact of the movement in foreign exchange on the reported results.

The principal exchange rates used were as follows:

	Average for the period ended 31 December		As at 31 December	
	2024	2023	**2024**	2023
Australian dollar	**1.937**	1.873	**2.023**	1.868
Bangladeshi taka	**147.803**	134.747	**149.662**	139.909
Brazilian real	**6.893**	6.208	**7.737**	6.192
Canadian dollar	**1.751**	1.678	**1.801**	1.681
Chilean peso	**1,206.394**	1,044.498	**1,245.543**	1,113.264
Euro	**1.181**	1.150	**1.209**	1.154
Indian rupee	**106.952**	102.707	**107.223**	106.081
Japanese yen	**193.583**	174.883	**196.827**	179.721
Romanian leu	**5.877**	5.688	**6.018**	5.741
Russian ruble[1]		102.662		120.111
South African rand	**23.423**	22.962	**23.633**	23.313
Swiss franc	**1.125**	1.117	**1.135**	1.073
US dollar	**1.278**	1.244	**1.252**	1.275

1. As a result of the disposal of the Group's businesses in Russia, the 2023 rates reflect the average for the period ended and as at 13 September 2023, respectively, with the Russian rouble no longer deemed to be a principal foreign currency in 2024.

Update on Quebec class action and CCAA

In March 2019, Imperial Tobacco Canada Limited and Imperial Tobacco Company Limited (together, ITCAN), Group subsidiaries, obtained creditor protection under the Canadian Companies' Creditors Arrangement Act (CCAA). Under a confidential court supervised mediation process, ITCAN has been negotiating a possible settlement of all of its outstanding tobacco litigation in Canada while continuing to run its business in the normal course.

On 17 October 2024, the court-appointed mediator's and monitor's plan of compromise and arrangement was filed in the Ontario Superior Court of Justice. Substantially similar proposed plans were also filed for Rothmans, Benson & Hedges Inc. (RBH, a subsidiary of Philip Morris International Inc.) and JTI-Macdonald Corp. (JTIM, a subsidiary of Japan Tobacco International) (collectively, the Proposed Plans).

On 31 October 2024, the court granted certain orders pursuant to which the Proposed Plans were accepted for filing. On 12 December 2024, the Proposed Plans were approved by the requisite majorities of the creditors. A sanction hearing took place between 29-31 January 2025. During the sanction hearing, the Court was asked to sanction the Proposed Plans. The Court's decision is currently pending and the Stays are extended until 3 March 2025, or such time as the Court's decision on the sanction order is released.

Under the Proposed Plans, if ultimately sanctioned and then implemented, ITCAN, RBH and JTIM (the Companies) would pay an aggregate settlement amount of CAD$32.5 billion (approximately £18 billion). This amount would be funded by:

- an upfront payment equal to all the Companies' cash and cash equivalents on hand (including investments held at fair value) plus certain court deposits (subject to an aggregate industry withholding of CAD$750 million (approximately £416 million)) plus 85% of any cash tax refunds that may be received by the Companies on account of the upfront payments; and
- annual payments based on a percentage (initially 85%, reducing over time) of each of the Companies' net income after taxes, based on amounts generated from all sources, excluding New Categories, until the aggregate settlement amount is paid.

The performance of ITCAN's New Categories (including Vapour products and nicotine pouches) is not included in the basis for calculating the annual payments.

These Proposed Plans, if ultimately sanctioned and implemented, would resolve ITCAN's outstanding tobacco litigation in Canada and provide a full and comprehensive release to ITCAN, BAT p.l.c. and all related companies for all tobacco claims in Canada.

It is expected that the court will appoint neutral and independent third parties to administer the implementation of the Proposed Plans.

In line with IFRS 10 *(Consolidated Financial Statements)*, ITCAN is consolidated in the Group's results.

Under IAS 37, *Provisions, Contingent Liabilities and Contingent Assets*, when there is an expected future economic outflow, arising from a past event, the value of which can be reasonably estimated, a provision should be recognised.

Accordingly, in accordance with IFRS, the Group has recognised a charge to the income statement of £6,203 million (held as a liability at 31 December 2024), being:

- £2,456 million in respect of the cash and cash equivalents including investments held at fair value on the balance sheet at 31 December 2024 and which is expected to be paid in 2025; and
- £3,747 million in respect of the Group's estimate of ITCAN's remaining liability. As the terms of the Proposed Plans dictate, there is no predetermined amount that ITCAN or any of the Companies individually are required to pay. ITCAN and the other Companies are required to make annual payments based on a percentage of net income after tax generated from all sources, excluding New Categories, until the Companies settle the liability in full. Furthermore, several factors including the future financial performance of each Company (excluding New Categories) can impact the value of the remaining liability. However these do not, in our view, preclude a provision to be recognised based upon Management's estimates.

Due to the distortive nature of the above when comparing 2024 versus 2023, in line with the Group's policy, the above charges have been treated as an adjusting item.

18

BAT Preliminary Announcement 2024 | Summary | Performance Review | Financial Statements | Other Information | Data Lake and Reconciliations

Other Financial Information

Continued

Update on Quebec class action and CCAA (continued)

Adjusted Non-GAAP performance:

For the purposes of management reporting and reflecting how Management will assess the performance of Canada on an ongoing basis, from 2025, a charge will be recognised in the Group's income statement for management accounts purposes and will be reflected in the Non-GAAP adjusted profit from operations for AME and the Group, with a commensurate impact reflected in adjusted earnings per share.

This charge will be calculated in line with the Proposed Plans – based on a percentage of ITCAN's net income after taxes, based on amounts generated from all sources, excluding New Categories. This will continue until the aggregate settlement amount is paid. This will be reflected in the adjusted performance of the Group and will be referred to as "as adjusted for Canada".

Due to the uncertain nature of the timing of the implementation of the settlement on the Group's 2025 results, for the purposes of 2025 versus 2024 this charge will be 100% of the profit after interest and tax from all sources, excluding New Categories, in Canada.

From 2026 (assuming the Proposed Plans have been implemented in 2025), this charge will reflect the settlement agreement, being an assumed 85% of profit after interest and taxes from all sources, excluding New Categories, in Canada, reducing in future periods in line with the settlement agreement.

Management believe that recognising a charge to the income statement in the year will reflect the financial performance in Canada resulting from the decisions taken with respect to resource allocation by the Group's Management. This approach will also ensure the economic delivery from Canada will be comparable with other markets in the Group, when comparing the results as represented by the adjusted income statement.

For ease of reference and to assist the users' understanding of the Group results, 2024 results, as adjusted for 100% of Canada's profit after tax (excluding New Categories) and presented to act as a comparator for the 2025 performance, would have been as follows:

For year ended 31 December 2024	Reported £m	Adj Items £m	Adjusted £m	Adj. for Canada £m	As adjusted for Canada £m
Profit from Operations					
U.S.	4,087	2,299	6,386	—	6,386
AME	(3,464)	6,784	3,320	(520)	2,800
APMEA	2,113	71	2,184	—	2,184
Total Region	2,736	9,154	11,890	(520)	11,370
Net finance costs	(1,098)	(491)	(1,589)	(126)	(1,715)
Associates and joint ventures	1,900	(1,379)	521	—	521
Profit before tax	3,538	7,284	10,822	(646)	10,176
Taxation	(357)	(2,206)	(2,563)	169	(2,394)
Non-controlling interests	(113)	(38)	(151)	—	(151)
Coupons relating to hybrid bonds net of tax	(42)	—	(42)	—	(42)
Profit attributable to shareholders	3,026	5,040	8,066	(477)	7,589
Diluted number of shares (m)	2,225		2,225		2,225
Diluted earnings per share (pence)[3]	136.0		362.5		341.1

At 31 December 2024, restricted cash in ITCAN was £2,072 million and restricted investments held at fair value were £437 million.

It is anticipated that there will be an outflow of cash, cash equivalents and investments held at fair value as part of the implementation of the Proposed Plans. To aid the users of the financial statements, the below table has been provided to illustrate the Group's leverage ratio of adjusted net debt to adjusted EBITDA, after adjusting for Canada.

Years ended 31 December	2024 £m
Adjusted net debt - see page 59	30,583
Provision recognised in respect of cash and cash equivalents and investments held at fair value in Canada	2,456
Adjusted net debt as adjusted for the Canada cash, cash equivalents and investments held at fair value	33,039
Adjusted EBITDA - see page 59	12,524
Adjusted EBITDA earned in Canada*	(525)
Adjusted EBITDA as adjusted for the EBITDA earned in Canada*	11,999
Adjusted net debt to adjusted EBITDA as adjusted for Canada*	2.75x

*excludes New Categories

For a summary of the case, please see the Contingent Liabilities section on page 38. Full details of the case and the assessment of goodwill will be included in the Group's Annual Report and Accounts and Form 20-F for the year ended 31 December 2024 (note 12 Intangible Assets and note 31 Contingent Liabilities and Financial Commitments).

19

Other Information Risks and uncertainties The Board carried out a robust assessment of the Principal Risks and uncertainties facing the Group for the period, including those that would threaten its business model, future performance, solvency, liquidity and viability. The Board also maintained close oversight of the Group’s response to critical external uncertainties, recognising current macro-economic and geopolitical challenges. All Group risks are reviewed biannually by the Audit Committee and annually by the Board. Sustainability is core to the Group’s long-term business strategy and sustainability risk factors are embedded across the Group’s risks in accordance with the Group's Risk Management Framework. In 2024, the Board recognised Climate Change and Circular Economy as separate risks reflecting the distinct qualities of each. The Principal Risks facing the Group are summarised under the headings of: – Competition from illicit trade; – Geopolitical tensions; – Tobacco, New Categories and other regulation interrupts the growth strategy; – Supply chain disruption; – Litigation; – Significant increases or structural changes in tobacco, nicotine and New Categories related taxes; – Inability to develop, commercialise and deliver the New Categories strategy; – Disputed taxes, interest and penalties; – Injury, illness or death in the workplace; – Solvency and liquidity; – Foreign exchange rate exposures; – Climate change; – Circular economy; and – Cyber security. A summary of all the risk factors (including the Principal Risks) which are monitored by the Board through the Group’s risk register will be included in the Annual Report and Accounts and Form 20-F for the year ended 31 December 2024. Update on investigations into misconduct allegations The Group investigates, and becomes aware of governmental authorities’ investigations into, allegations of misconduct, including alleged breaches of sanctions and allegations of corruption, at Group companies. Some of these allegations of misconduct, alleged breaches of sanctions and allegations of corruption are currently being investigated. The Group cooperates with the authorities, where appropriate. In June 2024, the Group paid US$332 million (approximately £267 million) to the U.S. Department of Justice in final settlement of the previously disclosed investigation. Changes in the Group ITC Ltd In 2024, the Group sold 436,851,457 ordinary shares held in the Group's main associate, ITC Ltd (ITC) in India. The sale represents 3.5% of ITC's ordinary shares. The Group realised net proceeds of £1,577 million, with a net credit of £1,361 million recognised in the year. The gain has been treated as an adjusting item. Organigram As previously announced, the Group signed an agreement for a further investment in Organigram, with a value of CAD$125 million (£74 million) in three tranches. In 2024, the Group concluded two of the three tranches for £24 million each, acquiring 25,786,350 shares at a price of CAD$3.22 per share. The final tranche of 12,893,175 shares at CAD$3.22 per share (estimated to be £24 million) is anticipated to be completed in February 2025. These investments are to support Organigram in the creation of “Jupiter”, a strategic investment pool designed to expand Organigram’s geographic footprint and capitalise on emerging growth opportunities. The Group’s equity position at 31 December 2024 was c.30.6% and is anticipated to rise to c.36.65% (restricted to 30% voting rights) once the final tranche has been completed. During the year, Organigram completed investments into Sanity Group GmbH and Steady State LLC, both of which are associated undertakings of the Group, and an acquisition of Motif Labs Ltd. in Canada. Other In July 2024, the Group acquired Beni Oral Nicotine LLC for US$30 million (£23 million) cash and deferred contingent consideration of up to US$200 million (£160 million), with the deferred consideration payable after five years and contingent upon meeting certain performance indicators. The transaction has been accounted for as an acquisition of assets. Following a strategic review, the Group intends to seek an orderly exit from Cuba. The financial impact on revenue or adjusted profit from operations of any exit is not considered material to the understanding of the Group's performance and the results of future periods will not reflect an inorganic adjustment. BAT Preliminary Announcement 2024 Summary Performance Review Financial Statements Other Information Data Lake and Reconciliations 20

Other Information Continued Changes to the Main Board and Management Board As previously disclosed, the following Board and Management Board changes have taken place: – Sue Farr and Dimitri Panayotopoulos stepped down from the Board as Non-Executive Directors following the 2024 Annual General Meeting on 24 April 2024; and – Soraya Benchikh was appointed as Chief Financial Officer, joining the Main Board and the Management Board, with effect from 1 May 2024. Also as previously disclosed: – Karen Guerra joined the Remuneration Committee and stepped down from the Audit Committee with effect from 10 February 2025; – Uta Kemmerich-Keil will join the Board as an independent Non-Executive Director and member of the Audit and Nominations Committees with effect from 17 February 2025; and – Murray S. Kessler will step down from the Board with effect from 17 February 2025 and will not stand for re-election at the AGM. Going concern A description of the Group’s business activities, its financial position, cash flows, liquidity position, facilities and borrowings position, together with the factors likely to affect its future development, performance and position, are set out in this announcement. Further information will be provided in the Strategic Report and in the Notes on the Accounts, all of which will be included in the Group's 2024 Annual Report and Accounts and Form 20-F. The Group has, at the date of this Preliminary Announcement, sufficient existing financing available for its estimated requirements for at least 12 months from the date of approval of this condensed consolidated financial information. This, together with the ability to generate cash from trading activities, the performance of the Group’s Strategic Portfolio, its leading market positions in a number of countries and its broad geographical spread, as well as numerous contracts with established customers and suppliers across different geographical areas and industries, provides the Directors with the confidence that the Group is well placed to manage its business risks successfully through the ongoing uncertainty, the current macro-economic financial conditions and the general outlook in the global economy. After reviewing the Group’s forecast financial performance and financing arrangements, the Directors consider that the Group has adequate resources to continue operating for at least 12 months from the date of approval of this preliminary announcement and that it is therefore appropriate to continue to adopt the going concern basis in preparing the Group's 2024 Annual Report and Accounts and Form 20-F. Additional information In addition to this Preliminary Announcement, the Group wishes to inform the reader that additional information will be available in documents filed with or furnished to the LSE and U.S. Securities and Exchange Commission (SEC) on 14 February 2025 and which should be referred to in addition to this Preliminary Announcement. Additional information includes: – The Group’s audited Financial Statements; – Exchange rates; – Reconciliations of all non-GAAP measures from the most relevant IFRS equivalent; – Information regarding contingent liabilities and financial commitments; – Information for shareholders on dividends; – Information with regard to the Group’s Principal Risks; – Key dates in respect of the year ending 31 December 2025; and – Glossary and definition of key terms. This information will be an extract of information that will be included in the Group's 2024 Annual Report and Accounts and Form 20-F for the 12 months ended 31 December 2024 which is expected to be published on 14 February 2025. BAT Preliminary Announcement 2024 Summary Performance Review Financial Statements Other Information Data Lake and Reconciliations 21

Financial Statements Contents Page Financial Statements: Group Income Statement 23 Group Statement of Comprehensive Income 24 Group Statement of Changes in Equity 25 Group Balance Sheet 27 Group Cash Flow Statement 28 Notes to the Financial Statements 29 Other Information 41 Data Lake and Reconciliations 48 BAT Preliminary Announcement 2024 Summary Performance Review Financial Statements Other Information Data Lake and Reconciliations 22

Financial Statements Group Income Statement For years ended 31 December 2024 2023 £m  £m Revenue1 25,867 27,283 Raw materials and consumables used (4,565) (4,545) Changes in inventories of finished goods and work in progress 129 (96) Employee benefit costs (2,831) (2,664) Depreciation, amortisation and impairment costs (3,101) (28,614) Other operating income 340 432 Loss on reclassification from amortised cost to fair value (10) (9) Other operating expenses (13,093) (7,538) Profit/(loss) from operations 2,736 (15,751) Net finance costs (1,098) (1,895) Share of post-tax results of associates and joint ventures 1,900 585 Profit/(loss) before taxation 3,538 (17,061) Taxation on ordinary activities (357) 2,872 Profit/(loss) for the year 3,181 (14,189) Attributable to: Owners of the parent 3,068 (14,367) Non-controlling interests 113 178 3,181 (14,189) Earnings/(loss) per share Basic 136.7p -646.6p Diluted2 136.0p -646.6p All of the activities during both years are in respect of continuing operations. The accompanying notes on pages 29 to 40 form an integral part of this condensed consolidated financial information. 1. Revenue is net of duty, excise and other taxes of £33,818 million and £36,917 million for the years ended 31 December 2024 and 31 December 2023, respectively. 2. In 2023, the Group reported a loss for the year. Following the requirements of IAS 33, the impact of share options would be antidilutive and is therefore excluded, for 2023, from the calculation of diluted earnings per share, calculated in accordance with IFRS. BAT Preliminary Announcement 2024 Summary Performance Review Financial Statements Other Information Data Lake and Reconciliations 23

Financial Statements Continued Group Statement of Comprehensive Income For years ended 31 December 2024 2023 £m  £m  Profit/(loss) for the year (page 23) 3,181 (14,189) Other comprehensive (expense)/income Items that may be reclassified subsequently to profit or loss: (50) (3,317) Foreign currency translation and hedges of net investments in foreign operations – differences on exchange from translation of foreign operations (195) (4,049) – reclassified and reported in profit for the year — 552  – net investment hedges - net fair value gains on derivatives 20 236 – net investment hedges - differences on exchange on borrowings 17 9 Cash flow hedges – net fair value gains 65 59 – reclassified and reported in profit for the year 36 12 – tax on net fair value gains in respect of cash flow hedges (23) (23) Investments held at fair value – net fair value losses — (6) Associates – share of other comprehensive income, net of tax (13) (107) – differences on exchange reclassified to profit or loss 43 — Items that will not be reclassified subsequently to profit or loss: (7) (57) Retirement benefit schemes – net actuarial losses (19) (106) – movements in surplus recognition (14) 24 – tax on actuarial (losses)/gains in respect of subsidiaries (1) 30 Investments held at fair value – net fair value losses (6) — Associates – share of other comprehensive income, net of tax 33 (5) Total other comprehensive expense for the year, net of tax (57) (3,374) Total comprehensive income/(expense) for the year, net of tax 3,124 (17,563) Attributable to: Owners of the parent 3,013 (17,699) Non-controlling interests 111 136 3,124 (17,563) The accompanying notes on pages 29 to 40 form an integral part of this condensed consolidated financial information. BAT Preliminary Announcement 2024 Summary Performance Review Financial Statements Other Information Data Lake and Reconciliations 24

BAT Preliminary Announcement 2024 | Summary | Performance Review | Financial Statements | Other Information | Data Lake and Reconciliations

Financial Statements

Continued

Group Statement of Changes in Equity

At 31 December 2024	Share capital £m	Share premium, capital redemption and merger reserves £m	Other reserves £m	Retained earnings £m	Total attributable to owners of parent £m	Perpetual hybrid bonds £m	Non-controlling interests £m	Total equity £m
	Attributable to owners of the parent							
Balance at 1 January 2024	614	26,630	(894)	24,531	50,881	1,685	368	52,934
Total comprehensive (expense)/income for the year comprising: (page 24)	—	—	(21)	3,034	3,013	—	111	3,124
Profit for the year (page 23)	—	—	—	3,068	3,068	—	113	3,181
Other comprehensive expense for the year (page 24)	—	—	(21)	(34)	(55)	—	(2)	(57)
Other changes in equity								
Cash flow hedges reclassified and reported in total assets	—	—	13	—	13	—	—	13
Employee share options								
– value of employee services	—	—	—	70	70	—	—	70
– proceeds from new shares issued	—	6	—	—	6	—	—	6
– treasury shares used for share option schemes	—	—	—	—	—	—	—	—
Dividends and other appropriations								
– ordinary shares	—	—	—	(5,209)	(5,209)	—	—	(5,209)
– to non-controlling interests	—	—	—	—	—	—	(127)	(127)
Purchase of own shares								
– held in employee share ownership trusts	—	—	—	(94)	(94)	—	—	(94)
– share buy-back programme	—	—	—	(698)	(698)	—	—	(698)
– shares bought back and cancelled	(7)	7	—	—	—	—	—	—
Treasury shares cancelled	(22)	22	—	—	—	—	—	—
Perpetual hybrid bonds								
– coupons paid	—	—	—	(56)	(56)	—	—	(56)
– tax on coupons paid	—	—	—	14	14	—	—	14
Other movements	—	—	—	18	18	—	—	18
Balance at 31 December 2024	585	26,665	(902)	21,610	47,958	1,685	352	49,995

25

BAT Preliminary Announcement 2024 | Summary | Performance Review | Financial Statements | Other Information | Data Lake and Reconciliations

Financial Statements

Continued

Group Statement of Changes in Equity (continued)

	Attributable to owners of the parent								
At 31 December 2023	Share capital £m	Share premium, capital redemption and merger reserves £m	Other reserves £m	Retained earnings £m	In respect of assets held-for-sale £m	Total attributable to owners of parent £m	Perpetual hybrid bonds £m	Non-controlling interests £m	Total equity £m
Balance at 1 January 2023	614	26,628	2,655	44,081	(295)	73,683	1,685	342	75,710
Total comprehensive (expense)/income for the year comprising: (page 24)	—	—	(3,281)	(14,418)	—	(17,699)	—	136	(17,563)
(Loss)/profit for the year (page 23)	—	—	—	(14,367)	—	(14,367)	—	178	(14,189)
Other comprehensive expense for the year (page 24)	—	—	(3,281)	(51)	—	(3,332)	—	(42)	(3,374)
Other changes in equity									
Cash flow hedges reclassified and reported in total assets	—	—	27	—	—	27	—	—	27
Employee share options									
– value of employee services	—	—	—	71	—	71	—	—	71
– proceeds from new shares issued	—	2	—	—	—	2	—	—	2
Dividends and other appropriations									
– ordinary shares	—	—	—	(5,071)	—	(5,071)	—	—	(5,071)
– to non-controlling interests	—	—	—	—	—	—	—	(110)	(110)
Purchase of own shares									
– held in employee share ownership trusts	—	—	—	(110)	—	(110)	—	—	(110)
Perpetual hybrid bonds									
– coupons paid	—	—	—	(58)	—	(58)	—	—	(58)
– tax on coupons paid	—	—	—	14	—	14	—	—	14
Reclassification of equity in respect of assets classified as held-for-sale	—	—	(295)	—	295	—	—	—	—
Other movements	—	—	—	22	—	22	—	—	22
Balance at 31 December 2023	614	26,630	(894)	24,531	—	50,881	1,685	368	52,934

The accompanying notes on pages 29 to 40 form an integral part of this condensed consolidated financial information.

26

Financial Statements Continued Group Balance Sheet As at 31 December 2024 2023 £m  £m  Assets Intangible assets 94,276 95,562 Property, plant and equipment 4,379 4,583 Investments in associates and joint ventures 1,902 1,970 Retirement benefit assets 937 956 Deferred tax assets 2,573 911 Trade and other receivables 282 321 Investments held at fair value 146 118 Derivative financial instruments 110 109 Total non-current assets 104,605 104,530 Inventories 4,616 4,938 Income tax receivable 67 172 Trade and other receivables 3,604 3,621 Investments held at fair value 513 601 Derivative financial instruments 186 181 Cash and cash equivalents 5,297 4,659 14,283 14,172 Assets classified as held-for-sale 11 14 Total current assets 14,294 14,186 Total assets 118,899 118,716 Equity – capital and reserves Share capital 585 614 Share premium, capital redemption and merger reserves 26,665 26,630 Other reserves (902) (894) Retained earnings 21,610 24,531 Owners of the parent 47,958 50,881 Perpetual hybrid bonds 1,685 1,685 Non-controlling interests 352 368 Total equity 49,995 52,934 Liabilities Borrowings 32,638 35,406 Retirement benefit liabilities 820 881 Deferred tax liabilities 11,679 12,192 Other provisions for liabilities 4,071 531 Trade and other payables 685 893 Derivative financial instruments 268 206 Total non-current liabilities 50,161 50,109 Borrowings 4,312 4,324 Income tax payable 1,681 992 Other provisions for liabilities 3,044 468 Trade and other payables 9,550 9,700 Derivative financial instruments 156 189 Total current liabilities 18,743 15,673 Total equity and liabilities 118,899 118,716 The accompanying notes on pages 29 to 40 form an integral part of this condensed consolidated financial information. BAT Preliminary Announcement 2024 Summary Performance Review Financial Statements Other Information Data Lake and Reconciliations 27

Financial Statements Continued Group Cash Flow Statement For years ended 31 December 2024 2023 £m  £m  Cash flows from operating activities Cash generated from operating activities (page 34) 11,573 12,830 Dividends received from associates 406 506 Tax paid (1,854) (2,622) Net cash generated from operating activities 10,125 10,714 Cash flows from investing activities Interest received 187 145 Purchases of property, plant and equipment (486) (460) Proceeds on disposal of property, plant and equipment 145 54 Purchases of intangibles (122) (141) Proceeds on disposal of intangibles 39 27 Purchases of investments (216) (448) Proceeds on disposals of investments 299 405 Investment in associates and acquisitions of other subsidiaries net of cash acquired (48) (37) Proceeds from disposal of shares in associate, net of tax 1,577 — Disposal of subsidiary, net of cash disposed of — 159 Net cash generated from/(used in) investing activities 1,375 (296) Cash flows from financing activities Interest paid on borrowings and financing related activities (1,703) (1,682) Interest element of lease liabilities (37) (30) Capital element on lease liabilities (165) (162) Proceeds from increases in and new borrowings 2,404 5,134 Reductions in and repayments of borrowings (4,826) (6,769) Outflows relating to derivative financial instruments (128) (480) Purchases of own shares - share buy-back programme (698) — Purchases of own shares held in employee share ownership trusts (94) (110) Coupon paid on perpetual hybrid bonds (56) (59) Dividends paid to owners of the parent (5,213) (5,055) Capital injection from and purchases of non-controlling interests — — Dividends paid to non-controlling interests (121) (105) Other 5 4 Net cash used in financing activities (10,632) (9,314) Net cash flows generated from operating, investing and financing activities 868 1,104 Transferred from held-for-sale* — 368 Differences on exchange (281) (292) Increase in net cash and cash equivalents in the year 587 1,180 Net cash and cash equivalents at 1 January 4,517 3,337 Net cash and cash equivalents at 31 December 5,104 4,517 Cash and cash equivalents per balance sheet 5,297 4,659 Overdrafts and accrued interest (193) (142) Net cash and cash equivalents at 31 December 5,104 4,517 *Included in Transferred from held-for-sale in 2023 is £102 million of foreign exchange loss due to the devaluation of the Russian ruble. The accompanying notes on pages 29 to 40 form an integral part of this condensed consolidated financial information. The net cash flows relating to the adjusting items within profit from operations on pages 29 to 32, included in the above, are an outflow of £824 million (31 December 2023: £156 million outflow). BAT Preliminary Announcement 2024 Summary Performance Review Financial Statements Other Information Data Lake and Reconciliations 28

BAT Preliminary Announcement 2024 | Summary | Performance Review | Financial Statements | Other Information | Data Lake and Reconciliations

Notes to the Financial Statements

Accounting policies and basis of preparation

The condensed consolidated financial information has been extracted from the Group's 2024 Annual Report and Accounts and Form 20-F, including the financial statements for the year ended 31 December 2024, which is expected to be published on 14 February 2025. This condensed consolidated financial information does not constitute statutory accounts within the meaning of Section 434 of the Companies Act 2006.

The Group prepares its annual consolidated financial statements in accordance with International Financial Reporting Standards (IFRS) as issued by the International Accounting Standards Board (IASB) and UK-adopted international accounting standards, and in accordance with the provisions of the UK Companies Act 2006 applicable to companies under IFRS. UK-adopted international accounting standards differ in certain respects from IFRS as issued by the IASB. The differences have no impact on the Group's consolidated financial statements for the periods presented.

These condensed financial statements have been prepared under the historical cost convention, except in respect of certain financial instruments. They are prepared on a basis consistent with the IFRS accounting policies as set out in the Group's Annual Report and Accounts and Form 20-F for the year ended 31 December 2023.

The preparation of these condensed consolidated financial statements requires management to make estimates and assumptions that affect the reported amounts of revenues, expenses, assets and liabilities and the disclosure of contingent liabilities at the date of these condensed consolidated financial statements. Such estimates and assumptions are based on historical experience and various other factors that are believed to be reasonable in the circumstances and constitute management's best judgment at the date of the condensed consolidated financial statements. Other than in respect of certain assumptions related to the assessment of the carrying value of goodwill and intangible assets and with respect to the ongoing litigation in Canada (as described on page 18), the key estimates and assumptions were the same as those that applied to the consolidated financial information for the year ended 31 December 2023, apart from updating the assumptions used to determine the carrying value of liabilities for retirement benefit schemes. As described on page 31, the Group has assessed whether there are any impairment triggers related to the carrying value of the significant investments of goodwill and intangibles. Other than as described on page 31 in relation to Camel Snus and page 32 in relation to Malaysia, no other impairment of goodwill and intangibles is required. In the future, actual experience may deviate from these estimates and assumptions, which could affect these condensed consolidated financial statements as the original estimates and assumptions are modified, as appropriate, in the period in which the circumstances change.

After reviewing the Group's forecast financial performance and financing arrangements, the Directors consider that the Group has adequate resources to continue operating for at least 12 months from the date of approval of this condensed consolidated financial information and that it is therefore appropriate to continue to adopt the going concern basis in preparing the 2024 Annual Report and Accounts and Form 20-F.

Analysis of revenue and profit from operations by segment

Years ended 31 December	2024			2023
	Reported	Exchange	Reported at CC[2]	Reported
Revenue	£m	£m	£m	£m
U.S.	11,278	314	11,592	11,994
AME	9,241	523	9,764	9,791
APMEA	5,348	447	5,795	5,498
Total Region	**25,867**	**1,284**	**27,151**	27,283

Years ended 31 December	2024					2023		
	Reported	Adj Items[1]	Adjusted	Exchange	Adjusted at CC[2]	Reported	Adj Items[1]	Adjusted
Profit/(loss) from operations	£m	£m	£m	£m	£m	£m	£m	£m
U.S.	4,087	2,299	6,386	194	6,580	(20,781)	27,602	6,821
AME	(3,464)	6,784	3,320	192	3,512	3,194	266	3,460
APMEA	2,113	71	2,184	163	2,347	1,836	348	2,184
Total Region	**2,736**	**9,154**	**11,890**	**549**	**12,439**	(15,751)	28,216	12,465

Notes to the analysis of revenue and profit from operations above:

1. Adjusting items represent certain items which the Group considers distinctive based upon their size, nature or incidence.
2. CC: constant currency – measures are calculated based on a re-translation, at the prior year's exchange rates, of the current year's results of the Group and, where applicable, its segments.

Adjusting Items

Adjusting items are significant items of income or expense in profit from operations, net finance costs, taxation and the Group's share of the post-tax results of associates and joint ventures which individually or, if of a similar type, in aggregate, are relevant to an understanding of the Group's underlying financial performance because of their size, nature or incidence. In identifying and quantifying adjusting items, the Group consistently applies a policy that defines criteria that are required to be met for an item to be classified as adjusting. These items are separately disclosed in the segmental analyses or in the notes to the accounts as appropriate.

The Group believes that these items are useful to users of the Group financial statements in helping them to understand the underlying business performance and are used to derive the Group's principal non-GAAP measures of organic revenue, organic New Categories revenue, Smokeless revenue as a proportion of total revenue, adjusted gross profit, adjusted gross margin, adjusted profit from operations, adjusted organic profit from operations, organic New Categories contribution, organic New Categories contribution margin, adjusted diluted earnings per share, adjusted organic diluted earnings per share, adjusted net finance costs, adjusted taxation and operating cash flow conversion ratio, adjusted cash generated from operations, free cash flow (before dividends paid to shareholders) and free cash flow (after dividends paid to shareholders) all of which are before the impact of adjusting items and which are reconciled from revenue, profit from operations, diluted earnings per share, net finance costs, taxation, cash conversion ratio and net cash generated from operating activities.

29

BAT Preliminary Announcement 2024 | Summary | Performance Review | Financial Statements | Other Information | Data Lake and Reconciliations

Notes to the Financial Statements

Continued

Adjusting items included in profit from operations

Adjusting items are significant items in the profit from operations that individually or, if of a similar type, in aggregate, are relevant to an understanding of the Group's underlying financial performance. In summary, in 2024, the Group incurred £9,154 million (2023: £28,216 million) of adjusting items within profit from operations:

	Years ended 31 December	
	2024	2023
	£m	£m
(a) Restructuring and integration costs	**—**	(2)
(b) Amortisation and impairment of trademarks and similar intangibles	**2,279**	23,202
(c) Charges in connection with disposal of subsidiaries	**—**	351
(d) Charges in respect of an excise assessment in Romania	**449**	—
(d) Charges in respect of the ongoing litigation in Canada (excluding goodwill)	**6,203**	—
(d) Charges in connection with disposal of associate	**6**	—
(d) Credit in settlement of historic litigation in relation to the Fox River	**(132)**	—
(d) Impairment of fixed assets, including related to the Group's head office in London and the intention to seek an orderly exit from Cuba	**149**	—
(d) Credit in respect of calculation of excise on social contributions in Brazil	**—**	(148)
(d) Credit in respect of calculation of VAT on social contributions in Brazil	**—**	(19)
(d) Charges in respect of DOJ and OFAC investigations	**4**	75
(d) Charges in respect of contributions on investment grants in Brazil	**—**	47
(d) Other adjusting items (including *Engle*)	**157**	96
(e) Impairment of goodwill	**39**	4,614
Total adjusting items included in profit from operations	**9,154**	28,216

(a) Restructuring and integration costs

Restructuring costs have reflected the costs associated with the implementation of revisions to the Group's operating model, mainly in relation to Quantum, a restructuring programme implemented within the Group. No further Quantum restructuring charges were recognised as adjusting in 2024 or 2023, following the completion of the programme in 2022.

2023 included a net credit of £2 million in respect of unutilised provisions.

(b) Amortisation and impairment of trademarks and similar intangibles

Acquisitions in previous years have resulted in the capitalisation of trademarks and similar intangibles including those which are amortised over their expected useful lives. The amortisation and impairment charge of £2,279 million (2023: £23,202 million) is included in depreciation, amortisation and impairment costs in the income statement.

As a result of accelerated volume loss to Modern Oral, an impairment of £646 million in respect of the U.S. brand Camel Snus has been recognised. Concurrent to the impairment assessment, and reflecting Management's revised volume projections, Management concluded that it was appropriate to redesignate Camel Snus as definite-lived from 1 January 2025 (2024: indefinite-lived, 2023: indefinite-lived) with an estimated life of 20 years to be amortised on a straight-line basis. The annual increase to amortisation as a result of this change will be £23 million. Management recognise that the date at which the redesignation to definite-lived is made is judgmental.

(c) Loss on disposal of business

The charge in 2023 related to the disposal of the Russian and Belarusian businesses, concluded in September 2023. There were no similar charges recognised in 2024.

(d) Other

In 2024, the Group incurred a net charge of £6,836 million (2023: net charge of £51 million) of other adjusting items. These included:

- A charge of £6,203 million in respect of the potential settlement in Canada (please refer to page 18);
- A charge of £449 million in respect of an excise assessment in Romania that was concluded in 2024, with £390 million paid and a provision recognised for the remainder;
- A credit related to the settlement of historical litigation in respect of the Fox River (£132 million);
- Impairment of fixed assets of £149 million, including in respect of the Group's Head Office in London and the intention to seek an orderly exit from Cuba; and
- Other costs of £157 million (2023: £96 million), mainly related to litigation costs including Engle progeny and other health-related claims. Included in 2024 was a credit of £2 million recognised for the settlement with the state of Idaho and a credit of £18 million related to the Washington portion of the 2004 Non-Participating Manufacturer adjustment award.

In 2023, the Group concluded the DOJ and OFAC settlement agreements to resolve historical breaches of sanctions (see page 20) recognising a charge in that year of £75 million. The final payment was made in 2024, with the Group recognising charges (largely due to foreign exchange movements) of £4 million. Also in 2023, the Group recognised net credits totalling £120 million in Brazil largely related to the calculation of VAT and excise on social contributions.

30

BAT Preliminary Announcement 2024 | Summary | Performance Review | Financial Statements | Other Information | Data Lake and Reconciliations

Notes to the Financial Statements

Continued

Adjusting items included in profit from operations (continued)

(e) Ongoing impairment review of assets

The Group's impairment testing for goodwill uses the value-in-use method, with calculations prepared on a ten-year cash flow forecast (five-year cash flow forecast for Reynolds American, Canada and Malaysia) which assumes long-term volume decline of cigarettes, generally offset by pricing.

After this forecast, a growth rate into perpetuity has been applied. The Reynolds American trademarks and similar intangibles with indefinite lives (brands) have been tested for impairment on the basis of fair value less cost of disposal whereby, after calculating the value-in-use, a tax amortisation benefit factor is applied to incorporate the additional value a market participant would derive in an asset acquisition scenario. Post-tax discount rates were used in the impairment testing, based on the Group's weighted average cost of capital, taking into account the cost of capital and borrowings, to which specific market-related premium adjustments are made. These adjustments are derived from external sources and are based on the spread between bonds (or credit default swaps, or similar indicators) issued by the relevant local (or comparable) government, adjusted for the Group's own credit market risk. Valuations derived from applying post-tax discount rates to post-tax cash flows are aligned to those that would arise from applying pre-tax discount rates to pre-tax cash flows. For ease of use and consistency in application, these results are periodically calibrated into bands based on internationally recognised credit ratings. This applies to all cash-generating units (CGUs) with the exception of Reynolds American, for which the discount rate is independently determined based on a weighted average cost of capital in respect of the U.S. and U.S. market-related premiums, and Malaysia where the discount rate reflects BAT Malaysia's weighted average cost of capital. Further adjustments to reflect risk not otherwise reflected in the forecast cash flows are also applied as required.

Subsequent to the FDA announcement on 28 April 2022 of a proposed product standard to prohibit menthol as a characterising flavour in cigarettes, the FDA formally submitted the final product standard to the Office of Management and Budget on 18 October 2023. Following delays, in January 2025, the new Trump administration withdrew the rule from the Office of Management and Budget and it is currently held pending the new Trump administration's reconsideration of regulations advanced by the previous administration. Management notes that the timetable for any final product standard remains uncertain.

On 21 June 2022, the FDA announced plans to develop a proposed product standard that would establish a maximum nicotine level in cigarettes and certain other combustible tobacco products to reduce addictiveness. On 15 January 2025, in the final days of the outgoing Biden administration, the FDA issued a proposed product standard whereby the agency would limit nicotine levels in cigarettes following a two-year effective date from publication of any final rule. The proposed rule is currently subject to public comment, but may be de-prioritised by the new Trump administration as it considers all proposed regulations advanced by the previous administration. Management notes that the FDA proposed rule does not itself constitute restrictions on nicotine levels in cigarettes, and any proposed rule must still go through the established comprehensive U.S. rule-making process, the timetable and outcome for which remains uncertain. Management also notes that it is not known whether or when this proposed rule will be finalised, and, if adopted, whether the final rule will be the same as or similar to the proposed rule.

In December 2022, the sale of most tobacco products with characterising flavours (including menthol) other than tobacco were banned in the state of California. The impact of the ban in California has been reflected in the cash flow forecasts used in the impairment model.

The Group has a long-standing track record of managing regulatory shifts and, in the event of regulatory change, the Group remains confident in its ability to navigate that environment successfully.

During 2023, evolving insights indicated that the decline in industry volume would be higher than previously forecasted due to the continued macro-economic headwinds in the U.S. combined with an acceleration of the Vapour category growth. This growth is driven by adult combustible consumers turning to Vapour devices (specifically through the use of illicit single-use products). Due to the continued challenging trading conditions in the U.S., a detailed external study was commissioned to assist Management with an independent view of the potential forecast performance for the market. This review assisted Management in preparing the Group's five-year forecast of the U.S. market, with further extrapolation based upon the estimated performance of the brands.

Following the review and as a result of the higher forecast combustibles market decline as described above, a total impairment of £27,291 million in respect of the U.S. CGU was identified in 2023.

In 2024, in line with the approach used since 2022, the value-in-use calculation for the total U.S. CGU and the fair value calculations for the brand intangibles have been determined based on probability weighted scenarios to derive a risk-adjusted cash flow forecast applied within the valuations. These scenarios incorporate varying assumptions on potential timing for a final product standard to prohibit menthol as a characterising flavour in cigarettes becoming effective. However, the impact of the timing of any potential menthol ban was not deemed to be a key assumption.

The below table illustrates the carrying values, the key assumptions used in the assessment and the variance in that assumption required before an impairment is required for Reynolds American goodwill and specific indefinite- and definite-lived brand intangibles.

	Carrying Value	Pre-tax discount rate		Long-term growth rate	
	At 31 December 2024 (£)	Applied	Required increase to reach nil headroom	Applied	Required reduction to reach nil headroom
Reynolds American Goodwill	31,491	9.0 %	1.9 %	1.0 %	(1.8)%
Newport	20,421	8.6 %	0.5 %		
Camel	7,696	8.6 %	3.9 %		
Pall Mall	2,522	8.8 %	6.3 %		
Natural American Spirit	10,272	7.9 %	1.6 %		
Grizzly	9,373	7.6 %	0.7 %	1.0 %	(0.8)%
Camel Snus *	459	8.6 %	N/A	(6.9)%	N/A

*An impairment has been recognised in respect of Camel Snus during the year and hence the above sensitivities are not applicable. Long-term growth rates are not applicable for the definite-lived brands.

31

Notes to the Financial Statements Continued Adjusting items included in profit from operations (continued) (e) Ongoing impairment review of assets (continued) In addition to the above, Management also considered reasonably possible scenarios in respect of the Grizzly and Newport brands. The Newport brand fair value is highly sensitive to changes in the volume assumptions. Management believe a decrease in volume year on year in the discrete period by an additional 1% is a reasonably possible change. This would result in an impairment of £1.3 billion. Similarly, a 3% reduction in the 5-year volume CAGR for Grizzly is considered reasonably possible and would result in an impairment of £0.9 billion. Based on the impairment assessment undertaken by Management, the Group has recognised an impairment of £39 million for the Malaysia CGU. This reflects the continued difficult trading environment and developing regulations related to the Vapour marketplace. Adjusting items included in net finance costs In 2024, the Group incurred adjusting items within net finance costs which was a net income of £491 million, compared to a net cost of £96 million in 2023. This included: – The early repurchase of bonds as the Group realised a gain of £602 million arising on the difference between the redemption value and the amortised cost of the bonds, partly offset by a fair value loss of £9 million on debt-related derivatives and incurred other transaction costs of £3 million; – Interest of £61 million (2023: £60 million) in relation to the FII GLO, as described on page 40; – A charge of £14 million in relation to a tax case in Brazil; – Interest of £11 million on a tax provision in Indonesia; – Interest of £8 million in relation to a tax provision in the Netherlands; – A release of £25 million of interest on tax provision in Canada in relation to a settlement agreement with local authorities; – A further £11 million interest charge recorded on government liability balances accumulated during CCAA protection; and – A fair value loss of £19 million on embedded derivatives related to associates. All of the adjustments noted above have been included in the adjusted earnings per share calculation on page 36. Adjusting items included in results of associates and joint ventures Adjusting items included in results of associates and joint ventures was a credit of £1,379 million in 2024 (2023: £8 million credit), mainly related to: – The sale by the Group of 436,851,457 ordinary shares held in the Group's main associate, ITC in India. The sale represents 3.5% of ITC's ordinary shares, realising a gain of £1,361 million; and – A deemed gain of £18 million (2023: £40 million gain) as a result of ITC issuing ordinary shares under the company’s Employees Share Option Scheme. The issue of these shares and change in the Group’s share of ITC resulted in a deemed partial disposal. Accordingly, the Group's share of ITC has reduced from 29.02% (31 December 2023) to 25.45% at 31 December 2024. In 2023, the Group also recognised an impairment charge with respect to the investment in Organigram of £36 million (or £34 million net of tax). No impairment related to Organigram was recognised in 2024. The share of post-tax results of associates and joint ventures is after the adjusting items noted above, which are excluded from the calculation of adjusted earnings per share as set out on page 36. Adjusting items included in taxation The Group’s tax rate is affected by the adjusting items referred to below and by the inclusion of the share of associates and joint ventures post-tax profit in the Group’s pre-tax results. Adjusting items in 2024 included a net credit of £157 million mainly relating to Brazilian Federal Tax Authority challenges regarding the treatment of Rio de Janeiro VAT incentives and a provision for potential tax exposures in Indonesia, offset by the revaluation of deferred tax liabilities arising on trademarks recognised in the Reynolds American acquisition in 2017 due to changes in U.S. state tax rates and the reversal of a tax provision in Canada following a settlement agreement with local authorities. In 2023, it included a net credit of £73 million mainly relating to the revaluation of deferred tax liabilities arising on trademarks recognised in the Reynolds American acquisition in 2017 due to changes in U.S. state tax rates, the reversal of provisions related to tax risks in Russia and a potential clawback of tax reliefs arising from the closure of the Group's factory in Switzerland, partially offset by a provision for potential tax exposures in the Netherlands and the tax impact in Brazil arising from the legal case regarding Rio de Janeiro VAT incentives described above. The adjusting tax item also includes £2,049 million (2023: £5,415 million) in respect of the taxation on other adjusting items, which are described on pages 29 to 32. Refer to page 40 for the Franked Investment Income Group Litigation Order update. As the above items are not reflective of the ongoing business, they have been recognised as adjusting items within taxation. All of the adjustments noted above have been included in the adjusted earnings per share calculation on page 36. BAT Preliminary Announcement 2024 Summary Performance Review Financial Statements Other Information Data Lake and Reconciliations 32

Notes to the Financial Statements Continued Liquidity The Treasury function is responsible for raising finance for the Group, managing the Group’s cash resources and the financial risks arising from underlying operations. All these activities are carried out under defined policies, procedures and limits, reviewed and approved by the Board, delegating oversight to the Chief Financial Officer and Treasury function. The Group has targeted an average centrally managed bond maturity of at least five years with no more than 20% of centrally managed debt maturing in a single rolling 12-month period. As at 31 December 2024, the average centrally managed debt maturity of bonds was 9.5 years (31 December 2023: 10.5 years) and the highest proportion of centrally managed debt maturing in a single rolling 12-month period was 14.8% (31 December 2023: 15.7%). The Group continues to maintain investment-grade credit ratings, with ratings from Moody’s, S&P and Fitch of Baa1 (stable outlook), BBB+ (stable outlook), BBB+ (stable outlook), respectively, and continues to target a solid investment-grade credit rating of Baa1, BBB+ and BBB+. The strength of the ratings has underpinned debt issuance and the Group is confident of its ability to continue to successfully access the debt capital markets. A credit rating is not a recommendation to buy, sell or hold securities. A credit rating may be subject to withdrawal or revision at any time. Each rating should be evaluated separately of any other rating. In order to manage its interest rate risk, the Group maintains both floating rate and fixed rate debt. The Group sets targets (within overall guidelines) for the desired ratio of floating to fixed rate debt on a net basis (at least 50% fixed on a net basis in the short to medium term). At 31 December 2024, the relevant ratio of floating to fixed rate borrowings after the impact of derivatives was 22:78 (31 December 2023: 10:90). On a net basis, after offsetting liquid assets but excluding cash and other liquid assets (including investments held at fair value) in Canada, which are subject to certain restrictions under CCAA protection, the relevant ratio of floating to fixed rate borrowings was 13:87 (31 December 2023: 2:98). Available facilities It is Group policy that short-term sources of funds (including drawings under both the US$4 billion U.S. commercial paper programme and £3 billion euro commercial paper programme) are backed by undrawn committed lines of credit and cash. As at 31 December 2024, no commercial paper was outstanding (31 December 2023: £0 million). Cash flows relating to commercial paper issuances with maturity periods of three months or less are presented on a net basis in the Group’s cash flow statement. At 31 December 2024, the Group had access to a £5.4 billion revolving credit facility. This facility was undrawn at 31 December 2024. In March 2024,the Group exercised the first of the one-year extension options on the £2.5 billion 364-day tranche of the revolving credit facility, with the second one-year extension subsequently exercised in February 2025. Effective March 2025, therefore, the £2.5 billion 364-day tranche will be extended to March 2026. Additionally, £2.85 billion of the five-year tranche remains available until March 2025, with £2.7 billion extended to March 2026 and £2.5 billion extended to March 2027. During 2024, the Group extended short-term bilateral facilities totalling £2.4 billion. As at 31 December 2024, £nil million was drawn on a short-term basis with £2.4 billion undrawn and still available under such bilateral facilities. Cash flows relating to bilateral facilities that have maturity periods of three months or less are presented on a net basis in the Group’s cash flow statement. In January 2025, the Group entered into a medium-term facility of £503 million (equivalent) which was fully drawn. Issuance, drawdowns and repayments in the period – In February 2024, the Group accessed the US dollar market under the SEC Shelf Programme, raising a total of US$1.7 billion across two tranches; – In March 2024, the Group repaid a £229 million bond at maturity; – In April 2024, the Group accessed the Euro market under its EMTN Programme, raising a total of €900 million; – To optimise the Group’s debt capital structure using available liquidity and to reduce gross and net debt, the Group completed capped cash debt tender offers in May 2024, targeting series of low-priced, long-dated GBP-, EUR- and USD-denominated bonds, pursuant to which the Group repurchased bonds prior to their maturity in a principal amount of £1.8 billion equivalent; and – In August, September and October 2024, the Group repaid US$1.9 billion, US$1 billion and €850 million of bonds at maturity, respectively. The Group has debt maturities of around £3.3 billion annually in the next two years. Due to higher interest rates, net finance costs are expected to increase as debts are refinanced. BAT Preliminary Announcement 2024 Summary Performance Review Financial Statements Other Information Data Lake and Reconciliations 33

BAT Preliminary Announcement 2024 | Summary | Performance Review | Financial Statements | Other Information | Data Lake and Reconciliations

Notes to the Financial Statements

Continued

Cash Flow

Net cash generated from operating activities

Net cash generated from operating activities in the IFRS cash flows on page 28 includes the following items:

	Years ended 31 December 2024 £m	2023 £m
Profit/(loss) for the year	**3,181**	(14,189)
Taxation on ordinary activities	**357**	(2,872)
Share of post-tax results of associates and joint ventures	**(1,900)**	(585)
Net finance costs	**1,098**	1,895
Profit/(loss) from operations	**2,736**	(15,751)
Adjustments for:		
– depreciation, amortisation and impairment costs	**3,101**	28,614
– decrease in inventories	**35**	265
– increase in trade and other receivables	**(269)**	(487)
– decrease in Master Settlement Agreement payable	**(294)**	(287)
– increase in trade and other payables	**58**	640
– decrease in net retirement benefit liabilities	**(76)**	(111)
– increase/(decrease) in other provisions for liabilities	**6,322**	(489)
– other non-cash items	**(40)**	436
Cash generated from operating activities	**11,573**	12,830
Dividends received from associates	**406**	506
Tax paid	**(1,854)**	(2,622)
Net cash generated from operating activities	**10,125**	10,714

Net cash generated from operating activities declined by 5.5% to £10,125 million (2023: £10,714 million). This was driven by:

- The realisation, in 2023, of tax credits in Brazil that did not repeat;
- Lower dividends received from the Group's associates of £406 million (2023: £506 million), mainly related to ITC, largely reflecting the reduced shareholding;
- A payment of £390 million in respect of an excise assessment in Romania; and
- Decreases in tax paid of £1,854 million, compared to £2,622 million in 2023 as £700 million (US$895 million) have been deferred in the U.S. from 2024 until 2025.

During 2024, the Group made the final payment in respect of the settlement agreements with the DOJ and OFAC in the amount of £267 million (2023: £262 million), while also receiving £132 million following the successful conclusion of litigation concerning the Fox River.

In 2024, other litigation payments (mainly related to *Engle* and other health-related claims in the U.S.) were higher at £147 million (2023: £73 million).

In 2023, the Group paid a one time payment of £59 million to settle the investigation by the Nigerian Federal Competition and Consumer Protection Commission (FCCPC).

The Group made interim repayments to HMRC of £50 million in both 2024 and 2023, and intends to make further interim repayments in future periods in respect of the Franked Investment Income Group Litigation Order (FII GLO), as described on page 40.

Expenditure on research and development was approximately £380 million in 2024 (2023: £408 million) with a focus on products that could potentially reduce the risk associated with smoking conventional cigarettes.

Net cash from investing activities

Net cash from investing activities was an inflow of £1,375 million, an improvement of £1,671 million from the same period last year when it was an outflow of £296 million. The improvement was largely due to £1,577 million net proceeds from the partial monetisation of our investment in ITC, partly offset by the receipt in 2023 of the net proceeds related to the sale of the Group's businesses in Russia and Belarus (£159 million). Also included in investing activities are cash flows related to short-term investment products, including treasury bills, which were a net inflow of £83 million compared to a net outflow of £43 million in 2023. Purchases of property, plant and equipment were higher than 2023, at £486 million (2023: £460 million).

Included within investing activities is gross capital expenditure. This includes the investment in the Group's global operational infrastructure (including, but not limited to, the manufacturing network, trade marketing and IT systems). In 2024, the Group invested £581 million, an increase of 7.3% on the prior year (2023: £541 million). The Group now expects gross capital expenditure in 2025 of approximately £650 million mainly related to the ongoing investment in the Group's operational infrastructure, including the expansion of our New Categories portfolio including enhancements to our Modern Oral capacity.

Net cash used in financing activities

Net cash used in financing activities was an outflow of £10,632 million in 2024 (2023: £9,314 million outflow). The total outflow includes:

- The payment of the dividend of £5,213 million (2023: £5,055 million);
- Higher interest paid in the period of £1,703 million (2023: £1,682 million);
- The net repayment of borrowings in 2024 of £2,422 million compared to a net repayment of borrowings in 2023 of £1,635 million;
- An outflow of £128 million related to derivatives (2023: outflow of £480 million); and
- In 2024, an outflow of £698 million (2023: £nil) in respect of the 2024 share buy-back programme.

34

BAT Preliminary Announcement 2024 | Summary | Performance Review | Financial Statements | Other Information | Data Lake and Reconciliations

Notes to the Financial Statements

Continued

Related party disclosures

The Group's related party transactions and relationships for 2023 were disclosed on pages 284 and 285 of the Group's Annual Report and Accounts and Form 20-F for the year ended 31 December 2023.

In the year ended 31 December 2024, apart from the partial sale of the Group's investment in ITC (refer to page 20), there were no material changes in related parties or related party transactions to be reported.

Full details of the Group's related party transactions as at 31 December 2024 will be included in the Group's 2024 Annual Report and Accounts and Form 20-F.

Earnings per share

Basic earnings per share were 136.7p compared to a loss of 646.6p in 2023 driven by:

- The net reduction in non-cash amortisation and impairment charges in respect of goodwill and trademarks, partly offset by the other items in profit from operations discussed on page 30;
- A gain of £1,361 million recognised in respect of the partial sale of the Group's investment in ITC (see page 32); and
- A net credit of £590 million related to the debt liability management exercise undertaken in the first half of 2024 (see page 32).

These were partially offset by a charge of £6,203 million in respect of the potential settlement in Canada (please refer to page 18).

Basic and diluted earnings per share also benefited from a reduction in the number of shares, as the Group bought back and cancelled 27,392,429 shares as part of the £700 million share buy-back programme.

Before adjusting items and including the dilutive effect of employee share schemes, adjusted diluted earnings per share decreased 3.5% to 362.5p (2023: 375.6p). On a constant translational foreign exchange basis, adjusted diluted earnings per share were 1.7% higher at 381.9p, being an increase of 3.6% on an adjusted, organic basis. For a full reconciliation of diluted earnings per share to adjusted diluted earnings per share, at constant rates, and adjusted diluted organic earnings per share, at constant rates, please see page 56.

Earnings used in the basic, diluted and headline earnings per share calculation represent the profit attributable to the ordinary equity shareholders after deducting amounts representing the coupon on perpetual hybrid bonds on a pro-rata basis regardless of whether or not coupons have been declared and paid in the period. In 2024, this amounted to £42 million (2023: £45 million).

	Years ended 31 December	
	2024	2023
	£m	£m
Earnings/(loss) attributable to owners of the parent	**3,068**	(14,367)
Coupon on perpetual hybrid bonds	**(56)**	(59)
Tax on coupon on perpetual hybrid bonds	**14**	14
Earnings/(loss)	**3,026**	(14,412)

On 18 March 2024, the Company announced its intention to start a sustainable share buy-back programme with £700 million worth of shares to be purchased in 2024 and £900 million in 2025. The total number of shares repurchased during 2024 as part of the share buy-back programme was 27,392,429 ordinary shares. Total consideration for the repurchase of shares was £698 million, and was recorded within retained earnings.

Basic earnings per share are based on the profit for the year attributable to ordinary shareholders and the weighted average number of ordinary shares in issue during the period (excluding treasury shares). For the calculation of the diluted earnings per share, the weighted average number of shares reflects the potential dilutive effect of employee share schemes.

In 2023, the Group reported a loss for the year. Following the requirements of IAS 33 *Earnings per Share*, the impact of share options would be antidilutive on a reported basis and is excluded, for 2023, from the table below. Earnings per share calculations are based upon the following:

		Reported		Adjusted		Headline	
		Basic	Diluted	Basic	Diluted	Basic	Diluted
Year ended 31 December 2024							
– Earnings	**£m**	**3,026**	**3,026**	**8,066**	**8,066**	**2,276**	**2,276**
– Shares	**m**	**2,214**	**2,225**	**2,214**	**2,225**	**2,214**	**2,225**
– Per share	**p**	**136.7**	**136.0**	**364.3**	**362.5**	**102.8**	**102.3**
Year ended 31 December 2023							
– (Loss)/earnings	£m	(14,412)	(14,412)	8,403	8,403	8,169	8,169
– Shares	m	2,229	2,229	2,229	2,237	2,229	2,229
– Per share	p	(646.6)	(646.6)	377.0	375.6	366.5	366.5

In 2023, the Group reported a loss for the year. Following the requirements of IAS 33, the impact of share options would be antidilutive and is therefore excluded, for 2023, from the calculation of diluted earnings per share, calculated in accordance with IFRS. For remuneration purposes, and reflective of the Group's positive earnings on an adjusted basis, Management included the dilutive effect of share options in calculating adjusted diluted earnings per share.

British American Tobacco p.l.c. is a public limited company which is listed on the London Stock Exchange, New York Stock Exchange and the JSE Limited in South Africa. British American Tobacco p.l.c. is incorporated in England and Wales (No. 3407696) and domiciled in the UK.

35

Notes to the Financial Statements Continued Earnings per share (continued) Adjusted diluted earnings per share are calculated by taking the following adjustments into account (see pages 29 to 32): Years ended 31 December 2024 2023 pence pence Diluted earnings/(loss) per share 136.0 (646.6) Effect of amortisation and impairment of goodwill, trademarks and similar intangibles 80.7 1,006.1 Effect of impairment charges in respect of fixed assets, including the Group's head office and the decision to exit Cuba 4.5 — Effect of settlement of historical litigation in relation to the Fox River (4.9) — Net effect of Excise and VAT cases — (5.7) Effect of the ongoing litigation in Canada 205.0 — Effect of disposal of subsidiaries — 24.5 Effect of Romania and Brazil other taxes 20.1 1.4 Effect of charges in respect of DOJ and OFAC investigations 0.2 3.4 Effect of planned disposal of subsidiaries — (8.7) Effect of restructuring and integration costs — (0.2) Effect of other adjusting items in operating profit 5.3 3.3 Effect of adjusting items in net finance costs (17.0) 3.1 Effect of gains related to the partial divestment of shares held in ITC (59.5) — Effect of associates’ adjusting items (0.8) (0.4) Effect of adjusting items in respect of deferred taxation (12.0) (4.4) Adjusting items in tax 4.9 1.2 Impact of dilution* (1.4) Adjusted diluted earnings per share 362.5 375.6 Impact of translational foreign exchange 19.4 — Adjusted diluted earnings per share translated at 2023 exchange rates 381.9 375.6 * In 2023, the Group reported a loss for the year. Following the requirements of IAS 33, the impact of share options would be antidilutive and is therefore excluded, for 2023, from the calculation of diluted earnings per share, calculated in accordance with IFRS. For remuneration purposes, and reflective of the Group's positive earnings on an adjusted basis, Management included the dilutive effect of share options in calculating adjusted diluted earnings per share. The presentation of headline earnings per share, as an alternative measure of earnings per share, is mandated under the JSE Listing Requirements. It is calculated in accordance with Circular 1/2023 ‘Headline Earnings’ as issued by the South African Institute of Chartered Accountants. BAT Preliminary Announcement 2024 Summary Performance Review Financial Statements Other Information Data Lake and Reconciliations 36

Notes to the Financial Statements Continued Earnings per share (continued) Diluted headline earnings per share are calculated by taking the following adjustments into account: Years ended 31 December 2024 2023 pence pence Diluted earnings/(loss) per share 136.0 (646.6) Effect of impairment of intangibles, property, plant and equipment, associates and held-for-sale assets (net of tax) 30.2 1,003.6 Effect of gains on disposal of property, plant and equipment, trademarks, held-for-sale assets, partial/full termination of IFRS 16 leases, and sale and leaseback (net of tax) (4.4) (4.4) Effect of impairment of subsidiaries transferred to held-for-sale and associated costs (net of tax) — (9.1) Effect of foreign exchange reclassification from reserves to the income statement — 24.8 Issue of shares and change in shareholding of an associate (0.8) (1.8) Gain on partial disposal of an associate and associated capital gains tax, including foreign exchange recycled (58.7) — Diluted headline earnings per share 102.3 366.5 The following is a reconciliation of earnings to headline earnings, in accordance with the JSE Listing Requirements: Years ended 31 December 2024 2023 £m £m Diluted earnings/(loss) per share 3,026 (14,412) Effect of impairment of intangibles, property, plant and equipment, associates and held-for-sale assets (net of tax) 672 22,370 Effect of gains on disposal of property, plant and equipment, trademarks, held-for-sale assets, partial/full termination of IFRS 16 leases, and sale and leaseback (net of tax) (97) (98) Effect of impairment of subsidiaries transferred to held-for-sale and associated costs (net of tax) — (203) Effect of foreign exchange reclassification from reserves to the income statement — 552 Issue of shares and change in shareholding of an associate (18) (40) Gain on partial disposal of an associate and associated capital gains tax, including foreign exchange recycled (1,307) — Headline earnings 2,276 8,169 BAT Preliminary Announcement 2024 Summary Performance Review Financial Statements Other Information Data Lake and Reconciliations 37

Notes to the Financial Statements Continued Contingent liabilities and financial commitments The Group has contingent liabilities in respect of litigation, taxes and guarantees in various countries. These are described below, are further described in Note 31 to the 2023 Annual Report and Accounts and Form 20-F and will be included in the Group's 2024 Annual Report and Accounts and Form 20-F. The Group is subject to contingencies pursuant to requirements that it complies with relevant laws, regulations and standards. Failure to comply could result in restrictions in operations, damages, fines, increased tax, increased cost of compliance, interest charges, reputational damage or other sanctions. These matters are inherently difficult to quantify. In cases where the Group has an obligation as a result of a past event existing at the balance sheet date, it is probable that an outflow of economic resources will be required to settle the obligation and the amount of the obligation can be reliably estimated, a provision will be recognised based on best estimates and management judgment. There are, however, contingent liabilities in respect of litigation, taxes in some countries and guarantees for which no provisions have been made. While the amounts that may be payable or receivable could be material to the results or cash flows of the Group in the period in which they are recognised, the Board does not expect these amounts to have a material effect on the Group’s financial condition. Taxes The Group has exposures in respect of the payment or recovery of a number of taxes. The Group is and has been subject to a number of tax audits covering, among others, excise tax, value-added taxes, sales taxes, corporate taxes, overseas withholding taxes and payroll taxes. The estimated costs of known tax obligations have been provided in these accounts in accordance with the Group’s accounting policies. In some countries, tax law requires that full or part payment of disputed tax assessments be made pending resolution of the dispute. To the extent that such payments exceed the estimated obligation, they would not be recognised as an expense. There are disputes that are in or may proceed to litigation in a number of countries, including Brazil, Indonesia and the Netherlands. In Indonesia, the Directorate General of Taxes has filed assessments against Bentoel group companies mainly relating to domestic and other intra-group transactions during the years 2016-2021. Provisions totalling IDR 2,151 billion (£107 million) have been made in respect of claims totalling IDR 6,640 billion (£329 million) including interest and penalties. Objection letters have been filed with the Tax Office and these assessments are being challenged at various levels in court. The Dutch tax authority has issued a number of assessments on various issues across the years 2003-2016 in relation to various intra- group transactions. The assessments amount to an aggregate net potential liability across these periods of £1,140 million covering tax, interest and penalties. The Group appealed against the assessments in full. Appeal hearings took place in the second half of 2024, with the Court of Appeal judgment expected in the first half of 2025. The Group is also appealing the ruling in respect of sales taxes and penalties in South Korea. Group litigation Group companies, as well as other leading cigarette manufacturers, are defendants in a number of product liability cases. In a number of the cases, the amounts of compensatory and punitive damages sought are significant. While it is impossible to be certain of the outcome of any particular case or of the amount of any possible adverse verdict, the Group believes that the defences of the Group’s companies to all these various claims are meritorious on both the law and the facts, and a vigorous defence is being made everywhere. If an adverse judgment is entered against any of the Group’s companies in any case, avenues of appeal will be pursued as necessary. Such appeals could require the appellants to post appeal bonds or substitute security in amounts that could in some cases equal or exceed the amount of the judgment. At least in the aggregate, and despite the quality of defences available to the Group, it is not impossible that the Group’s results of operations or cash flows in a particular period could be materially affected by this and by the final outcome of any particular litigation, or governmental investigations. U.S. - Engle As at 31 December 2024, the Group’s subsidiaries, R. J. Reynolds Tobacco Company (RJRT), Lorillard Tobacco Company (Lorillard Tobacco) and Brown & Williamson Holdings, Inc., had collectively been served in 91 pending Engle progeny cases filed on behalf of approximately 125 individual plaintiffs. Many of these are in active discovery or nearing trial. In 2024, RJRT or Lorillard Tobacco paid judgments in four Engle progeny cases. Those payments totalled approximately US$4.7 million (approximately £3.8 million) in compensatory or punitive damages. Additional costs were paid in respect of attorneys' fees and statutory interest. In addition, from 1 January 2022 to 31 December 2024, outstanding jury verdicts in favour of the Engle progeny plaintiffs had been entered against RJRT or Lorillard Tobacco for US$63.7 million (approximately £51 million) in compensatory damages (as adjusted) and US$39.2 million (approximately £31 million) in punitive damages. A majority of these verdicts are in various stages in the appellate process and have been bonded as required by Florida law under the US$200 million (approximately £159.7 million) bond cap passed by the Florida legislature in 2009. Although the Group cannot currently predict when or how much it may be required to bond and pay, the Group’s subsidiaries will likely be required to bond and pay additional judgments as the litigation proceeds. Canada In Canada, following the implementation of legislation enabling provincial governments to recover healthcare costs directly from tobacco manufacturers, ten actions for recovery of healthcare costs arising from the treatment of smoking and health-related diseases were commenced in ten provinces. Damages sought have not yet been quantified by all ten provinces; however, in respect of five provinces, the damages quantified in each of the provinces range between CAD$10 billion (approximately £5.6 billion) and CAD$118 billion (approximately £65.5 billion), and the province of Ontario delivered an expert report quantifying its damages in the range of CAD$280 billion (approximately £155 billion) and CAD$630 billion (approximately £350 billion) in 2016/2017 dollars. The province of Ontario has amended its Statement of Claim to claim damages of CAD$330 billion (approximately £183 billion). On 31 January 2019, the province of Ontario delivered a further expert report claiming an additional CAD$9.4 billion (approximately £5.2 billion) and CAD$10.9 billion in damages (approximately £6.1 billion) in respect of environmental tobacco smoke. No trial date has been set. In respect of the province of New Brunswick, on 7 March 2019, the New Brunswick Court of Queen’s Bench released a decision requiring the province of New Brunswick to produce a substantial amount of additional documentation and data to the defendants. As a result, the original trial date of 4 November 2019 has been delayed. No new trial date has been set. In addition to the actions commenced by the provincial governments, there are numerous class actions outstanding against Group companies. All of these actions are currently subject to stays of proceedings. BAT Preliminary Announcement 2024 Summary Performance Review Financial Statements Other Information Data Lake and Reconciliations 38

Notes to the Financial Statements Continued Contingent liabilities and financial commitments (continued) In March 2019, Imperial Tobacco Canada Limited and Imperial Tobacco Company Limited (together, ITCAN), Group subsidiaries, obtained creditor protection under the Canadian Companies’ Creditors Arrangement Act (CCAA). Under a confidential court supervised mediation process, ITCAN has been negotiating a possible settlement of all of its outstanding tobacco litigation in Canada while continuing to run its business in the normal course. On 17 October 2024, the court-appointed mediator’s and monitor’s plan of compromise and arrangement was filed in the Ontario Superior Court of Justice. Substantially similar proposed plans were also filed for Rothmans, Benson & Hedges Inc. (RBH, a subsidiary of Philip Morris International Inc.) and JTI-Macdonald Corp. (JTIM, a subsidiary of Japan Tobacco International) (collectively, the Proposed Plans). On 31 October 2024, the court granted certain orders pursuant to which the Proposed Plans were accepted for filing. On 12 December 2024, the Proposed Plans were approved by the requisite majorities of the creditors. A sanction hearing took place between 29-31 January 2025. During the sanction hearing, the Court was asked to sanction the Proposed Plans. The Court’s decision is currently pending and the Stays are extended until 3 March 2025, or such time as the Court's decision on the sanction order is released. Under the Proposed Plans, if ultimately sanctioned and then implemented, ITCAN, RBH and JTIM (the Companies) would pay an aggregate settlement amount of CAD$32.5 billion (approximately £18 billion). Please refer to page 18. As referred to on page 18, further to the publication of the Proposed Plans, the Group has recognised a charge to the income statement of £6,203 million (held as a liability at 31 December 2024). Fox River In January 2017, NCR Corporation (NCR) and Appvion (a former Group subsidiary) entered into a Consent Decree with the U.S. Government to resolve how the remaining clean-up will be funded and to resolve further outstanding claims between them. The Consent Decree was approved by the District Court of Wisconsin in August 2017. The U.S. Government enforcement action against NCR was terminated as a result of that order and contribution claims from the Potentially Responsible Parties (PRPs) against NCR were dismissed. On 3 January 2019, the U.S. Government, P. H. Glatfelter and Georgia-Pacific (the remaining Fox River PRPs) sought approval for a separate Consent Decree settling the allocation of costs on the Fox River. This Consent Decree was approved by the District Court in the Eastern District of Wisconsin on 14 March 2019, and concludes all existing litigation on the Fox River clean-up. Considering these developments, the provision has been reviewed. No adjustment has been proposed, with the provision standing at £44 million at 31 December 2024 (31 December 2023: £44 million) after disbursements. In July 2016, the High Court ruled in favour of BAT Industries p.l.c. (Industries), stating that a dividend of €135 million (approximately £112 million) paid by Windward Prospects Limited (Windward), a former Group subsidiary, to Sequana S.A. (Sequana) in May 2009 was a transaction made with the intention of putting assets beyond the reach of Industries and of negatively impacting its interests. On 10 February 2017, following a hearing in January 2017 to determine the relief due, the Court found in favour of Industries, ordering that Sequana must pay an amount up to the full value of the dividend plus interest which equates to around US$185 million (approximately £147.7 million), related to past and future clean-up costs. The Court granted all parties leave to appeal and Sequana a stay in respect of the above payments. The appeal was heard in June 2018. Judgment was given on 6 February 2019 and the Court of Appeal upheld the High Court’s findings against Sequana. The Court of Appeal refused applications made by both parties for a further appeal to the UK Supreme Court. Both parties applied directly to the UK Supreme Court for permission to appeal in March 2019. On 31 July 2019, BTI 2014 LLC (BTI), a Group subsidiary, was granted permission to appeal to the Supreme Court in respect of its claims against the former Windward directors (who authorised the dividend payments to Sequana). On the same day, the Supreme Court refused Sequana permission to appeal. On 5 October 2022, the Supreme Court handed down its judgment, dismissing BTI's appeal. BTI has also brought claims against certain of Windward’s former advisers. In February 2017, Sequana entered into a process in France seeking court protection (the “Sauvegarde”), exiting the Sauvegarde in June 2017. In May 2019, Sequana was placed into formal liquidation proceedings. No payments have been received from Sequana. In June 2024, the Group settled one of its historical litigations related to the clean-up costs of the Fox River, recognising net income of £132 million. Kalamazoo Georgia-Pacific, a designated PRP in respect of the Kalamazoo River in Michigan, also pursued NCR in relation to remediation costs caused by PCBs released into that river. On 26 September 2013, the United States District Court, Michigan held that NCR was liable as a PRP on the basis that it had arranged for the disposal of hazardous material for the purposes of the Comprehensive Environmental Response, Compensation and Liability Act (CERCLA). Following further litigation, on 11 December 2019, NCR announced that it had entered into a Consent Decree with the U.S. Government and the State of Michigan (subsequently approved by the Michigan Court on 2 December 2020), pursuant to which it assumed liability for certain remediation work at the Kalamazoo River. The payments to be made on the face of the Consent Decree in respect of such work total approximately US$245 million (approximately £195.6 million). The Consent Decree also provides for the payment by NCR of an outstanding judgment against it of approximately US$20 million (approximately £16.0 million) to Georgia-Pacific. The quantum of the clean-up costs for the Kalamazoo River is presently unclear. It seems likely to well exceed the amounts payable on the face of the Consent Decree. On 10 February 2023, NCR filed a complaint in the United States District Court for the Southern District of New York against Industries, seeking a declaration that Industries must compensate NCR for 60% of costs NCR incurred and incurs relating to the Kalamazoo River site on the asserted basis that the Kalamazoo River constitutes a ‘Future Site’ for the purposes of a 1998 Settlement Agreement between it, Appvion and Industries. On 23 June 2023, Industries filed its defence and counterclaims in the proceedings. On 2 October 2023, NCR filed a motion for declaratory judgment on its complaint and to strike out Industries’ affirmative defences and counterclaims. Industries has filed its reply to this motion. On 14 September 2024, the court issued a judgment in respect of the motion striking out one of Industries’ eight affirmative defences and dismissing three of Industries’ five counterclaims. A pre-trial conference occurred on 30 October 2024, following which a case management order was issued by the court. The parties are scheduled to complete all fact discovery by 11 July 2025. BAT Preliminary Announcement 2024 Summary Performance Review Financial Statements Other Information Data Lake and Reconciliations 39

Notes to the Financial Statements Continued Contingent liabilities and financial commitments (continued) Summary Having regard to all these matters, with the exception of Fox River and Canada (Quebec), the Group does not consider it appropriate to make any provision or accrual in respect of any pending litigation. The Group does not believe that the ultimate outcome of this litigation will significantly impair the Group’s financial condition. If the facts and circumstances change, then there could be a material impact on the financial statements of the Group. In addition, the Group accrues for damages, attorneys' fees and/or statutory interest, including in respect of certain Engle progeny cases, certain U.S. individual smoking and health cases, and the DOJ medical reimbursement/corrective statement case. Full details of the litigation against Group companies and tax disputes as at 31 December 2024 will be included in the Group's 2024 Annual Report and Accounts and Form 20-F. Whilst there has been some movement on new and existing cases against Group companies, there have been, except as otherwise stated, no material developments in 2024 or to date in 2025 that would impact the financial position of the Group. Franked Investments Income Group Litigation Order The Group is the principal test claimant in an action in the United Kingdom against HM Revenue and Customs (HMRC) in the FII GLO. There were 15 corporate groups in the FII GLO as at 31 December 2024. The case concerns the treatment for UK corporate tax purposes of profits earned overseas and distributed to the UK. The Supreme Court heard appeals in two separate trials during 2020. The judgment in the first hearing was handed down in November 2020 and concerned the time limit for bringing claims. The Supreme Court remitted that matter to the High Court to determine whether the claim is within time on the facts. The judgment from the second hearing was handed down in July 2021 and concerned issues relating to the type of claims BAT is entitled to bring. Applying that judgment reduces the value of the FII GLO claim to approximately £0.3 billion, mainly as the result of the application of simple interest and the limitation to claims for advance corporation tax offset against lawful corporation tax charges, which is subject to the determination of the timing issue by the High Court and any subsequent appeal. The High Court hearing on time limits was held in late November 2023 with judgment handed down in February 2024. The High Court determined that claims should have been filed within six years of June 2000 meaning that BAT’s claims are in time. HMRC have applied to appeal the judgment, which has been granted, with a hearing set for May 2025. The final resolution of all issues in the litigation is likely to take several more years. During 2015, HMRC paid to the Group a gross amount of £1.2 billion in two separate payments, less a deduction (withheld by HMRC) of £0.3 billion. The payments made by HMRC have been made without any admission of liability and are subject to refund were HMRC to succeed on appeal. Due to the uncertainty of the amounts and eventual outcome the Group has not recognised any impact in the income statement in the current or prior period in respect of the receipt (being £0.9 billion net of tax) which is held within trade and other payables. Any future recognition as income will be treated as an adjusting item, due to the size of the order, with interest of £61 million in respect for 2024 (2023: £60 million) accruing on the balance, which was also treated as an adjusting item. The Group made interim repayments to HMRC of £50 million in 2024, 2023 and 2022, and, during 2024, the Group agreed to repay £0.8 billion to HMRC (being the difference between the amounts received plus accrued interest and the amount determined in the July 2021 judgment (£0.3 billion)). The schedule for the remaining agreed repayments is: – £479 million in 2025; – £222 million in 2026; and – £43 million in 2027. Full details of the case will be included in the Group's Annual Report and Accounts and Form 20-F for the year ended 31 December 2024 (note 10 Taxation on ordinary activities). BAT Preliminary Announcement 2024 Summary Performance Review Financial Statements Other Information Data Lake and Reconciliations 40

BAT Preliminary Announcement 2024 | Summary | Performance Review | Financial Statements | Other Information | Data Lake and Reconciliations

Other Information

Dividends

The Board has declared an interim dividend of 240.24p per ordinary share of 25p for the year ended 31 December 2024, payable in four equal quarterly instalments of 60.06p per ordinary share in May 2025, August 2025, November 2025 and February 2026. This represents an increase of 2.0% on 2023 (2023: 235.52p per share), and a pay-out ratio, on 2024 adjusted diluted earnings per share, of 66.3%.

The quarterly dividends will be paid to shareholders registered on either the UK main register or the South Africa branch register and to holders of American Depositary Shares (ADSs), each on the applicable record dates set out under the heading 'Key dividend dates' below.

General dividend information

Under IFRS, the dividend is recognised in the year that it is approved by shareholders or, if declared as an interim dividend by directors, in the period that it is paid.

The cash flow, prepared in accordance with IFRS, reflects the total cash paid in the period, amounting to £5,213 million (2023: £5,055 million).

	2024		2023	
Dividends declared	**Pence per share**	**US$ per ADS**	Pence per share	US$ per ADS
Quarterly Payment 1 (paid May 2024)	**58.88**	**0.734851**	57.72	0.723866
Quarterly Payment 2 (paid August 2024)	**58.88**	**0.753752**	57.72	0.734400
Quarterly Payment 3 (paid November 2024)	**58.88**	**0.762702**	57.72	0.713880
Quarterly Payment 4 (paid February 2025)	**58.88**	**0.730435**	57.72	0.731803
	235.52	**2.981740**	230.88	2.903949

Holders of ADSs

For holders of ADSs listed on the New York Stock Exchange (NYSE), the record dates and payment dates are set out below. The equivalent quarterly dividends receivable by holders of ADSs in U.S. dollars will be calculated based on the exchange rate on the applicable payment date. Cash dividends paid in respect of ADSs are subject to a fee of up to US$0.05 per ADS payable to Citibank N.A. the appointed depositary bank for BAT's ADS programme (the "Depositary"). Currently, such dividends are subject to a fee of up to US$0.04 per ADR per year (a fee of US$0.01 per dividend based on the distribution of four quarterly cash dividends per year). The dividend fee may not be varied by the Depositary without the consent of BAT.

South Africa Branch register

In accordance with the JSE Limited (JSE) Listing Requirements, the finalisation information relating to shareholders registered on the South Africa branch register (comprising the amount of the dividend in South African rand, the exchange rate and the associated conversion date) will be published on the dates stated below, together with South Africa dividends tax information. The quarterly dividends are regarded as 'foreign dividends' for the purposes of the South Africa Dividends Tax. For the purposes of South Africa Dividends Tax reporting, the source of income for the payment of the quarterly dividends is the United Kingdom.

Key dividend dates

In compliance with the requirements of the London Stock Exchange (LSE), the NYSE and Strate, the electronic settlement and custody system used by the JSE, the following salient dates for the quarterly dividends payments are applicable.

Event	Payment No. 1	Payment No. 2	Payment No. 3	Payment No. 4
Preliminary announcement (includes declaration data required for JSE purposes)		13 February		
Publication of finalisation information (JSE)	17 March	17 June	22 September	15 December
No removal requests permitted (in either direction) between the UK main register and the South Africa branch register	17 March–28 March	17 June–27 June	22 September–3 October	15 December–30 December
Last Day to Trade (LDT) cum-dividend (JSE)	25 March	24 June	30 September	23 December
Shares commence trading ex-dividend (JSE)	26 March	25 June	1 October	24 December
No transfers permitted between the UK main register and the South Africa branch register	26 March–28 March	25 June–27 June	1 October–3 October	24 December–30 December
No shares may be dematerialised or rematerialised on the South Africa branch register	26 March–28 March	25 June–27 June	1 October–3 October	24 December–30 December
Shares commence trading ex-dividend (LSE)	27 March	26 June	2 October	29 December
Shares commence trading ex-dividend (NYSE)	28 March	27 June	3 October	30 December
Record date (JSE, LSE and NYSE)	28 March	27 June	3 October	30 December
Last date for receipt of Dividend Reinvestment Plan (DRIP) elections (LSE)	11 April	11 July	17 October	14 January 2026
Payment date (LSE and JSE)	7 May	1 August	7 November	4 February 2026
ADS payment date (NYSE)	12 May	6 August	13 November	9 February 2026

Notes:
1. All dates are 2025, unless otherwise stated.
2. The dates set out above may be subject to any changes to public holidays arising and changes or revisions to the LSE, JSE and NYSE timetables. Any confirmed changes to the dates will be announced.

41

Other Information Continued Non-financial Key Performance Indicators (KPIs) Volume Volume is defined as the number of units sold. Units may vary between categories. This can be summarised for the principal metrics as follows: – Factory-made cigarettes (FMC) – sticks, regardless of weight or dimensions; – Roll-Your-Own/Make-Your-Own – kilos, converted to a stick equivalent based upon 0.8 grams (per stick equivalent) for Roll-Your-Own and between 0.5 and 0.7 grams (per stick equivalent) for Make-Your-Own; – Traditional Oral – pouches (being 1:1 conversion to stick equivalent) and kilos, converted to a stick equivalent based upon 2.8 grams (per stick equivalent) for Moist Snuff, 2.0 grams (per stick equivalent) for Dry Snuff and 7.1 grams (per stick equivalent) for other oral; – Modern Oral – pouches, being 1:1 conversion to stick equivalent; – Heated sticks – sticks, being 1:1 conversion to stick equivalent; and – Vapour – units, being pods, bottles and disposable units. There is no conversion to a stick equivalent. Volume is recognised in line with IFRS 15 Revenue from Contracts with Customers, based upon transfer of control. It is assumed that there is no material difference, in line with the Group’s recognition of revenue, between the transfer of control and shipment date. Volume is used by management and investors to assess the relative performance of the Group and its brands within categories, given volume is a principal determinant of revenue. Volume Share Volume share is the estimated number of units bought by adult consumers of a specific brand or combination of brands, as a proportion of the total estimated units bought by adult consumers in the industry, category or other sub-categorisation. Sub-categories include, but are not limited to, Heated Products (HP), Modern Oral, Traditional Oral, Total Oral or Cigarettes. Except when referencing particular markets, volume share is based on our Top markets. Management note that the markets that form the definition of Top markets may change between periods as this will reflect the development of the category within markets including their relative sizes. Where possible, the Group utilises data provided by third-party organisations, including NielsenIQ, based upon retail audit of sales to adult consumers. In certain markets, where such data is not available, other measures are employed which assess volume share based upon other movements within the supply chain, such as sales to retailers. This may depend on the provision of data by customers including distributors/wholesalers. Volume share is used by management to assess the relative performance of the Group and its brands against the performance of its competitors in the categories and geographies in which the Group operates. The Group’s management believes that this measure is useful to the users of the financial statements to understand the relative performance of the Group and its brands against the performance of its competitors in the categories and geographies in which the Group operates. This measure is also useful to understand the Group’s performance when seeking to grow scale within a market or category from which future financial returns can be realised. Volume share provides an indicator of the Group’s relative performance in unit terms versus competitors. Volume share in each period compares the average volume share in the period with the average volume share in the prior year. This is a more robust measure of performance, removing short-term volatility that may arise at a point in time. Due to the timing of available information, volume share for 2024 is year-to-date December 2024 unless otherwise stated. However, in certain circumstances, related to periods of introduction to a market, in order to illustrate the latest performance, data may be provided as at the end of the period rather than the average in that period. In these instances, the Group states these at a specific date (for instance, December 2024). Value Share Value share is the estimated retail value of units bought by adult consumers of a particular brand or combination of brands, as a proportion of the total estimated retail value of units bought by adult consumers in the industry, category or other sub-categorisation in discussion. Except when referencing particular markets, value share is based on our Top markets. Management note that the markets that form the definition of Top markets may change between periods as this will reflect the development of the category within markets including their relative sizes. Where possible, the Group utilises data provided by third-party organisations, including NielsenIQ, based upon retail audit of sales to adult consumers. In certain markets, where such data is not available, other measures are employed which assess value share based upon other movements within the supply chain, such as sales to retailers. This may depend on the provision of data by customers (including distributors and wholesalers). Value share is used by management to assess the relative performance of the Group and its brands against the performance of its competitors in the categories and geographies in which the Group operates, specifically indicating the Group’s ability to realise value relative to the market. The measure is particularly useful when the Group’s products and/or the relevant category in the market in which they are sold has developed or achieved scale from which value can be realised. The Group’s management believes that this measure is useful to the users of the financial statements to comprehend the relative performance of the Group and its brands against the performance of its competitors in the categories and geographies in which the Group operates, specifically indicating the Group’s ability to realise value relative to the market. Value share in each period compares the average value share in the period with the average value share in the prior year. This is a more robust measure of performance, removing short-term volatility that may arise at a point of time. Due to the timing of available information, value share for 2024 is year-to-date December 2024 unless otherwise stated. However, in certain circumstances, related to periods of introduction to a market, in order to illustrate the latest performance, data may be provided as at the end of the period rather than the average in that period. In these instances the Group states these are at a specific date (for instance, December 2024). BAT Preliminary Announcement 2024 Summary Performance Review Financial Statements Other Information Data Lake and Reconciliations 42

BAT Preliminary Announcement 2024 | Summary | Performance Review | Financial Statements | Other Information | Data Lake and Reconciliations

Other Information

Continued

Non-financial Key Performance Indicators (KPIs) (continued)

Price Mix

Price mix is a term used by management and investors to explain the movement in revenue between periods. Revenue is affected by the volume (how many units are sold) and the price (how much is each unit sold for). The Group may achieve a movement in revenue due to the relative proportions of higher price volume sold compared to lower price volume sold (price/mix).

This term is used to explain the Group's relative performance between periods only. It is calculated as the difference between the movement in revenue (between periods) and volume (between periods). For instance, the marginal increase in combustibles revenue (excluding translational foreign exchange movements and the impact of the sale of the Group's businesses in Russia and Belarus) of 0.1% in 2024, with a decline in combustibles volume (also excluding the impact of the sale of the Group's businesses in Russia and Belarus) of 5.2% in 2024, leads to a price mix of +5.3% in 2024. No assumptions underlie this metric as it utilises the Group's own data.

We also show (see page 3) the impact on revenue from the movement in combustibles volume (being the movement in volume between periods multiplied by the average combustibles revenue per thousand from the prior period) and the impact from the combustibles price/mix effect (see page 3), which is revenue from combustibles (at constant rates) less the volume effect from the movement in combustibles.

Consumers of Smokeless Products

The number of consumers of Smokeless products is defined as the estimated number of legal age (minimum 18 years) consumers of the Group's Smokeless products - which does not necessarily mean these users are solus consumers of these products. In markets where regular consumer tracking is in place, this estimate is obtained from adult consumer tracking studies conducted by third parties (including Kantar). In markets where regular consumer tracking is not in place, the number of consumers of Smokeless products is derived from volume sales of consumables and devices in such markets, using consumption patterns obtained from other similar markets with consumer tracking (utilising studies conducted by third parties, including Kantar). The number of consumers is adjusted for those identified (as part of the consumer tracking studies undertaken) as using more than one BAT brand.

The number of Smokeless products consumers is used by management to assess the number of consumers regularly using the Group's New Categories products as the increase in Smokeless products is a key pillar of the Group's Sustainability ambition and is integral to the sustainability of our business.

The Group's management believes that this measure is useful to the users of the financial statements given the Group's sustainability ambition and alignment to the sustainability of the business with respect to the Smokeless portfolio.

During 2024, in line with standard practice, Kantar has made enhancements to their adult consumer tracking studies to more accurately capture market trends across categories. To ensure that the data is comparable between periods, Kantar has back-trended the data to prevent any trend break, with the revised historical data provided below:

Million consumers	2023	2022	2021
As previously reported	23.9	20.7	17.1
Back trended to reflect enhanced adult consumer tracking	25.5	22.3	18.2

Ethnically Diverse

For the purposes of our International Pay Equity Analysis, 'Ethnically Diverse' groups in the respective countries are defined as ethnic groups who, because of their physical or cultural characteristics, are/were historically and systematically under-represented. Being a numerical minority is not a characteristic of being an Ethnically Diverse group; sometimes larger groups can be considered Ethnically Diverse groups. 'Non-ethnically Diverse' groups in the respective countries are defined as ethnic groups who, because of their physical or cultural characteristics, are/were historically and systematically represented.

43

Other Information Continued Additional information British American Tobacco is one of the world's leading consumer products businesses, with brands sold across the world. We have strategic combustible and HP brands – including Dunhill, Kent, Lucky Strike, Pall Mall, Rothmans, glo, veo, Newport (in the U.S.), Camel (in the U.S.) and Natural American Spirit (in the U.S.) – and over 200 brands in our portfolio, including a growing portfolio of reduced-risk products*†. We hold robust market positions in each of our regions and have leadership positions in more than 50 markets. References in this document to information on websites, including the web address of BAT, have been included as inactive textual references only. These websites and the information contained therein or connected thereto are not intended to be incorporated into or to form part of this report. * Based on the weight of evidence and assuming a complete switch from cigarette smoking. These products are not risk free and are addictive. † Our products as sold in the U.S., including Vuse, Velo, Grizzly, Kodiak, and Camel Snus, are subject to FDA regulation and no reduced-risk claims will be made as to these products without agency clearance. Annual Report and Accounts and Form 20-F Statutory accounts The financial information set out above does not constitute the Company’s statutory accounts for the years ended 31 December 2024 or 2023. Statutory accounts for 2023 have been delivered to the Registrar of Companies and those for 2024 will be delivered following the Company’s Annual General Meeting. The auditors’ reports on the 2023 and 2024 accounts were unqualified, did not draw attention to any matters by way of emphasis and did not contain statements under s498(2) or (3) of Companies Act 2006 or equivalent preceding legislation. Publication The Group's 2024 Annual Report and Accounts and Form 20-F will be published on www.bat.com on or around 14 February 2025. A printed copy will later be mailed to shareholders on the UK main register who have elected to receive it. At the same time, shareholders will be notified of the availability of the Annual Report and Form 20-F on the website and of the Performance Summary together with other ancillary documents in accordance with their elections. Specific local mailing and/or notification requirements will apply to shareholders on the South Africa branch register. In addition, the Company files its Annual Report on Form 20-F and other documents with the United States Securities and Exchange Commission (SEC). BAT’s filings are available to the public, together with the public filings of other issuers, at the SEC’s website, www.sec.gov. Distribution of Preliminary Statement This announcement is released or otherwise made available or notified to the London Stock Exchange, the JSE Limited and the New York Stock Exchange and filed in accordance with applicable regulations. It may be viewed and downloaded from our website www.bat.com. Copies of the announcement may also be obtained during normal business hours from: (1) the Company’s registered office; (2) the Company’s representative office in South Africa; (3) British American Tobacco Publications; and (4) Citibank Shareholder Services. Contact details are set out below. This announcement was approved by the Board of Directors on 12 February 2025. Shareholder Information Financial calendar 2025 Event Date1 Annual General Meeting 20252 16 April 2025 (at 11.30am) Half-Year Report 2025 31 July 2025 1. Indicated dates are subject to change. 2. Details of the venue and business to be proposed at the meeting will be set out in the Notice of Annual General Meeting, which will be made available to all shareholders and published on www.bat.com. BAT Preliminary Announcement 2024 Summary Performance Review Financial Statements Other Information Data Lake and Reconciliations 44

Other Information Continued Forward-looking statements and other matters This announcement contains certain forward-looking statements, including "forward-looking" statements made within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. In particular, these forward-looking statements include, among other statements, statements regarding the Group's future financial performance, planned product launches and future regulatory developments and business objectives (including with respect to sustainability and other environmental, social and governance matters), as well as: (i) certain statements in the Chief Executive Statement and Summary (both on page 1); (ii) certain statements in the Chief Financial Officer Statement and the 2025 Outlook (both on page 2); (iii) certain statements in the Group Operating Review (pages 3 to 6) including Cash/capital allocation and Sustainability update; (iv) certain statements in the Category Performance Review (pages 7 to 9), including the Vapour, Modern Oral and Beyond Nicotine sections; (v) certain statements in the Regional Review section (pages 10 to 12), including the Asia-Pacific, Middle East and Africa (APMEA) section; (vi) certain statements in the Other Financial Information section (pages 13 to 19), including Taxation, Borrowings and net debt and Dividends summary; (vii) certain statements in the Other Information section (pages 20 to 21), including Update on Quebec class action and CCAA, Risks and uncertainties, Update on investigations, Changes in the Group, Going concern and Additional information; (viii) certain statements in the Notes to the Financial Statements section (pages 29 to 40), including Accounting policies and basis of preparation, Amortisation and impairment of trademarks and similar intangibles, Ongoing impairment review of assets, Liquidity, Cash Flow, Earnings per share and Contingent liabilities and financial commitments sections; and (ix) certain statements in the Other Information section (pages 41 to 44), including Dividends. These statements are often, but not always, made through the use of words or phrases such as "believe," "anticipate," "could," "may," "would," "should," "intend," "plan," "potential," "predict," "will," "expect," "estimate," "project," "positioned," "strategy," "outlook," "target" and similar expressions. These include statements regarding our intentions, beliefs or current expectations concerning, amongst other things, our results of operations, financial condition, liquidity, prospects, growth, strategies and the economic and business circumstances occurring from time to time in the countries and markets in which the British American Tobacco Group (the “Group”) operates. All such forward-looking statements involve estimates and assumptions that are subject to risks, uncertainties and other factors. It is believed that the expectations reflected in this announcement are reasonable, but they may be affected by a wide range of variables that could cause actual results and performance to differ materially from those currently anticipated. Among the key factors that could cause actual results to differ materially from those projected in the forward-looking statements are uncertainties related to the following: the impact of competition from illicit trade; the impact of adverse domestic or international legislation and regulation; the inability to develop, commercialise and deliver the Group’s New Categories strategy; the impact of supply chain disruptions; adverse litigation and dispute outcomes and the effect of such outcomes on the Group’s financial condition; the impact of significant increases or structural changes in tobacco, nicotine and New Categories related taxes; translational and transactional foreign exchange rate exposure; changes or differences in domestic or international economic or political conditions; the ability to maintain credit ratings and to fund the business under the current capital structure; the impact of serious injury, illness or death in the workplace; adverse decisions by domestic or international regulatory bodies; direct and indirect adverse impacts associated with Climate Change; direct and indirect adverse impacts associated with the move towards a Circular Economy; and Cyber Security caused by the heightened cyber-threat landscape, the increased digital interactions with adult consumers and changes to regulation. A review of the reasons why actual results and developments may differ materially from the expectations disclosed or implied within forward-looking statements can be found by referring to the information contained under the headings “Cautionary statement”, "Group Principal Risks" and "Group Risk Factors" in the 2023 Annual Report and Accounts and Form 20-F of British American Tobacco p.l.c. (BAT). Additional information concerning these and other factors can be found in BAT's filings with the U.S. Securities and Exchange Commission (SEC), including the Group's Annual Report on Form 20-F and Current Reports on Form 6-K, which may be obtained free of charge at the SEC's website, www.sec.gov and BAT’s Annual Reports. No statement in this announcement is intended to be a profit forecast and no statement in this communication should be interpreted to mean that earnings per share of BAT for the current or future financial years would necessarily match or exceed the historical published earnings per share of BAT. Past performance is no guide to future performance and persons needing advice should consult an independent financial adviser. The forward-looking statements reflect knowledge and information available at the date of preparation of this announcement and BAT undertakes no obligation to update or revise these forward-looking statements, whether as a result of new information, future events or otherwise. Readers are cautioned not to place undue reliance on such forward-looking statements. All financial statements and financial information provided by or with respect to the U.S. or Reynolds American are initially prepared on the basis of U.S. GAAP and constitute the primary financial statements or financial records of the U.S./Reynolds American. This financial information is then converted to International Financial Reporting Standards as issued by the IASB and as adopted for use in the UK (IFRS) for the purpose of consolidation within the results of the Group. To the extent any such financial information provided in this announcement relates to the U.S. or Reynolds American it is provided as an explanation of, or supplement to, Reynolds American’s primary U.S. GAAP based financial statements and information. Our products as sold in the U.S. including Vuse, Velo, Grizzly, Kodiak and Camel Snus, are subject to FDA regulation and no reduced-risk claims will be made as to these products without Agency clearance. Caroline Ferland Company Secretary 12 February 2025 BAT Preliminary Announcement 2024 Summary Performance Review Financial Statements Other Information Data Lake and Reconciliation 45

Other Information Continued Corporate information British American Tobacco p.l.c. is a public limited company which is listed on the London Stock Exchange, New York Stock Exchange and the JSE Limited in South Africa. British American Tobacco p.l.c. is incorporated in England and Wales (No. 3407696) and domiciled in the UK. Registered office Globe House, 4 Temple Place, London, WC2R 2PG, UK tel: +44 20 7845 1000 Primary listing London Stock Exchange, Main Market (Share Code: BATS; ISIN: GB0002875804) Computershare Investor Services PLC The Pavilions, Bridgwater Road, Bristol BS99 6ZZ, UK tel: 0800 408 0094; +44 370 889 3159 Share dealing tel: 0370 703 0084 (UK only) Your account: www.computershare.com/uk/investor/bri Share dealing: www.computershare.com/dealing/uk Web-based enquiries: www.investorcentre.co.uk/contactus Secondary listing JSE Limited (Share Code: BTI) Shares are traded in electronic form only and transactions settled electronically through Strate. Computershare Investor Services Proprietary Limited Private Bag X9000, Saxonwold, 2132, South Africa tel: 0861 100 634; +27 11 870 8216 email enquiries: web.queries@computershare.co.za Sponsor for the purpose of the JSE listing Merrill Lynch South Africa (Pty) Ltd t/a BofA Securities Representative office in South Africa Waterway House South No 3 Dock Road, V&A Waterfront, Cape Town 8000, South Africa PO Box 631, Cape Town 8000, South Africa tel: +27 21 003 6500 American Depositary Receipts (ADRs) NYSE (Symbol: BTI; CUSIP Number: 110448107) BAT’s shares are listed on the NYSE in the form of American Depositary Shares (ADSs) and these are evidenced by American Depositary Receipts (ADRs), each one of which represents one ordinary share of British American Tobacco p.l.c. Citibank, N.A. is the depositary bank for the sponsored ADR programme. Citibank Shareholder Services PO Box 43077, Providence, Rhode Island 02940-3077, USA tel: +1 888 985 2055 (toll-free) or +1 781 575 4555 email enquiries: citibank@shareholders-online.com website: www.citi.com/dr Publications British American Tobacco Publications Unit 80, London Industrial Park, Roding Road, London E6 6LS, UK tel: +44 20 7511 7797 e-mail enquiries: bat@team365.co.uk If you require publications and are located in South Africa, please contact the Company’s Representative office in South Africa using the contact details shown above. BAT Preliminary Announcement 2024 Summary Performance Review Financial Statements Other Information Data Lake and Reconciliation 46

Glossary and Definitions The following is a summary of the key terms used within this report: Term Definition AME Americas (excluding U.S.) and Europe. APMEA Asia Pacific, Middle East and Africa. British American Tobacco, BAT, Group, we, us and our When the reference denotes an opinion, this refers to British American Tobacco p.l.c. and when the reference denotes business activity, this refers to British American Tobacco Group operating companies, either collectively or individually, as the case may be. Carbon Dioxide equivalent emissions Carbon Dioxide equivalent (CO2e) emissions include CO2, CH4 and N2O and are reported where we have operational control. We do not include data on other GHG emissions (HFCs, PFCs, SF6 and NF3) as they are estimated to be insignificant. Cigarette Factory-made cigarettes (FMC) and products that have similar characteristics and are manufactured in the same manner, but due to specific features may not be recognised as cigarettes for regulatory, duty or similar reasons. Circular Economy The circular economy is a model of production and consumption, which involves sharing, leasing, reusing, repairing, refurbishing and recycling existing materials and products as long as possible. Combustibles Cigarettes and OTP. Constant Currency/ Constant rates Presentation of results in the prior year’s exchange rate, removing the potentially distorting effect of translational foreign exchange on the Group’s results. The Group does not adjust for normal transactional gains or losses in profit from operations which are generated by exchange rate movements. Developed Markets As defined by the World Economic Outlook as Advanced Economies and those within the European Union. Double Materiality Assessment/Material topic Although financial materiality has been considered in the development of our Double Materiality Assessment (“DMA”), our DMA/Material topic and any related conclusions as to the materiality of sustainability matters do not imply that all topics discussed therein are financially material to our business taken as a whole, and such topics may not significantly alter the total mix of information available about our securities. Emerging Markets Those markets not defined as Developed Markets. Factory Made Cigarettes (FMC) Dual- Use/Poly-Use Refers to the use by an adult consumer of both FMC products and potentially reduced-risk tobacco and nicotine products which for many smokers is part of a transitional period where those consumers move towards a complete switch to potentially reduced-risk products by reducing the consumption of combustible tobacco products and replacing them with one or more potentially reduced-risk products. HP Heated Products, including the devices, which include glo and our hybrid products, which are used to heat our consumables being the Tobacco Heated Products or Herbal Products for Heating. Modern Oral Includes Velo, Grizzly and Lundgrens and products that are characterised as nicotine replacement therapy (including oral pouches, gums, lozenges and sprays). New Categories (NC) Includes Vapour, HP and Modern Oral. New Categories Poly- Use Refers to the consumption of two or more potentially reduced-risk tobacco or nicotine product categories by adult consumers who do not consume any FMC products. Organic Performance presented excluding businesses sold or acquired that may significantly affect the users understanding of the Group's performance when compared across periods. Organic measures exclude the performance of such businesses in the current and comparator periods to ensure like-for-like assessment across all periods. In 2023 and 2024, organic measures exclude the performance of Russia and Belarus as those businesses (in aggregate) were deemed to be significant to the users' understanding of the financial performance. The exits referred to in respect of other markets, including in Africa, are not deemed significant for users' understanding. OTP Other Tobacco Products, including make-your-own, roll-your-own, Pipe and Cigarillos. Reduced risk† Based on the weight of evidence and assuming a complete switch from cigarette smoking. These products are not risk free and are addictive. Smokeless New Categories plus Traditional Oral. Solus usage Adult consumers using only one category of combustible or nicotine products. THP Tobacco Heated Products (i.e., the consumables that contain tobacco used by Heated Product devices). Top Cigarette markets Top cigarette markets are defined as the Top cigarette markets by industry revenue, being the U.S., Japan, Bangladesh, Brazil, Germany, Pakistan, Mexico and Romania, accounting for c.60% of global industry cigarettes revenue in 2024. Top HP markets Being the Top markets for HP industry revenue – Japan, South Korea, Italy, Germany, Greece, Hungary, Poland, Romania and the Czech Republic. These markets represent c. 80% of global HP industry revenue in 2024. The Top markets were revised in 2024, with a reduction in our volume share in respect of 2023 to 17.1%. Top Modern Oral markets Being the Top Modern Oral markets for industry sales by revenue –the U.S., Sweden, Norway, Denmark, Switzerland, Poland and the UK. These markets represent c. 90% of global Modern Oral industry revenue in 2024. The Top markets were revised in 2024, with a reduction in our volume share in respect of 2023 to 27.1%. Top Vapour markets Top Vapour markets are defined as the Top markets by Vapour industry revenue. Top markets are the U.S., Canada, France, the UK, Spain, Poland and Germany. The Top markets account for c.80% of global Vapour industry revenue in 2024. The Top markets were revised in 2024, with an increase in value share in respect of 2023 to 41.2%. Also in 2024, the Group changed from Marlin to Retail Scan Data for the U.S. Vapour market, with the Group's Vapour value share in 2023 rebased to 52.1%. Total Poly-Use Total number of adult consumers consuming two or more tobacco and/or nicotine products, which may or may not include FMC products Traditional Oral Including Moist Snuff (Granit, Mocca, Grizzly, Kodiak) and other traditional snus products (including Camel Snus and Lundgrens). Traditional Oral (TO) Poly-Use Refers to the consumption of traditional oral and one or more potentially reduced-risk tobacco or nicotine products by adult consumers. U.S. United States of America. Vapour Battery-powered devices (rechargeable or single-use) that heat liquid formulations – e-liquids – to create a vapour which is inhaled. Vapour products include Vuse. Value share Value share is the estimated retail value of units bought by adult consumers of a particular brand or combination of brands, as a proportion of the total estimated retail value of units bought by adult consumers in the industry, category or other sub-categorisation in discussion. Except when referencing particular markets, value share is based on our Top markets. Volume share Offtake volume share, as independently measured by retail audit agencies and scanner sales to adult consumers, where possible or based on movements within the supply chain (such as sales to retailers) to generate an estimate of shipment share, based upon latest available data. Except when referencing particular markets, volume share is based on our Top markets. † Our products as sold in the US, including Vuse, Velo, Grizzly, Kodiak, and Camel Snus, are subject to FDA regulation and no reduced-risk claims will be made as to these products without agency clearance. All financial statements and financial information provided by or with respect to the U.S. or Reynolds American are initially prepared on the basis of U.S. GAAP and constitute the primary financial statements or financial records of the U.S./Reynolds American. This financial information is then converted to International Financial Reporting Standards as issued by the IASB and as adopted for use in the UK (IFRS) for the purpose of consolidation within the results of the Group. To the extent any such financial information provided in this announcement relates to the U.S. or Reynolds American it is provided as an explanation of, or supplement to, Reynolds American’s primary U.S. GAAP based financial statements and information. BAT Preliminary Announcement 2024 Summary Performance Review Financial Statements Other Information Data Lake and Reconciliation 47

BAT Preliminary Announcement 2024 | Summary | Performance Review | Financial Statements | Other Information | Data Lake and Reconciliations

Data Lake and Reconciliations

Reconciling volume to organic volume

Group Volume

Years ended 31 December	Reported (2024)	Inorganic adjust's (2024)	Organic (2024)	Organic growth % (2024)	Reported (2023)	Inorganic adjust's (2023)	Organic (2023)
New Categories:							
Vapour (units mn)	616	—	616	-5.9%	654	—	654
HP (bn sticks)	21	—	21	-0.3%	24	(3)	21
Modern Oral (bn pouches)	8.3	—	8.3	+56.1%	5.4	(0.1)	5.3
Traditional Oral (bn sticks eq)	6.1	—	6.1	-8.2%	6.6	—	6.6
Cigarettes (bn sticks)	505	—	505	-5.0%	555	(23)	532
OTP (bn sticks)	13	—	13	-11.2%	15	—	15
Total Combustibles (bn sticks)	518	—	518	-5.2%	570	(23)	547
Memo: Cigarettes + HP (bn sticks)	526	—	526	-4.8%	579	(26)	553

Inorganic adjustments relate to businesses bought or sold, being the Group's businesses in Russia and Belarus, that were sold in 2023.

Analysis of profit from operations (by segment) and diluted earnings per share

2024

Year ended 31 December	Reported £m	Adj Items[1] £m	Adjusted £m	Exchange £m	Adjusted at CC[2] £m	Inorganic Adjs £m	Adjusted Organic £m
Profit from Operations							
U.S.	4,087	2,299	6,386	194	6,580	—	6,580
AME	(3,464)	6,784	3,320	192	3,512	—	3,512
APMEA	2,113	71	2,184	163	2,347	—	2,347
Total Region	2,736	9,154	11,890	549	12,439	—	12,439
Net finance costs	(1,098)	(491)	(1,589)	(27)	(1,616)	—	(1,616)
Associates and joint ventures	1,900	(1,379)	521	20	541	—	541
Profit before tax	3,538	7,284	10,822	542	11,364	—	11,364
Taxation	(357)	(2,206)	(2,563)	(106)	(2,669)	—	(2,669)
Non-controlling interests	(113)	(38)	(151)	(5)	(156)	—	(156)
Coupons relating to hybrid bonds net of tax	(42)	—	(42)	—	(42)	—	(42)
Profit attributable to shareholders	3,026	5,040	8,066	431	8,497	—	8,497
Diluted number of shares (m)*	2,225		2,225		2,225		2,225
Diluted earnings per share (pence)	136.0		362.5		381.9		381.9

* In 2023, the Group reported a loss for the year. Following the requirements of IAS 33, the impact of share options would be antidilutive and is therefore excluded, for 2023, from the calculation of diluted earnings per share, calculated in accordance with IFRS. For remuneration purposes, and reflective of the Group's positive earnings on an adjusted basis, Management included the dilutive effect of share options in calculating adjusted diluted earnings per share.

2023

Year ended 31 December	Reported £m	Adj Items[1] £m	Adjusted £m	Inorganic Adjs £m	Adjusted Organic £m
(Loss)/profit from Operations					
U.S.	(20,781)	27,602	6,821	—	6,821
AME	3,194	266	3,460	(193)	3,267
APMEA	1,836	348	2,184	—	2,184
Total Region	(15,751)	28,216	12,465	(193)	12,272
Net finance costs	(1,895)	96	(1,799)	(21)	(1,820)
Associates and joint ventures	585	(8)	577	—	577
(Loss)/profit before tax	(17,061)	28,304	11,243	(214)	11,029
Taxation	2,872	(5,488)	(2,616)	55	(2,561)
Non-controlling interests	(178)	(1)	(179)	—	(179)
Coupons relating to hybrid bonds net of tax	(45)	—	(45)	—	(45)
(Loss)/profit attributable to shareholders	(14,412)	22,815	8,403	(159)	8,244
Diluted number of shares (m)	2,229		2,237		2,237
Diluted earnings per share (pence)	(646.6)		375.6		368.5

Notes to the analysis of profit from operations above:

1. Adjusting items represent certain items which the Group considers distinctive based upon their size, nature or incidence.
2. CC: constant currency – measures are calculated based on a re-translation, at the prior year's exchange rates, of the current year's results of the Group and, where applicable, its segments.

48

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Data Lake and Reconciliations

Continued

Non-GAAP measures

To supplement the presentation of the Group's results of operations and financial condition in accordance with IFRS, the Group also presents several non-GAAP measures used by management to monitor the Group's performance. The Group's management regularly reviews the measures used to assess and present the financial performance of the Group and, as relevant, its geographic segments.

Although the Group does not believe that these measures are a substitute for IFRS measures, the Group does believe such results excluding the impact of adjusting items, currency fluctuations and the performance of businesses sold or acquired that may significantly affect the users' understanding of the Group's performance when compared across period, as applicable, provide additional useful information to investors regarding the underlying performance of the business on a comparable basis.

The following table demonstrates the principal non-GAAP measures which the Group uses and indicates the IFRS measure from which each principal Non-GAAP measure is reconciled from:

		Presented in			Reconciled from:
Non-GAAP Measure title		Current rates	Constant rates	Organic	IFRS measure
Revenue	£m	n/a[1]	Yes	Yes	Revenue
New Categories revenue	£m	Yes	Yes	Yes	Revenue
Smokeless revenue as a % of total revenue	%	Yes			Revenue
Adjusted gross profit	£m		Yes	Yes	Profit from Operations
Adjusted gross margin	%		Yes	Yes	Revenue/Profit from Operations
Category contribution	£m		Yes	Yes	Profit from Operations
Category contribution margin	%		Yes	Yes	Revenue/Profit from Operations
Adjusted profit from operations	£m	Yes	Yes	Yes	Profit from Operations
Adjusted operating margin	%	Yes	Yes	Yes	Revenue/Profit from Operations
Adjusted diluted earnings per share	p	Yes	Yes	Yes	Diluted Earnings per Share
Adjusted EBITDA	£m	Yes	Yes		Profit for the Year
Adjusted net debt	£m	Yes	Yes		Borrowings
Operating cash conversion	%	Yes		Yes	Net cash generated from operating activities
Adjusted cash generated from operations	£m	Yes	Yes	Yes	Net cash generated from operating activities
Free cash flow before and after dividends paid to shareholders	£m	Yes			Net cash generated from operating activities
Adjusted return on capital employed	%	Yes			Profit from Operations / Average Total Assets less Current Liabilities

1. Revenue at current rates is the IFRS measure

The Group also uses adjusted share of post-tax results of associates and joint ventures, and underlying tax rate.

Adjusting items, used to calculate certain of the above measures, are identified in accordance with the Group's accounting policies. They represent certain items of income and expense which the Group considers distinctive based on their size, nature or incidence and which individually or, if of a similar type, in aggregate, are relevant to an understanding of the Group's underlying financial performance. Inorganic adjustments refer to the results of businesses that have been acquired or sold, are due to be sold, or where there is an enduring structural change in performance which would have a significant impact on the users' understanding of the Group's performance between periods. Additionally, the Group uses the non-GAAP measures of non-controlling interest, coupons relating to hybrid bonds net of tax and profit attributable to shareholders.

The Group also supplements its presentation of revenue in accordance with IFRS by presenting the non-GAAP component breakdowns of revenues by product category (including revenue generated from Vapour, Heated Products, Modern Oral, New Categories as a whole, combustibles and Traditional Oral), including by geographic segment (including revenue generated in the United States, Americas and Europe and Asia-Pacific, Middle East and Africa) and including on an organic basis. The Group further supplements the presentation of profit from operations in accordance with IFRS by presenting the non-GAAP measure referred to as New Categories contribution (including on an organic basis), which reflects the marginal contribution of the New Categories products to the Group's financial performance. This measure includes all attributable revenue and costs. The Group's Management Board believes these measures, which are used internally, are useful to the users of the financial statements in helping them understand the underlying business performance of individual Group product categories, including by geographic segments. They are not presentations made in accordance with IFRS and should not be considered as an alternative to breakdowns of revenues or profit from operationsdetermined in accordance with IFRS. Breakdowns of revenues by product category and contributions to profit from operations by product category are not necessarily comparable to similarly titled measures used by other companies. As a result, readers should not consider these measures in isolation from, or as a substitute analysis for, the Group's breakdowns of revenues as determined in accordance with IFRS or profit from operations as determined in accordance with IFRS.

In 2024, the Group introduced adjusted Gross Profit, adjusted Gross Margin and Category Contribution Margin as non-GAAP measures. These measures demonstrate the Group's profitability (before adjusting items and translational foreign exchange) from the principal product categories, illustrating the category profitability development as the Group realises the transition from combustibles to Smokeless products in line with the Group's strategy to Build a Smokeless World. New Categories adjusted Gross Margin and New Categories Contribution Margin will be used within the Group's incentive schemes from January 2025.

The Management Board, as the chief operating decision-maker, reviews a number of our IFRS and non-GAAP measures for the Group and its product categories and geographic segments (including on an organic basis) at constant rates of exchange. This allows comparison of the Group's results, had they been translated at the previous year's average rates of exchange. The Group does not adjust for the normal transactional gains and losses in profit from operations that are generated by exchange movements. Although the Group does not believe that these measures are a substitute for IFRS measures, the Group does believe that such results excluding the impact of currency fluctuations year-on-year provide additional useful information to investors regarding the operating performance on a local currency basis (see page 18).

49

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Data Lake and Reconciliations

Continued

Non-GAAP measures (continued)

The Group also supplements its presentation of cash flows in accordance with IFRS by presenting the non-GAAP measures of free cash flow (before dividends paid to shareholders), free cash flow (after dividends paid to shareholders) and operating cash flow conversion ratio. The Group's Management Board believes these measures, which are used internally, are useful to the users of the financial statements in helping them understand the underlying business performance and can provide insights into the cash flow available to, among other things, reduce debt and pay dividends. Free cash flow (before dividends paid to shareholders), free cash flow (after dividends paid to shareholders) and operating cash flow conversion ratio have limitations as analytical tools. They are not presentations made in accordance with IFRS and should not be considered as an alternative to net cash generated from operating activities determined in accordance with IFRS. Free cash flow (before dividends paid to shareholders), free cash flow (after dividends paid to shareholders) and operating cash flow conversion ratio are not necessarily comparable to similarly titled measures used by other companies. As a result, readers should not consider these measures in isolation from, or as a substitute analysis for, the Group's results of operations or cash flows as determined in accordance with IFRS.

The Group also presents net debt and adjusted net debt, non-GAAP measures, on pages 1, 16 to 17 and 58. The Group uses net debt and adjusted net debt to assess its financial capacity. The Management Board believes that these additional measures, which are used internally, are useful to the users of the financial statements in helping them to see how business financing has changed over the year. Net debt and adjusted net debt have limitations as analytical tools. They are not presentations made in accordance with IFRS and should not be considered as alternatives to borrowings or total liabilities determined in accordance with IFRS. Net debt and adjusted net debt are not necessarily comparable to similarly titled measures used by other companies. As a result, readers should not consider these measures in isolation from, or as a substitute analysis for the Group's measures of financial position as determined in accordance with IFRS.

Due to the secondary listing of the ordinary shares of British American Tobacco p.l.c. on the main board of the JSE in South Africa, the Group is required to present headline earnings per share and diluted headline earnings per share, as alternative measures of earnings per share, calculated in accordance with Circular 1/2023 'Headline Earnings' issued by the South African Institute of Chartered Accountants. These are shown on page 37.

The Group also presents the underlying tax rate, a non-GAAP measure, on page 14. The Group uses the underlying tax rate to assess the tax rate applicable to the Group's underlying operations, excluding the Group's share of post-tax results of associates and joint ventures in the Group's pre-tax results and adjusting items. The Management Board believes that this additional measure, which is used internally, is useful to the users of the financial statements because it excludes the contribution from the Group's associates, recognised after tax but within the Group's pre-tax profits, and adjusting items, thereby enhancing users' understanding of underlying business performance.

Underlying tax rate has limitations as an analytical tool. It is not a presentation made in accordance with IFRS and should not be considered as an alternative to the Group's headline effective tax rate as determined in accordance with IFRS. Underlying tax rate is not necessarily comparable to similarly titled measures used by other companies. As a result, this measure should not be considered in isolation from, or as a substitute analysis for, the Group's underlying tax rate as determined in accordance with IFRS.

Revenue and organic revenue, at constant rates of exchange

Definition: revenue before the impact of foreign exchange and inorganic adjustments.

Years ended 31 December	2024 £m	2023 £m
Revenue	**25,867**	27,283
Impact of translational foreign exchange	**1,284**	
Revenue translated at 2023 exchange rates	**27,151**	27,283
Inorganic adjustments translated at 2023 exchange rates	**—**	(479)
Organic revenue translated at 2023 exchange rates	**27,151**	26,804

Revenue (and organic revenue) by Product Category, including New Categories, at constant rates of exchange

Definition: revenue derived from each of the main product categories, including New Categories, before the impact of foreign exchange and inorganic adjustments. These measures enable users of the financial statements to compare the Group's business performance across and with reference to the Group's investment activity.

Years ended 31 December	2024					2023		
Group Revenue	**Reported £m**	**Impact of exchange £m**	**Revenue at CC £m**	**Inorganic Adjs at CC £m**	**Organic revenue at CC £m**	Reported £m	Inorganic Adjs £m	Organic revenue £m
New Categories	**3,432**	**119**	**3,551**	**—**	**3,551**	3,347	(87)	3,260
Vapour	**1,721**	**44**	**1,765**	**—**	**1,765**	1,812	(1)	1,811
HP	**921**	**51**	**972**	**—**	**972**	996	(78)	918
Modern Oral	**790**	**24**	**814**	**—**	**814**	539	(8)	531
Traditional Oral	**1,092**	**31**	**1,123**	**—**	**1,123**	1,163	—	1,163
Smokeless	**4,524**	**150**	**4,674**	**—**	**4,674**	4,510	(87)	4,423
Combustibles	**20,685**	**1,063**	**21,748**	**—**	**21,748**	22,108	(389)	21,719
Other	**658**	**71**	**729**	**—**	**729**	665	(3)	662
Total Revenue	**25,867**	**1,284**	**27,151**	**—**	**27,151**	27,283	(479)	26,804

50

BAT Preliminary Announcement 2024 | Summary | Performance Review | Financial Statements | Other Information | Data Lake and Reconciliations

Data Lake and Reconciliations

Continued

Non-GAAP measures (continued)

Revenue (and organic revenue) by Product Category, including New Categories, at constant rates of exchange (continued)

Years ended 31 December	2024					2023		
U.S. Revenue	Reported £m	Impact of exchange £m	Revenue at CC £m	Inorganic Adjs at CC £m	Organic revenue at CC £m	Reported £m	Inorganic Adjs	Organic revenue £m
New Categories	1,078	29	1,107	—	1,107	1,058	—	1,058
Vapour	998	27	1,025	—	1,025	1,033	—	1,033
HP	—	—	—	—	—	—	—	—
Modern Oral	80	2	82	—	82	25	—	25
Traditional Oral	1,058	30	1,088	—	1,088	1,127	—	1,127
Smokeless	2,136	59	2,195	—	2,195	2,185	—	2,185
Combustibles	9,094	253	9,347	—	9,347	9,744	—	9,744
Other	48	2	50	—	50	65	—	65
Total Revenue	11,278	314	11,592	—	11,592	11,994	—	11,994

Years ended 31 December	2024					2023		
AME Revenue	Reported £m	Impact of exchange £m	Revenue at CC £m	Inorganic Adjs at CC £m	Organic revenue at CC £m	Reported £m	Inorganic Adjs	Organic revenue £m
New Categories	1,730	45	1,775	—	1,775	1,673	(87)	1,586
Vapour	611	14	625	—	625	686	(1)	685
HP	443	10	453	—	453	505	(78)	427
Modern Oral	676	21	697	—	697	482	(8)	474
Traditional Oral	34	1	35	—	35	36	—	36
Smokeless	1,764	46	1,810	—	1,810	1,709	(87)	1,622
Combustibles	7,039	447	7,486	—	7,486	7,614	(389)	7,225
Other	438	30	468	—	468	468	(3)	465
Total Revenue	9,241	523	9,764	—	9,764	9,791	(479)	9,312

Years ended 31 December	2024					2023		
APMEA Revenue	Reported £m	Impact of exchange £m	Revenue at CC £m	Inorganic Adjs at CC £m	Organic revenue at CC £m	Reported £m	Inorganic Adjs	Organic revenue £m
New Categories	624	45	669	—	669	616	—	616
Vapour	112	3	115	—	115	93	—	93
HP	478	41	519	—	519	491	—	491
Modern Oral	34	1	35	—	35	32	—	32
Traditional Oral	—	—	—	—	—	—	—	—
Smokeless	624	45	669	—	669	616	—	616
Combustibles	4,552	363	4,915	—	4,915	4,750	—	4,750
Other	172	39	211	—	211	132	—	132
Total Revenue	5,348	447	5,795	—	5,795	5,498	—	5,498

51

Data Lake and Reconciliations Continued Non-GAAP measures (continued) Adjusted Gross Profit and Adjusted Gross Margin at Constant Rates of Exchange Definition – Profit from operations before the impact of adjusting items and translational foreign exchange, and before all non- production/attributable distribution costs and presented excluding the inorganic performance of certain businesses bought or sold in the period, in £ and as a proportion of revenue (at constant rates). To supplement BAT’s performance presented in accordance with IFRS, the Group’s Management Board, as the chief operating decision‑maker, reviews the contribution to Group profit from operations (before the impact of adjusting items, translational foreign exchange and non-production/attributable distribution costs). The measure is reviewed in absolute £ values and as a proportion of revenue. This reflects the focus of the Group's strategic ambition and investment activity. New Category adjusted gross margin (being a sub-set of Group adjusted gross margin) will be included within the Group's incentive schemes. The Group’s Management Board believes that these additional measures provide information that enables users of the financial statements to compare the Group's business performance across periods and by reference to the Group's investment activity and strategic development. Adjusted gross profit and adjusted gross margin have limitations as analytical tools. They are not presentations made in accordance with IFRS, are not measures of financial condition or liquidity and should not be considered as alternatives to profit from operations as determined in accordance with IFRS. Adjusted gross profit and adjusted gross margin are not necessarily comparable to similarly titled measures used by other companies. As a result, you should not consider such performance measures in isolation from, or as a substitute analysis for, BAT’s results of operations as determined in accordance with IFRS. Please refer to page 53 for the reconciliation of Group profit from operations to adjusted gross profit and adjusted gross margin, included as part of a wider reconciliation of non-GAAP measures. Category Contribution and Category Contribution Margin at Constant Rates of Exchange Definition – Profit from operations before the impact of adjusting items and translational foreign exchange, having allocated costs that are attributable to a product category and presented excluding the inorganic performance of certain businesses bought or sold in the period, in £ and as a proportion of revenue (at constant rates). To supplement BAT’s performance presented in accordance with IFRS, the Group’s Management Board, as the chief operating decision‑maker, reviews the contribution to Group profit from operations (before the impact of adjusting items and translational foreign exchange) of the principal product categories, reflecting the focus of the Group's investment activity. The measure is reviewed in absolute £ values and as a proportion of revenue. Category contribution is, and Category contribution margin will be in the future, assessed by management within the Group's incentive schemes. The Group’s Management Board believes that these additional measures provide information that enables users of the financial statements to compare the Group's business performance across periods and by reference to the Group's investment activity. Category contribution and category contribution margin by products as measures of Group performance have limitations as analytical tools. They are not presentations made in accordance with IFRS, are not measures of financial condition or liquidity and should not be considered as alternatives to profit from operations as determined in accordance with IFRS. Category Contribution and Category Contribution margin are not necessarily comparable to similarly titled measures used by other companies. As a result, you should not consider such performance measures in isolation from, or as a substitute analysis for, BAT’s results of operations as determined in accordance with IFRS. Please refer to page 53 for the reconciliation of Group profit from operations to category contribution and category contribution margin, included as part of a wider reconciliation of non-GAAP measures. The reconciliation provided reflects the marginal contribution of the Group principal product categories to the Group’s financial performance. This measure includes all attributable revenue and costs. This measure is provided in aggregate as certain costs are incurred across all New Categories and are not product specific. However, certain overhead costs that are not category specific are excluded from Category Contribution. BAT Preliminary Announcement 2024 Summary Performance Review Financial Statements Other Information Data Lake and Reconciliations 52

BAT Preliminary Announcement 2024 | Summary | Performance Review | Financial Statements | Other Information | Data Lake and Reconciliations

Data Lake and Reconciliations

Continued

Non-GAAP measures (continued)

Reconciliations of Revenue to Revenue (including on an organic basis) by Product Category, at Constant Rates of Exchange and Group Profit from Operations to Adjusted Organic Profit from Operations, Adjusted Organic Operating margin, Category Contribution, Adjusted Gross Profit and Adjusted Gross Margin, at constant rates of exchange.

The following reconciliations are provided to support the definitions of the above measures as explained on pages 50, 52 and 54.

								2024
			New Categories					
Proposal	Group reported £m	Combustibles £m	Vapour £m	HP £m	Modern Oral £m	New Categories £m	Traditional Oral £m	Other £m
Revenue	**25,867**	**20,685**	**1,721**	**921**	**790**	**3,432**	**1,092**	**658**
vs 2023	-5.2%	-6.4%	-5.1%	-7.6%	46.6%	2.5%	-6.0%	-1.0%
Impact of translational FX	**1,284**	**1,063**	**44**	**51**	**24**	**119**	**31**	**71**
Revenue at constant FX	**27,151**	**21,748**	**1,765**	**972**	**814**	**3,551**	**1,123**	**729**
vs 2023	-0.5%	-1.6%	-2.6%	-2.5%	51.0%	6.1%	-3.4%	9.7%
Inorganic adjustments	—	—	—	—	—	—	—	—
Organic revenue	**27,151**	**21,748**	**1,765**	**972**	**814**	**3,551**	**1,123**	**729**
Profit from Operations	**2,736**							
Operating margin	10.6%							
Adjusting items (see 54)	**9,154**							
Impact of translational FX	**549**							
Inorganic adjustments	—							
Adjusted organic profit from operations	**12,439**							
Adj. organic operating margin	45.8%							
Other costs that are not attributable to categories	**1,907**							
Category Contribution	**14,346**	**13,012**				**251**	**863**	**220**
Cat Contribution margin	52.8%	59.8%				7.1%	76.8%	30.2%
Category spend (Marketing Investment and R&D)	**3,900**	**2,052**				**1,725**	**60**	**63**
Adjusted gross profit	**18,246**	**15,064**				**1,976**	**923**	**283**
vs 2023	2.2%	0.3%				19.8%	-1.6%	14.6%
Adjusted gross margin	67.2%	69.3%				55.7%	82.2%	38.9%
Adjusted gross profit at current rates	**17,485**	**14,398**				**1,932**	**898**	**257**

▌ at Constant FX

53

Data Lake and Reconciliations Continued Non-GAAP measures (continued) Adjusted profit from operations, adjusted profit from operations at constant rates of exchange, adjusted organic profit from operations at constant rates of exchange; adjusted operating margin and adjusted organic operating margin Definition: profit from operations before the impact of adjusting items (described on pages 30 to 32), inorganic adjustments and translational foreign exchange; and adjusted profit from operations as a percentage of revenue and adjusted organic profit from operations as a percentage of organic revenue, at constant rates of exchange. Years ended 31 December 2024 2023 £m £m Profit/(loss) from operations 2,736 (15,751) Add: Restructuring and integration costs — (2) Amortisation and impairment of trademarks and similar intangibles 2,279 23,202 Impairment of goodwill 39 4,614 Charges in respect of an excise assessment in Romania 449 — Charges in respect of the ongoing litigation in Canada 6,203 — Impairment charges in respect of fixed assets, including the Group's head office in London 149 — Charges in connection with disposal of associate 6 — Credit in respect of calculation of excise on social contributions in Brazil — (148) Credit in respect of settlement of historic litigation in relation to the Fox River (132) — Charges in connection with disposal of subsidiaries — 351 Charges in respect of contributions on investment grants in Brazil — 47 Credit in respect of recovery of VAT on social contributions in Brazil — (19) Charges in respect of DOJ investigation and OFAC investigation 4 75 Other adjusting items (including Engle) 157 96 Adjusted profit from operations 11,890 12,465 Impact of translational foreign exchange on adjusted profit from operations 549 Adjusted profit from operations translated at 2023 exchange rates 12,439 12,465 Inorganic adjustments translated at 2023 exchange rates — (193) Adjusted organic profit from operations translated at 2023 exchange rates 12,439 12,272 Operating Margin (Profit from operations as % of revenue) 10.6% -57.7% Adjusted Operating Margin (Adjusted profit from operations as % of revenue) 46.0% 45.7% Adjusted Organic Operating Margin (Adjusted organic PFO as % of organic revenue) 46.0% 45.8% Adjusted net finance costs and adjusted net finance costs, at constant rates of exchange Definition: net finance costs before the impact of adjusting items (described on page 32) and translational foreign exchange. Years ended 31 December 2024 2023 £m £m Finance costs (1,349) (2,081) Finance income 251 186 Net finance costs (1,098) (1,895) Less: Adjusting items in net finance costs (491) 96 Adjusted net finance costs (1,589) (1,799) Comprising: Interest payable (1,759) (1,835) Interest and dividend income 251 186 Fair value changes – derivatives (90) (599) Exchange differences 9 449 Adjusted net finance costs (1,589) (1,799) Impact of translational foreign exchange (27) Adjusted net finance costs translated at 2023 exchange rates (1,616) (1,799) BAT Preliminary Announcement 2024 Summary Performance Review Financial Statements Other Information Data Lake and Reconciliations 54

Data Lake and Reconciliations Continued Non-GAAP measures (continued) Adjusted share of post-tax results of associates and joint ventures and adjusted share of post-tax results of associates and joint ventures, at constant rates of exchange Definition: share of post-tax results of associates and joint ventures before the impact of adjusting items (described on page 32) and translational foreign exchange. Years ended 31 December 2024 2023 £m £m Group’s share of post-tax results of associates and joint ventures 1,900 585 Issue of shares and changes in shareholding (18) (40) Other exceptional items in ITC — (2) Gain on partial divestment of shares held in ITC (1,361) — Impairment in relation to Organigram (net of tax) — 34 Adjusted Group’s share of post-tax results of associates and joint ventures 521 577 Impact of translational foreign exchange 20 Adjusted Group’s share of post-tax results of associates and joint ventures translated at 2023 exchange rates 541 577 Adjusted taxation and adjusted taxation at constant rates of exchange Definition: taxation before the impact of adjusting items (described on page 32) and translational foreign exchange. Years ended 31 December 2024 2023 £m £m UK – current year tax 15 20 – adjustment in respect of prior periods 9 12 Overseas – current year tax 2,571 2,804 – adjustment in respect of prior periods 108 (25) Current tax 2,703 2,811 Pillar Two income tax 79 — Total current tax 2,782 2,811 Deferred tax (2,425) (5,683) Taxation on ordinary activities 357 (2,872) Adjusting items in taxation 157 73 Taxation on adjusting items 2,049 5,415 Adjusted taxation 2,563 2,616 Impact of translational foreign exchange 106 Adjusted taxation translated at 2023 exchange rates 2,669 2,616 BAT Preliminary Announcement 2024 Summary Performance Review Financial Statements Other Information Data Lake and Reconciliations 55

Data Lake and Reconciliations Continued Non-GAAP measures (continued) Underlying tax rate and underlying tax rate, at constant rates of exchange Definition: tax rate incurred before the impact of adjusting items (described on pages 30 to 32) and translational foreign exchange and to adjust for the inclusion of the Group’s share of post-tax results of associates and joint ventures within the Group’s pre-tax results. Years ended 31 December 2024 2023 £m £m Profit/(loss) before taxation (PBT) 3,538 (17,061) Less: Share of post-tax results of associates and joint ventures (1,900) (585) Adjusting items within profit from operations 9,154 28,216 Adjusting items within finance costs (491) 96 Adjusted PBT, excluding associates and joint ventures 10,301 10,666 Impact of translational foreign exchange 522 Adjusted PBT, excluding associates and joint ventures translated at 2023 exchange rates 10,823 Taxation on ordinary activities (357) 2,872 Adjusting items within taxation and taxation on adjusting items (2,206) (5,488) Adjusted taxation (2,563) (2,616) Impact of translational foreign exchange (106) Adjusted taxation translated at 2023 exchange rates (2,669) Effective tax rate 10.1% 16.8% Underlying tax rate 24.9% 24.5% Underlying tax rate (at 2023 exchange rates) 24.7% Adjusted diluted earnings per share, at current and constant rates of exchange and adjusted organic diluted earnings per share, at constant rates of exchange Definition: diluted earnings per share before the impact of adjusting items and inorganic adjustments, after adjustments to the number of shares outstanding for the impact of share option schemes whether they would be dilutive or not under statutory measures, presented at the prior year’s rate of exchange. Years ended 31 December 2024 2023 pence pence Diluted earnings/(loss) per share 136.0 (646.6) Effect of amortisation and impairment of goodwill, trademarks and similar intangibles 80.7 1,006.1 Effect of impairment charges in respect of fixed assets, including the Group's head office and the decision to exit Cuba 4.5 — Effect of settlement of historical litigation in relation to the Fox River (4.9) — Net effect of Excise and VAT cases — (5.7) Effect of the ongoing litigation in Canada 205.0 — Effect of disposal of subsidiaries — 24.5 Effect of Romania and Brazil other taxes 20.1 1.4 Effect of charges in respect of DOJ and OFAC investigations 0.2 3.4 Effect of planned disposal of subsidiaries — (8.7) Effect of restructuring and integration costs — (0.2) Effect of other adjusting items in operating profit 5.3 3.3 Effect of adjusting items in net finance costs (17.0) 3.1 Effect of gains related to the partial divestment of shares held in ITC (59.5) — Effect of associates’ adjusting items (0.8) (0.4) Effect of adjusting items in respect of deferred taxation (12.0) (4.4) Adjusting items in tax 4.9 1.2 Impact of dilution* (1.4) Adjusted diluted earnings per share 362.5 375.6 Impact of translational foreign exchange 19.4 Adjusted diluted earnings per share, at 2023 exchange rates 381.9 375.6 Inorganic adjustments — (7.1) Adjusted organic diluted earnings per share, at 2023 exchange rates 381.9 368.5 * In 2023, the Group reported a loss for the year. Following the requirements of IAS 33, the impact of share options would be antidilutive and is therefore excluded, for 2023, from the calculation of diluted earnings per share, calculated in accordance with IFRS. For remuneration purposes, and reflective of the Group's positive earnings on an adjusted basis, Management included the dilutive effect of share options in calculating adjusted diluted earnings per share. BAT Preliminary Announcement 2024 Summary Performance Review Financial Statements Other Information Data Lake and Reconciliations 56

Data Lake and Reconciliations Continued Non-GAAP measures (continued) Adjusted Return on Capital Employed Definition: profit from operations, excluding adjusting items and including dividends from associates and joint ventures, as a proportion of average total assets less current liabilities in the period. 2024 2023 £m £m Profit/(loss) from operations 2,736 (15,751) Adjusting items 9,154 28,216 Dividends received from associates and joint ventures 406 506 Adjusted profit from operations, inclusive of dividends from associates and joint ventures 12,296 12,971 Total Assets 118,899 118,716 Current Liabilities 18,743 15,673 Capital employed at balance sheet date 100,156 103,043 Average capital 101,600 119,368 Adjusted ROCE 12.1% 10.9% Operating cash flow conversion ratio Definition: net cash generated from operating activities before the impact of adjusting items and dividends from associates and excluding taxes paid and after net capital expenditure, as a proportion of adjusted profit from operations. Years ended 31 December 2024 2023 £m £m Net cash generated from operating activities 10,125 10,714 Cash related to adjusting items 824 156 Dividends from associates (406) (506) Tax paid 1,854 2,622 Net capital expenditure (434) (487) Other 1 — Operating cash flow 11,964 12,499 Adjusted profit from operations 11,890 12,465 Cash conversion ratio 370% -68% Operating cash flow conversion ratio 101% 100% Cash conversion is net cash generated from operating activities as a proportion of profit from operations Adjusted cash generated from operations Definition: net cash generated from operating activities before the impact of adjusting items (litigation), excluding dividends received from associates, and after dividends paid to non-controlling interests, net interest paid and net capital expenditure. Years ended 31 December 2024 2023 £m £m Net cash generated from operating activities 10,125 10,714 Dividends paid to non-controlling interests (121) (105) Net interest paid (1,669) (1,763) Net capital expenditure (434) (487) Effect of deferral of U.S. tax, in line with the federal disaster declaration in central and western North Carolina (700) — Other — 1 Cash related to adjusting items within adjusted cash generated from operations 360 (49) Other costs excluding litigation and restructuring costs 399 19 Dividends from associates (406) (506) Adjusted cash generated from operations 7,554 7,824 In 2024, the Group deferred tax payments in the U.S. from 2024 to 2025 totalling US$895 million (£700 million). For the purposes of the 2024 and 2025 adjusted cash generated from operations metric, which is included in the Group's incentive schemes, the impact of deferral has not been included in the calculation as it does not reflect the cash generated by the normal operations of the Group. BAT Preliminary Announcement 2024 Summary Performance Review Financial Statements Other Information Data Lake and Reconciliations 57

Data Lake and Reconciliations Continued Non-GAAP measures (continued) Free cash flow (before and after dividends paid to shareholders), at constant rates of exchange Definition: net cash generated from operating activities after dividends paid to non-controlling interests, net interest paid and net capital expenditure, and translational foreign exchange. This measure is presented before and after dividends paid to shareholders. Years ended 31 December 2024 2023 £m £m Net cash generated from operating activities 10,125 10,714 Dividends paid to non-controlling interests (121) (105) Net interest paid (1,669) (1,763) Net capital expenditure (434) (487) Other — 1 Free cash flow (before dividends paid to shareholders) 7,901 8,360 Dividends paid to shareholders (5,213) (5,055) Free cash flow (after dividends paid to shareholders) 2,688 3,305 Impact of translational foreign exchange 406 Free cash flow (after dividends paid to shareholders), at 2023 exchange rates 3,094 Net debt Definition: total borrowings, including related derivatives, less cash and cash equivalents and current investments held at fair value. Years ended 31 December 2024 2023 £m £m Opening net debt (34,640) (39,281) Free cash flow (after dividends paid to shareholders) 2,688 3,305 Other cash payments (74) (303) Proceeds from partial divestment of shares held in ITC 1,577 — Purchase of own shares (698) — Other non-cash movements 568 (226) Receipt from disposal of subsidiaries — 159 Transferred from/(to) held-for-sale — 368 Impact of foreign exchange (674) 1,338 Closing net debt (31,253) (34,640) BAT Preliminary Announcement 2024 Summary Performance Review Financial Statements Other Information Data Lake and Reconciliations 58

Data Lake and Reconciliations Continued Non-GAAP measures (continued) Adjusted net debt and ratio of adjusted net debt to adjusted EBITDA, at constant rates of exchange and ratio of adjusted net debt to adjusted, organic EBITDA Definition: net debt, excluding the impact of the revaluation of Reynolds American Inc. acquired debt arising as part of the purchase price allocation process and translational foreign exchange, as a proportion of profit for the year (earnings) before net finance costs (interest), tax, depreciation, amortisation, impairment, associates, adjusting items and translational foreign exchange, and, where appropriate, excluding inorganic adjustments for businesses sold in the period. Years ended 31 December 2024 2023 £m £m Borrowings (excluding lease liabilities) 36,365 39,232 Lease liabilities 585 498 Derivatives in respect of net debt 113 170 Cash and cash equivalents (5,297) (4,659) Current assets held at fair value (513) (601) Net debt items included within asset held-for-sale — — Purchase price adjustment (PPA) to Reynolds American Inc. debt (670) (700) Adjusted net debt 30,583 33,940 Translational foreign exchange impact to adjusted net debt (947) Adjusted net debt, at 2023 exchange rates 29,636 Profit/(loss) for the year 3,181 (14,189) Taxation on ordinary activities 357 (2,872) Net finance costs 1,098 1,895 Depreciation, amortisation and impairment costs 3,101 28,614 Share of post-tax results of associates and joint ventures (1,900) (585) Other adjusting items 6,687 360 Adjusted EBITDA 12,524 13,223 Translational foreign exchange impact to adjusted EBITDA 577 Adjusted EBITDA, at 2023 exchange rates 13,101 Adjustment for Russia and Belarus adjusted EBITDA — (207) Adjusted, organic EBITDA 12,524 13,016 Ratio of adjusted net debt to adjusted EBITDA 2.44x 2.57x Ratio of adjusted net debt to adjusted, organic EBITDA 2.44x 2.61x Ratio of adjusted net debt to adjusted EBITDA, at 2023 exchange rates 2.26x As discussed on page 18, a Global Settlement Agreement with respect to the ongoing litigation in Canada has been proposed. This would lead to an outflow of cash, cash equivalents and investments held at fair value as part of the settlement, thereby increasing the level of adjusted net debt. To aid the users of the financial statements, the below table has been provided to illustrate the Group’s leverage ratio of adjusted net debt to adjusted EBITDA, after such a payment. Years ended 31 December 2024 £m Adjusted net debt (above) 30,583 Provision recognised in respect of cash and cash equivalents and investments held at fair value (IHaFV) in Canada 2,456 Adjusted net debt excluding the Canada provision regarding cash, cash equivalents and IHaFV 33,039 Adjusted EBITDA (above) 12,524 Adjusted EBITDA earned in Canada* (525) Adjusted EBITDA excluding the EBITDA earned in Canada* 11,999 Adjusted net debt to adjusted EBITDA excluding Canada* 2.75x *excludes New Categories. BAT Preliminary Announcement 2024 Summary Performance Review Financial Statements Other Information Data Lake and Reconciliations 59

BAT Preliminary Announcement 2024 | Summary | Performance Review | Financial Statements | Other Information | Data Lake and Reconciliations

Data Lake and Reconciliations

Continued

Summary of volume and revenue by category by region

Volume

	U.S.		AME		APMEA		Group	
Year ended 31 December	2024	% change	2024	% change	2024	% change	2024	% change
New Categories								
Vapour (units mn)	**287**	-3.7%	**276**	-11.5%	**53**	+19.1%	**616**	-5.9%
HP (sticks bn)	**—**	—%	**8**	-24.6%	**13**	-0.2%	**21**	-11.6%
Modern Oral (pouches bn)	**1.0**	+234.0%	**6.3**	+50.2%	**1.0**	+16.8%	**8.3**	+55.0%
Traditional Oral (stick eq bn)	**5.3**	-8.9%	**0.8**	-3.3%	**—**	—%	**6.1**	-8.2%
Cigarettes (sticks bn)	**47**	-10.1%	**238**	-10.2%	**220**	-7.3%	**505**	-8.9%
OTP (stick eq bn)	**—**	-20.3%	**11**	-11.6%	**2**	-7.2%	**13**	-11.2%
Total Combustibles	**47**	-10.1%	**249**	-10.2%	**222**	-7.3%	**518**	-9.0%
Memo: Cigarettes and HP (sticks bn)	**47**	-10.1%	**246**	-10.7%	**233**	-6.9%	**526**	-9.0%

Organic Volume

	U.S.		AME		APMEA		Group	
Year ended 31 December	2024	% change	2024	% change	2024	% change	2024	% change
New Categories								
Vapour (units mn)	**287**	-3.7%	**276**	-11.5%	**53**	+19.1%	**616**	-5.9%
HP (sticks bn)	**—**	—%	**8**	-0.4%	**13**	-0.2%	**21**	-0.3%
Modern Oral (pouches bn)	**1.0**	+234.0%	**6.3**	+51.4%	**1.0**	+16.8%	**8.3**	+56.1%
Traditional Oral (stick eq bn)	**5.3**	-8.9%	**0.8**	-3.3%	**—**	—%	**6.1**	-8.2%
Cigarettes (sticks bn)	**47**	-10.1%	**238**	-1.6%	**220**	-7.3%	**505**	-5.0%
OTP (stick eq bn)	**—**	-20.3%	**11**	-11.6%	**2**	-7.2%	**13**	-11.2%
Total Combustibles	**47**	-10.1%	**249**	-2.1%	**222**	-7.3%	**518**	-5.2%
Memo: Cigarettes and HP (sticks bn)	**47**	-10.1%	**246**	-1.6%	**233**	-6.9%	**526**	-4.8%

Revenue - reported at current rates (£m)

	U.S.		AME		APMEA		Group	
Year ended 31 December	2024	% change	2024	% change	2024	% change	2024	% change
New Categories	**1,078**	+1.8%	**1,730**	+3.5%	**624**	+1.0%	**3,432**	+2.5%
Vapour	**998**	-3.5%	**611**	-10.8%	**112**	+19.6%	**1,721**	-5.1%
HP	**—**	—%	**443**	-12.2%	**478**	-2.8%	**921**	-7.6%
Modern Oral	**80**	+223.3%	**676**	+40.3%	**34**	+5.7%	**790**	+46.6%
Traditional Oral	**1,058**	-6.1%	**34**	-5.8%	**—**	—%	**1,092**	-6.0%
Total Smokeless	**2,136**	-2.2%	**1,764**	+3.3%	**624**	+1.0%	**4,524**	+0.3%
Total Combustibles	**9,094**	-6.7%	**7,039**	-7.5%	**4,552**	-4.2%	**20,685**	-6.4%
Other	**48**	-25.3%	**438**	-6.7%	**172**	+31.1%	**658**	-1.0%
Total	**11,278**	-6.0%	**9,241**	-5.6%	**5,348**	-2.7%	**25,867**	-5.2%

Organic revenue - adjusted at constant rates (£m)

	U.S.		AME		APMEA		Group	
Year ended 31 December	2024	% change	2024	% change	2024	% change	2024	% change
New Categories	**1,107**	+4.6%	**1,775**	+11.9%	**669**	+8.6%	**3,551**	+8.9%
Vapour	**1,025**	-0.8%	**625**	-8.6%	**115**	+23.7%	**1,765**	-2.5%
HP	**—**	—%	**453**	+6.1%	**519**	+5.6%	**972**	+5.8%
Modern Oral	**82**	+232.3%	**697**	+46.8%	**35**	+10.0%	**814**	+53.2%
Traditional Oral	**1,088**	-3.4%	**35**	-3.6%	**—**	—%	**1,123**	-3.4%
Total Smokeless	**2,195**	+0.5%	**1,810**	+11.6%	**669**	+8.6%	**4,674**	+5.7%
Total Combustibles	**9,347**	-4.1%	**7,486**	+3.6%	**4,915**	+3.5%	**21,748**	+0.1%
Other	**50**	-22.7%	**468**	+0.6%	**211**	+59.8%	**729**	+10.1%
Total	**11,592**	-3.4%	**9,764**	+4.9%	**5,795**	+5.4%	**27,151**	+1.3%

60